                                                                    EXHIBIT 99.8


                               APPRAISAL REPORT

                                      of


                                 Section S-4,
                      South lake at Montclair Subdivision


                             77 Raw Townhouse Lots
                   Dumfries, Prince William County, Virginia



                    Prepared for Interstate General Company
           222 Smallwood Village Center, St. Charles, Maryland 20602



                      Prepared by NBValuation Group, Inc.
            7979 Old Georgetown Road, Suite 705, Bethesda, MD 20814
                      (301) 654-1719  Fax (301) 654-2550

                               Table of Contents

Letter of Transmittal
Summary of Salient Facts and Conclusions
Limiting Conditions
Qualifications of the Appraiser
Photographs of Subject Property

                                                                 Page
Identification                                                    1
Legal Description                                                 1
Purpose of the Appraisal                                          1
Definitions Pertinent to Value                                    2
History of the Subject                                            3
Assessed Value for Taxation                                       3
General Area and Socio-Economic Data                              4
 Immediate Neighborhood Data                                      4
 Prince William County Data                                       6
 Regional Area Data                                              14
Site Description                                                 23
Zoning Discussion                                                24
Highest and Best Use                                             25

Valuation Section
Valuation Premise                                                28
"As Is" Value Analysis  Developmental Use Analysis               29
Reconcilliation and Conclusion                                   34
Marketing Period                                                 35
Certification


ADDENDA

Schedule "A" Comparable Finished Lot Sales


Exhibit    I    Record Plats
Exhibit   II    Engagement Letter
Exhibit  III    Cost to Complete Estimates
Exhibit   IV    Internal Rate of Return Analysis
Exhibit    V    Flood Hazard Map
Exhibit   VI    Tax Identification Map
Exhibit  VII    Locational Maps

NBVALUATION GROUP, INC.
CERTIFIED GENERAL REAL ESTATE APPRAISERS AND VALUATION CONSULTANTS
--------------------------------------------------------------------------------


July 29, 1997


Mr. Edwin L. Kelly
President
Interstate General Company
222 Smallwood Village Center
St. Charles, Maryland 20602

RE:  77 Raw Townhouse Lots
     Section SA, Southlake at Montclair Subdivision
     Dumfries, Prince William County, Virginia

Dear Mr. Kelly:

In accordance with your request and for the purpose of estimating the market value of the above-captioned property, the following is submitted.

The subject of this appraisal is 77 raw, recorded townhouse lots located along the east side of South Lake Boulevard just north of its intersection with Waterway Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, classification of Prince William County, Virginia.

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 30,1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"    The current estimated market value of the subject 77
                          recorded townhouse lots, in their current, raw state, as of the appraisal date.

The function of the appraisal is for use by the client in connection with internal asset management decisions. This is a self-contained, narrative appraisal report which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation.

The enclosed report contains the data gathered, and outlines the methods of approach employed in the valuation studies. In addition, the legal, physical and locational characteristics of the property are described. In my opinion, the current value of the herein-described real property, as of May 30, 1997, is as follows:

          Estimated Market Value "As Is":77 Lots @ $8,052/Lot = $620,000
          -------------------------------

Respectfully submitted,

/s/ Susan M. Browning
Susan M. Browning                                      [STAMP APPEARS HERE]



        7979 Old Georgetown Road * Suite 705 * Bethesda, Maryland 20814
               Phone (301) 654-1719     Facsimile (301) 654-2550

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS


Date of Valuation:          May 30,1997


Property Identification:    77 Raw Townhouse Lots
                            Section S-4, Southlake at Montclair Subdivision
                            Dumfries, Prince William County, Virginia

Location:                   Located along the east side of South Lake
                            Boulevard just north of its intersection with Waterway Drive in the Southlake at Montclair planned community, Dumfries Magistral District,
                            Prince William County, Virginia.

Legal Description:          Lots 41 through 117, inclusive, Phase 3, Section
                            S4, Southlake at Montclair Subdivision

Purpose of Appraisal:       The purpose of the appraisal is to estimate the
                            current market value of the herein-described property, in "fee simple", as of May 30,1997.

Current Ownership:          Interstate General Company, L. P.

Zoning:                     RPC, Residential Planned Community

Highest and Best Use:       The highest, best, and most profitable continuous
                            use to which the subject property could be put would be for development of the subject land in accordance with the record plat provided for development with residential townhouse units which meet the requirements of the RPC zone and which further meet the requirements of the current market

Estimated Value:


                            Estimated Market Value "As Is":
                            -------------------------------
                            77 Lots @ $8,052/Lot = $620,000


                                                     [STAMP APPEARS HERE]

                              LIMITING CONDITIONS

This report is made subject to the following assumptions and limiting conditions.

1. The appraiser assumes no responsibility for legal matters nor does the appraiser render any opinion as to the Tide, which is assumed to be good. No existing liens and encumbrances, unless specified in the report, have been disregarded and the property is appraised as though free and clear, under responsible ownership and competent management Unless otherwise noted herein, it is assumed there are no encroachments, zoning or other violations of any regulations affecting the subject.

2. The Plot Plan, if contained herein, is included to assist the reader in visualizing the property. The appraiser has made no survey of the property and assumes no responsibility in connection with such matters.

3. Information that was furnished by others is so noted and is believed to be reliable, but the appraiser assumes no responsibility in connection with such matters.

4. The appraiser is not required to give testimony nor to appear in court by reason of this appraisal, with reference to the property in question, unless arrangements have been previously made.

5. The client has indemnified the appraiser and has agreed to promptly defend Appraiser against any damage resulting from any claim or cause of action by any third party at\sing out of say use or dissemination of this appraisal report (or the contents thereof). This obligation to indemnify and defend shall not apply to the extent any such claim or cause of action arises out of the adjudicated negligence or wilful misconduct of the appraiser in performing the appraisal. The appraiser has the right to approve any attorney employed by the client to defend against such claim or cause of action and has the right to approve any settlement or compromise of such claim or cause of action.

6. The land, and particularly the soil, of the area under appraisement appears firm and solid and free of hazardous substances. Subsidence, radon gas and
     to)dc waste in the area are uncommon, but the appraiser does not warrant against the condition or occurrence of same upon the site. The appraiser is not qualified to detect such conditions. Except as noted, this appraisal assumes the land to be free of adverse soil conditions which would prohibit development of the property to its highest and best use.

7. The improvements, and particularly the buildings, appear to be free of hazards. The appraiser does not warrant against the presence of asbestos, radon gas, PcB's, underground storage tanks and/or use of formaldehyde foam insulation within the building.

8. The appraiser assumes no liability for structural conditions not visible through ordinary, careful inspection or a review of the plans and specifications, if proposed.

9. Subsurface rights (mineral, gas and oil) were not considered in making this appraisal.

10. Neither all or any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of the author, particularly as to valuation conclusions, the identity of the appraiser or its firm. This report may be shared with an organization other than the client only in its entirety.

11. Possession of this report, or a copy thereof, does not carry with it the right of publication, nor may it be used for any purpose by any one but the client without the previous written consent of the appraiser and the client, and then only with proper qualification.

12. It is assumed that any proposed improvements are completed unless stipulated otherwise in this report; any construction is assumed to conform with the building plans and/or improvements descriptions provided the appraiser and summarized in this report.

13. Any future discovery of a concealed or unapparent deficiency in the real estate (such as subsidence, toxic waste, radon gas, asbestos, UFFI or other hazards) renders this report invalid.

14. It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

15. It is assumed that all required licenses, consents or other legislative or administrative authority from any local, state, or national governmental or private entity or organization has been or can be obtained or renewed for any use on which the value estimate contained in this report is contingent.

16. The current (as of the date of appraisal) purchasing power of the dollar is the basis for the value estimates; no extreme fluctuations in economic cycles are anticipated.

17. The Americans with Disabilities Act ("ADA") was signed into law in July of 1990 and became effective in January of 1992. The appraiser has not made nor been supplied with a specific compliance survey nor analysis of the subject property to determine conformity or nonconformity with the detailed requirements of the ADA and as such takes no responsibility for non-compliance with this Act. Further, the implications of non-compliance with the ADA with respect to value of the subject property are not reflected in this appraisal, unless otherwise noted.

18. The value estimate is based upon appropriate research and applicable appraisal techniques. By its nature the appraisal of real estate is not an exact science, and the end product is an opinion with which others may differ. The final estimate of the value is not guaranteed, and no warranty is implied or intended.

19. Acceptance of and/or use of this appraisal report constitutes on understanding and acceptance of the foregoing assumptions and limiting conditions.


/s/ Susan M. Browning
------------------------------
Susan M. Browning

                           APPRAISAL QUALIFICATIONS
                               SUSAN M. BROWNING



LICENSURE:          Certified General Real Estate Appraiser! State of Maryland:
                     #2018
                    Certified General Real Estate Appraiser! Commonwealth of
                     Virginia: #4001 1588
                    Certified General Real Estate Appraiser! District of
                     Columbia: GA 10196

EDUCATION:
George Mason University, Fairfax, Virginia                  Society of Real Estate Appraisers, Course #101,
Business Administration, 1973-1977                          "An Introduction to Appraising Real Property"
                                                            Completed, December, 1978

Society of Real Estate Appraisers, Course #201              Society of Real Estate Appraisers, Course #202
"Principals of Income Property Appraisal"                   "Applied Income Property Valuation"
Completed, July, 1984                                       Completed, May 1988

Institute of Financial Education,                           The Appraisal Institute, "Standards of Professional
"Income Property Lending Seminar"                           Practice", Completed August, 1991
Completed, March 1981

Institute of Real Estate Management, Course #101,           SMBIA, Finance Committee,
"Successful On-Site Property Management"                    Panelist, Discounted Cash Flow Analysis, March, 1997
Completed, September, 1977

Continuing Education course work as well as additional course work completed in areas of Real Estate Law, Mortgage Lending, and various appraisal topics.


PROFESSIONAL EXPERIENCE:

September, 1995 to Present:
---------------------------
     President and Senior Appraiser of NBValuation Group, Inc.

     Provide real estate appraisal and related consulting services to the lending and real-estate community in the expanded Washington, D.C. market.

November, 1986 to September, 1995:
----------------------------------
     Associate Appraiser, George D. Remley & Associates.

     Actively appraising various types of real estate. Independently responsible for all research, analysis, writing and presentation of narrative appraisal reports. Also responsible to coordinate assignments for and review the work of a staff ranging from three to five appraisers.

September, 1983 to November, 1986:
----------------------------------
     Vice President of Real Estate Lending, mid-s\zed Thrift in Northern
     Virginia

     As Chief Lending Officer, was responsible to oversee the origination of all Construction and Commercial Lending; annual origination volume ranged from $200-$300 million. Further responsible to chair Loan Committee meetings and for the implementation of policies and procedures required for all lending activities, appraisal review and regulatory compliance.

November, 1977 to September 1983:
---------------------------------
     Assistant Vice President of Construction/Commercial Lending, mid-sized Washington, D.C. Thrift

     Responsible to oversee construction and commercial loan origination activities; annual origination volume ranged from $160-$300 million. Further responsible for the equity capital financing activities of the service corporation, portfolio administration and regulatory compliance including appraisal review.

TYPES OF PROPERTY APPRAISED:

Unimproved land (residential and commercial); large tract development sites; proposed subdivisions for acquisition and construction financing; commercial condominiums; office buildings; apartments; industrial buildings; retail facilities; industrial/R&D warehouses; various special uses properties; residential dwelling units

GEOGRAPHIC AREAS:

The jurisdictions within the Washington, D.C. PMSA, including Washington, D.C., the Maryland counties of Montgomery, Prince George's, Calvert, Charles, Frederick, Howard; the Virginia counties of Arlington, Fairfax, Loudoun, Prince William, Stafford, Spotsylvania, Fauquier, Culpeper, along with the cities of Alexandria, Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park; as well as Anne Arundel County in the Baltimore region.


APPRAISAL REPORTS PREPARED FOR:

Lender Clients:
      Crestar Bank                              Resolution Trust Corporation
      The Columbia Bank                         Patriot National Bank of Reston
      Greater Atlantic Savings Bank             Virginia First Mortgage
      Sterling Bank & Trust                     FDlC
      Franklin National Bank of Washington      First Fidelity Bank
      First Union National Bank                 Palmer National Bank
      Citizens Savings Bank                     Susquehanna Bank
      Provident Bank of Baltimore               Allied Capital Corporation
      Key Bank & Trust                          Lender's Support Group
      Presidential Savings Bank, FSB            American Federal Savings Bank
      LoanMart                                  Developers Guaranty Group
      MNC Mortgage                              Maryland Federal Savings & Loan
      First Federal Savings Bank of Western MD  First Mariners Bank
      York Federal Savings Bank                 Hanover/MKG Associates

Business Clients:
      Associated Companies                      Richmond American Homes of VA
      Lessard Architectural                     The Porten Companies
      Madison Homes                             Domain Builders
      William L. Berry & Company                Site Management, Inc.
      Magruder Companies                        Classic Communities
      Manekin                                   Royal Stuart Homes
      Comstock Homes                            Elm Street Development
      Poretsky/Gordon Company                   Parkside Communities
      Allegro Development, Inc.                 Piccard Development
      Bozzutto Group                            Crimson Partners
      Foster Communities                        Haddon Group
      Mitchell, Best & Visnic                   Blake Construction Co., Inc.
      Kettler Forlines, Inc.                    Day Development
      Porten Sullivan Corporation               Rocky Gorge Communities
      Winchester Homes                          Bethany Homes
      RAM Investment, Inc.                      Interstate General Company
      Carr Homes, Inc.                          Mark Morgan & Company
      The J.A. Loveless Company                 Madison Homes
      Kettler & Scott, Inc.                     Survival Technology, Inc.
      The Bernstein Companies                   Ryko Development
      Stanley Martin CommunIties                Wetherburne Homes
      Cherner Lincoln Mercury                   Marvin Jawer Cos.

                               Subject Property
                            [PICTURES APPEARS HERE]

                               Subject Property
                            [PICTURES APPEARS HERE]

                             Subject Neighborhood
                            [PICTURES APPEARS HERE]

                             Subject Neighborhood
                            [PICTURES APPEARS HERE]

                             Subject Neighborhood
                            [PICTURES APPEARS HERE]

                             Subject Neighborhood
                            [PICTURES APPEARS HERE]

                             Subject Neighborhood
                            [PICTURES APPEARS HERE]

Identification
--------------

77 Raw Townhouse Lots
Section S-4, Southlake at Montclair Subdivision
Dumfries, Prince William County, Virginia

The subject of this appraisal is 77 raw, recorded townhouse lots located along the east side of South Lake Boulevard just north of its intersection with Waterway Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, classification of Prince William County, Virginia.


Legal Description
-----------------

The subject property is currently identified among the land records of Prince William County, Virginia as lots 41 through 117, inclusive, Phase 3, Section S4, Southlake at Montclair subdivision, Prince William County, Virginia. The reader's attention is directed to Exhibit I in the Addenda of this report for a copy of the record Plats of the subject property prepared by Greenhorne & O'Mara, Inc. dated September 8, 1993.

          Current Ownership:  Interstate General Company, L. P.
                     Zoning:  RPC, Residential Planned Community
                   Zip Code:  22026
                    Tax Map:  023-44-000-0041 through 023-44-000-0117
               Census Tract:  9010.04


Purpose of the Appraisal
------------------------

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 30, 1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"     The current estimated market value of the subject 77
                           recorded townhouse lots, in their current, raw state, as of the appraisal date.

Use of the Appraisal
--------------------

The function of the appraisal is for use by the client in connection with internal asset management decisions.

This is a self-contained, narrative appraisal report which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation.

SCOPE OF THE ASSIGNMENT
-----------------------

The scope of the appraisal refers to the extent of the process in which data are collected, confirmed and reported. In this case, the appraisal problem involves the valuation of 77 raw, recorded residential townhouse lots within the planned community of Southlake at Montclair. The valuation process was initiated by physically inspecting the subject property, most recently, on May 30,1997.

An exhaustive search was undertaken for sales of sites proposed for development with residential townhouse lots which have occurred in proximate areas of Prince William County considered to be similar to the subject in terms of income characteristics and housing demand over the previous two years; the appraiser reviewed the land records, published data and the multiple listing records for recent sales of raw lots or townhouse development sites relevant for comparison to the subject property. Additionally, sales of finished townhouse lots which have occurred in proximity were studies. This data were confirmed through review of Public records, field investigation andlor personal interviews with parties to the transactions. In addition, new townhouse communities currently marketing in proximate areas have been studied to determine the price and absorption levels being achieved as to both finished lots and completed housing product. Again, this data was obtained through review of public records, field inspections and discussions with on-site marketing personnel at the competing projects. Secondary data utilized to analyze market conditions was collected from various sources, including county government publications, newspapers, Washington Council of Governments and Baltimore Metropolitan Council publications and various trade periodicals. Finally, development cost projections prepared by the record owner of the subject property have been reviewed and analyzed along with development cost data relative to townhouse communities developed and proposed throughout northern Virginia.

DEFINITIONS PERTINENT TO VALUE
------------------------------

Market Value is defined by the Appraisal Foundation in the Uniform Standards of Professional Practice as "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus".

Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     *    buyer and seller are typically motivated;

     * both parties are well-informed or well-advised, and each acting in what he considers his own best interest;

     *    a reasonable time is allowed for exposure in the open market;

     * payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; the price represents a normal consideration for the property sold andunaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Any valuations which by assumption or qualification effectively utilize any form of specialized, unique and/or subsidized financing assumptions in the appraisal methodology are not considered to be acceptable. All properties, regardless of the specific nature of the particular financing arrangements then existing and/or proposed, must be evaluated in a market value context.

The following definitions are excerpted from The American Institute of Real Estate Appraisers, The Dictionary of Real Estate Appraisal, Second Edition
                   ---------------------------------------
(Chicago: American Institute of Real Estate Appraisers, 1988).

Fee Simple Interest is defined as "Absolute ownership unencumbered by any other interest or estate subject only to the four powers of government."

Value "As Is"' is defined as "The value of specific ownership rights to what physically exists and is legally permissible regarding an identified parcel of real estate as of the effective date of the appraisal."

Prospective Value Estimate is defined as "A forecast of value expected to occur at a specified future date." A prospective value estimate is most frequently utilized in connection with real estate projects that are proposed, under construction, under conversion to a new use, or that have otherwise not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written.



HISTORY OF SUBJECT
------------------

Title to the subject property is currently vested in Interstate General Company LP. The subject was a portion of the site acquired by the record owner in December of 1985 and developed as the Southlake at Montclair subdivision. The assessment records indicate that beneficial title to the subject property has been held by the record owner since December of 1985; the most recent transfer of the property is recorded among the land records of Prince William County, Virginia in Deed Book 1622 at Page 482.

ASSESSED VALUE FOR TAXATION
---------------------------

As of the appraisal date, each of the raw, recorded lots are assessed as land only at $11,600. The aggregate assessed value of the subject 77 lots is therefore $893,200.

The tax rate applicable in Prince William County for the 1997 tax year is $1.36 per $100.00 of assessed value. Application of the current tax rate to the assessed value of the subject property results in an estimate of current tax liability of $12,148.

GENERAL AREA AND SOCIO-ECONOMIC DATA
------------------------------------
IMMEDIATE NEIGHBORHOOD
----------------------

The subject property is located along the east side of South Lake Boulevard just north of its intersection with Waterway Drive the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. This location is approximately 2.5 miles west of the I-95/Dumfries Road, interchange, ten miles southeast of the City of Manassas, which serves as the County seat of Government, six miles north of the main entrance to the Quantico Marine Corps Base, I 9 miles south of the Capitol Beltway at 1-95 and 30 miles south of the center of Washington, D. C.

The neighborhood is suburban in character, and predominated by a mix of residential uses and supporting recreational and commercial development. The Montclair planned community has been developed over the past twenty years and contains a mixture of single-family detached, townhouse, and multi-family residential development along with supporting recreational facilities including the Montclair Golf and County Club, Lake Montclair, trails, swimming pools, tennis courts and open space.

Located just north of the subject is the Southlake Recreation Center, which includes a swimming pool, club house and tennis courts. Single-family detached units are under construction in the subject subdivision by Fairfield Classic Homes; a pre-sale trailer is in place adjacent to that community advertising additional detached units by Koury Communities. Fairfield Classic Homes plans a total of 53 units in the community and is offering models with current base pricing which ranges from $187,490 to $233,490. The average base price developed by Fairfield's product is $213,073. Koury Communities has a pre-sale trailer on the site, and is offering units base priced from $195,800 to $199,800. In addition, John Laing Homes is offering townhouse product in the subdivision. Laing's product is priced form $117,990 to $125,990 for units containing an average of 1,680 square feet. Laing began marketing in April of 1994 and have reportedly sold 44 units to date. K. Hovnanian has recently completed its marketing program in Montclair.

The Ashland and Lake Terrapin planned communities are located within close one mile of the subject and are briefly discussed as follows. Ashland is located approximately one mile west of the subject property along the north side of Dumfries Road. Situated on a 590 acre site, Ashland is proposed for development with 1,300 dwelling units and a non-residential component to include a neighborhood retail center of 200,000 square feet along with community recreation centers containing pools and tennis courts. Additional sites within Ashland are proposed for development with a day care center and a church. Three single-family building programs are underway in Ashland, along with two townhouse offerings. The average base price of the single family projects range from $209,700 to $222,555 while the townhouse product is priced from the $120,000 to $135,000 range.

Lake Terrapin is located 3/4 miles west of the subject along the east side of Spriggs Road. Lake Terrapin is proposed for development with approximately 600 residential units, and contains a 15- acre lake and an amenity package including pool, tennis, and trails. Three single-family product lines are under development in Lake Terrapin with units developing average base price levels ranging from 192,950 to $218,100. Manhattan Builders recently completed a section of townhomes priced in the $1 20,000's and a new townhouse section is proposed to be priced in the mid- $120,000 range.

Located at the intersection of Waterway Drive and Dumfries Road is the proposed Montclair Shopping Center site which was under development as of the appraisal date. The center is proposed to contain 177,000 square feet, and retail tenants including Food Lion and CVS pharmacy are proposed to locate in the Center. Additional neighborhood retail development serving the neighborhood includes the Montclair Plaza, and Smoketown Plaza, Potomac Festival Shopping Center, Ashdale Plaza, Glendale and Center Plaza and Forestdale Plaza to the north, along with the Southbridge and Dumfries centers located to the south. Regional shopping is available at the Potomac Mills Mall and Springfield Mall to the north along 1-95 and the Manassas Mall to the west of the subject along 1-66 in Manassas.

The neighborhood is served by John F. Pattie Elementary School, the Graham Park Middle School and Hylton High School. Recreational amenities in the neighborhood include Lake Montclair and the Montclair golf course and country dub within the subject planned community. Additional recreational facilities serving the area include the Prince William Forest Park located just south of the subject property, the Leesylvania State Park to the east along the Potomac River, and the Locust Shade Park, including tennis courts, golf range and picnic areas; a public golf course and additional ballfields are proposed for construction within this facility.

In summary, the subject is located in an established suburban location within close proximity to all of the commercial, social, community and recreational facilities needed to support a desirable and stable area. This area has experienced consistent development over the past twenty years. There were no noted trends which would adversely affect the neighborhood or its desirability.

PRINCE WILLIAM COUNTY DATA
--------------------------

Physical
--------

The subject property is located in Prince William County in the Northern Virginia portion of the Washington, D.C. Primary Metropolitan Statistical Area ("PMSA"). Prince William is bordered by Loudoun and Fairfax Counties to its north; the Potomac River and the Maryland shoreline to its east; Stafford County to its south; and Fauquier County to its west, The county contains approximately 348 square miles of land. The incorporated cities and towns of Manassas, Manassas Park, Dumfries, Haymarket, Occoquan and Quantico are also located within the boundaries of Prince William County. The topography of this county is primarily rolling hills, from the coastal plains along the Potomac River in the east, to the Piedmont Plateau in the central portion, to the valley and ridge line of the western Piedmont mountain range. The elevation, from east to west, varies from sea level to approximately 1,279 square feet on Bull Run Mountain at the county's western boundary.

The Virginia General Assembly established Prince William County in 1730, naming this largely forested region after the second son of King George II of England. The region's accessibility via the waterways of the Potomac River and the Occoquan River established Dumfries, the county's first town, as a major colonial port for exported goods. The city of Dumfries continued to operate in this capacity until silt levels rose in the river, causing the harbor to close. During the decades which followed the colonial period, Prince William County became the sight of some of the more significant battles during the Civil War, including the Battle of Manassas, where Thomas "Stonewall" Jackson earned his nickname.

Land Use
--------

Over half of the total land area of Prince William County is currently vacant, dedicated as parkland, or in agricultural use. The graph presented as Figure 1, prepared from statistics published by the Prince William County Planning Office, depicts the land use in the county as of January, 1991.

PRINCE WILLIAM COUNTY LAND USE

[GRAPH APPEARS HERE]


The potential for future development, based on the most current Comprehensive Land Use Plan adopted by the Prince William County Board of Supervisors, is substantial. Commercial development in accordance with this plan could establish the county as a significant commercial market with a variety of uses including industrial, office/mixed use parks, and retail. The amount and timing of such development will be dependent upon economic conditions and market demand throughout the region.

The recently adopted comprehensive plan evidences the county's commitment to carefully planned growth. The target areas for development are primarily concentrated in the eastern portion of the county along Interstate 95, and the western portion of the county along the Interstate 66 corridor and within the Cities of Manassas, the county seat, Manassas Park, and Gainesville. The central portion of the county is proposed to be generally maintained in its current state, with forestry, agricultural uses, and low density residential development predominant according to the most recent long range plan. The aforementioned concentrations of development in the eastern and western portions of the county follow the patterns demonstrated over the last three decades. Development in these areas have been primarily residential in nature, serving as "bedroom communities" for the employment centers of Washington, D.C. and the closer- in Northern Virginia submarkets. With the latest comprehensive plan, these areas have also been targeted for commercial development in order to build the tax base of the county, as well as reduce traffic congestion to the employment centers to the north and west.

Population
----------

Population in Prince William County has gone through two distinct periods of extremely high growth. The first occurred in the 1960's, when the population more than doubled from 50,162 people in 1960 to 111,102 residents by 1970. This period of growth established the county as one of the fastest growing counties not only regionally but in the country.

[GRAPH APPEARS HERE]


The 1980's saw another growth spurt, with an increase in population of over 56% during that decade. The graph presented as Figure 2 sets forth the population growth of the County from 1930 to 1990 based upon statistics published by the U.S. Bureau of the Census.

Today, Prince William County is the third largest county in Virginia in terms of population. The population of the County reported in the 1990 census was 215,686 residents. Statistics published by the Prince William County Office of Mapping and Information Resources indicate that the total population of the County as of March 15,1997 is 258,578 residents. This indicates an average annual growth rate since 1990 of 3.79%.

The Round V Cooperative Forecasts of Population published by the Metropolitan Washington Council of Governments (COG) predict that 40% of the population growth in the Washington PMSA will occur in the defined outer suburbs, which include Prince William County and its incorporated cities, over the next 20 years. The five-year incremental projections contained in the Round V Forecasts predict the population of Prince William County at 273,400 by the year 2000, population of 316,100 in 2005, and 351,800 residents in the county by the year 2010. These forecasts result in annual growth rate projections of 2.68% during the '90's and 2.87% during the following decade. Both historical and projected growth rates for Prince William County reflect the trend toward relocation from high-density suburbs proximate to Washington, D.C. to lower density rural/suburban areas which offer commuters adequate accessibility to downtown Washington, D.C., and other Washington area employment centers.

Based upon statistics published by the Prince William Office Of Mapping and Information Resources, the County's average household size was 3.04 persons in 1990. This represents a reduction in the average household size reported by the 1980 census of 3.26 persons. The following table sets forth the projections of county population, households and average household size based upon data published by the COG Round V Forecasts.

                  POPULATION AND HOUSEHOLD GROWTH PROJECTIONS
                      PRINCE WILLIAM COUNTY, 1995 - 2020
                               AVERAGE HOUSEHOLD
                    YEAR    POPULATION  HOUSEHOLDS  SIZE
                  -------------------------------------------
                    1995    241,664      78,258     3.09
                    2000    276,270      98,644     2.80
                    2005    317,758     103,294     3.08
                    2010    352,983     114,883     3.07
                    2015    385,088     125,446     3.07
                    2020    416,330     135,725     3.07
                  -------------------------------------------

SOURCE:  Metropolitan Washington Council of Governments
Round V Forecasts

Employment
----------

According to the Virginia Employment Commission, Prince William County had a civilian labor force of 132,943 in January of 1997. The Virginia Employment Commission figures further indicate an unemployment rate in the county of 2.9%, compared to a state-wide unemployment rate of 4.5%.

At-place employment in the county was estimated at 68,168 jobs within Prince William County as of second quarter 1996. This figure represents an increase of 154.6% from the 26,776 reported at the time of the 1990 census. Most of the county's employment growth has been fueled by small and medium sized business; however, three major employers, IBM Corporation, Atlantic Research Corporation and Prince William and Potomac Hospitals, are the county's largest private employers. In addition, the Quantico Marine Base, located along the border of Prince William and Stafford Counties, employs almost 2,000 civilians.

Other new companies have recently located in Prince William County. Recent additions to the employment base include IBM's Federal Systems Division, Dynapac, AT&T, and Lansing, Inc. Overall, more than 1,000 new businesses were added to the county providing over 4,000 new jobs over the last decade. According to the Virginia Employment Commission, approximately 35.2% of the civilian labor force is currently employed within the county.
This represents an increase of 5.43% above 1980, when only 29.8% of the county's residents worked in Prince William County. The graph presented as Figure 3 sets forth the composition of the county's at-place employment by sector based upon Virginia Employment Commission data as of August, 1993.

[GRAPH APPEARS HERE]


The table which follows sets forth the growth projections for at-place employment in the county based upon the COG Round V forecasts. These projections are consistent with the comprehensive plan adopted by the county Board of Supervisors which stresses commercial development.

                     Projected At-Place Employment Growth
                       Prince William County, 1990-2020

          Year       Employment    % Change
          ----       ----------    --------
          1990        65,822
          1995        76,149       15.69%
          2000        90,113       18.34%
          2005       106,900       18.63%
          2010       126,662       18.49%
          2015       145,497       14.87%
          2020       160,210       10.11%

SOURCE:  COG Round V Forecasts

Income
------

The 1990 Census data indicate that the median household income in Prince William County in 1989 was $49,370 compared with the median household income statewide of $33,328. Sales and Marketing Management magazine utilizes another measurement of income, effective buying income or EBI, defined as disposable or after-tax income. The most recent data published by Sales and Marketing Management indicates that the median household EBI
   ------------------------------
for Prince William County as of December, 1992 was $50,935. This compared to a median EBI

[GRAPH APPEARS HERE]
for the consolidated Washington/Baltimore CMSA of $43,851
during the same period. The graph presented as Figure 4 sets forth household distribution by Effective Buying Income based upon statistics published by Sales and Marketing Management as of January 1,1995. Prince
             ------------------------------
William County's Center for Public Service reports that the median household income had risen to $58,126 for 1996.

Education
---------

The population of Prince William County is characterized as highly educated and readily employable. The statistics compiled by county demographers indicate that 96.6% of the adult population are high school graduates and 27.6% are college graduates. The county currently houses sixty public schools in its system and an additional twenty-nine private schools are located within the county. Prince William also has two Northern Virginia Community College campuses located in Woodbridge and Manassas. George Mason University opened a small satellite campus in the Sudley North Office Complex located off Route 234 in Manassas. The long term plan for the University calls for a graduate school on a 120-acre parcel located along the proposed Route 234 Bypass in the Gainesville area. This complex is also proposed to house the University's Urban Systems Engineering program. Most of the targeted 120 acres has been deeded to the university for this complex. Ground breaking for the first building for George Mason University's Prince William Institute occurred in 1995, and has been followed by private land acquisitions and construction of biotechnology and bioscience related structures, including the 100,000 square foot American Type Culture Collection building.

Residential Development
-----------------------

The population growth experienced by the county over the last three decades has resulted in a corresponding increase in residential housing. The chart which follows sets forth the increase in residential dwellings contained within the county by product type since 1980. The chart provides estimates of the various housing product as tabulated by the Building Inspection and Permits Department of Prince William County. Single-family product has historically predominated the area, with townhouse product increasing at a steadily growing pace.

               Prince William County Housing Stock
                         1980 - 1996
     ==========================================================
     Year   Single family Townhouse Apartment  Other     Total
     ==========================================================
     1980      31,900      7,141     5,335     2,012     46,388
     1981      32,914      7,632     5,326     2,035     47,907
     1982      34,002      8,224     5,326     2,086     49,638
     1983      34,832      8,550     5,326     2,220     50,928
     1984      35,990      9,195     5,455     2,490     53,049
     1985      37,004      9,670     5,500     2,635     54,809
     1986      38,023     10,342     6,201     2,770     57,336
     1987      39,273     11,567     6,833     2,894     60,567
     1988      41,175     12,932     8,538     3,311     65,956
     1989      42,033     13,985    11,227     3,797     71,042
     1990      42,401     14,536    12,908     3,959     73,804
     1991      42,769     15,087    13,670     3,239     74,765
     1992      43,337     15,884    13,670     3,472     76,363
     1993      44,313     16,663    14,076     3,472     78,524
     1994      46,760     21,866    15,474      -        84,100
     1995      47,771     22,806    15,809      -        86,386
     1996      48,921     23,792    16,396      -        89,109

Source:  Prince William County Office of Economic Development
Prince William County Office of BuIlding Inspection and Permits

Consistent with regional and national trends, residential building activity in recent years has declined from the peak levels evident in the mid-1980's. Again, building permit activity for 1992 evidenced an increases over the previous year, with 1993 levels representing an increase over 1992. An overall 57.26% increase was registered for 1992 over 1991; the rate of growth of the 1993 permit activity over the 1992 level was 13.38%. For the subsequent years of 1994 through 1996, consistent increases in building permit activity were noted. A total of 2,309 building permits were issued in 1994, with a 9.7% increase in 1995, followed by an 18.2% increase in 1996.

The county Board of Supervisors approved an affordable housing program, in concept, at the end of 1991 and is currently refining the proposal for implementation. Due to the decline in new large scale residential projects, the program has not yet been finalized nor tested. Application of this affordable dwelling unit ("ADU") program will be modeled after the successful programs in Montgomery County, Maryland and neighboring Fairfax County, Virginia and will most likely affect new projects proposed to contain in excess of fifty units. Alternative methods of application may limit the ADU requirement to townhouse and multi-family projects, with single-family detached projects funding a housing trust fund. Density bonus trades may also become a part of this program, thereby permitted higher density development for ADU development inclusions.

Non-residential Development
---------------------------

As previously stated, the Prince William County Board of Supervisors has established a goal of increasing non-residential development in the county in order to both increase its tax base and provide employment opportunities to its residents.

The comprehensive plan adopted by the Board incorporates commercial development in the eastern and western portions of the county, consistent with the development trends already established. The following table sets forth the commercial construction activity experienced within the county from 1982 through 1993.

                      COMMERCIAL DEVELOPMENT CONSTRUCTION
                               (in square feet)

     Year       Office       Retail      Industrial      Total
     =============================================================
     Existing  2,352,603    4,875,126     3,541,500     10,769,229

     1982         49,724        9,422        22,750         81,896
     1983         90,277       68,648       280,443        439,368
     1984        175,469      481,872       561,985      1,219,326
     1985        377,176    1,038,472       487,728      1,903,376
     1986        238,027    1,044,149       561,134      1,843,310
     1987        446,803      893,639       680,320      2,020,762
     1988        646,121      899,737       780,096      2,325,954
     1989        620,408    1,008,303       834,320      2,463,031
     1990        306,222    1,071,688       461,345      1,839,255
     1991         25,331      552,428       133,887        711,646
     1992        141,464      765,374        79,598        986,436
     1993         62,760    1,145,925        32,460      1,241,145
     1994         34,323      166,089        36,794        237,208
     1995         12,826      822,584       128,260        963,670
               ---------   ----------     ---------     ----------
     Total     5,579,534   14,843,456     8,622,620     29,045,612

Source:  Prince William County Office of Economic Development

As has been evident throughout the region, as well as on a national level, non-residential development in the County has declined considerably in recent years from the levels demonstrated in the mid- and late 1980's. Non-residential activity reported in 1993, composed primarily of retail space, exceeded 1992 levels by slightly more than 25%, with a considerable drop in activity in 1994, followed by a surge of non-residential construction in 1995.

Absorption of commercial space in Prince William County virtually kept pace with space delivered to the market through 1987. In 1987, Prince William County reported a 6% vacancy rate, somewhat high by comparison to other submarkets within the region at that time but considerably lower than the then national average. As the regional real estate market began to "soften", Prince William was no exception. As of October, 1996, 328, 044 square feet of office space was available for lease in Prince William County. This equated to a vacancy rate of 19.01%, according to statistics published by the Blacks Statistical Review.
                 -------------------------

The county has absorbed a considerable amount of retail space in the last several years. Among the premier retail developments in the county is the Potomac Mills Shopping Center, a 400-acre outlet center containing over 1.2 million square feet of retail space. The center opened in 1985 and to date has outpaced the combined outlet centers in Williamsburg in its customer attraction. A 400,000 square foot addition to Potomac Mills was completed in 1993, which houses new anchor tenants including Burlington Coat Factory, Speigel, J.C. Penny's and Marshalls. Additionally, Hechingers, Home Depot and Lowe's completed retail outlets in the county in 1993.

Transportation
--------------

Prince William County's proximity to Washington, D.C. and the other employment centers in Northern Virginia requires an extensive road. The county is 25 miles southwest of Washington, D.C., via Interstate Route 66 from the western portion Prince William. The eastern portion of the county is served by 1-95 and Route 1. Other major highways which serve Prince William County include Route 29/211, running north/south; Route 234 running east/west; and Route 28 which traverses the county in a north/south direction. A recent study conducted by George Mason University from 1990 Census Data indicates that the Prince William job force is altering its commuting patterns from Washington, D.C. to employment centers within the county as well as in neighboring Fairfax County. This data, compared to 1980 census data, indicates an increase from 36.36% to 40.8% in at-place employment as well as a decrease from 18.79% in 1980 to 12.77% in 1990 of the workforce commuting to Washington, D.C. Further, an increase from 24.05% in 1980 to 31.06% in 1990 of the county's workforce commutes to employment located in Fairfax County. This trend is consistent with the growth of suburban employment centers in the region.

Various commuting alternatives have been under consideration for many years. The most notable alternative which has recently come to fruition is the Virginia Railway Express System. This long planned commuter rail system opened in June of 1992, starting in Manassas and running to Union Station in Washington, with eight stops in between. The 35 mile run requires approximately 74 minutes. In July 1992 the north/south section of the system began operation. This portion services those areas between Washington, D.C. and Fredericksburg, Virginia situated along the borders of Stafford and Spotsylvania Counties. The eastern portion of Prince William County benefits from this line of the service. It is estimated that 4,500 commuters will make use of this commuter rail service and thereby reduce the traffic congestion experienced along the major arteries of I-66 and I-95. Closer-in stations will also serve as connections to the existing Metrorail subway system.

Prince William County is also served by three other railroads, The Norfolk Southern, CSX/Richmond, Fredericksburg and Potomac, or RF&P and the Hardsonburg Spur. Dulles International Airport, one of the world's largest and most advanced airports, is situated approximately 13 miles north of the City of Manassas straddling neighboring Loudoun and Fairfax Counties. Washington National Airport is approximately 30 miles northeast of the eastern Prince William/Fairfax County line. A municipal airport is located within the incorporated City of Manassas.

In summary, Prince William County is a growing suburban area which has maintained many rural areas with large areas of undeveloped land and agricultural land uses. The county is strategically positioned and, through proper governmental planning and implementation, well prepared to receive an abundance of development from the more densely developed and "close-in" jurisdictions surrounding Washington, D.C. Prince William County has changed its overall character from a rural farming area to a residential and employment base in the preceding two decades. Commercial office development is continuing to expand with existing high technology and research and development firms attracting other commercial users to the area. It is the opinion of the appraisers that residential, commercial and economic growth in Prince William County will continue into the foreseeable future as the supply of developable land continues to decrease in the immediate Washington, D.C. market area.

REGIONAL AREA
-------------

Introduction
------------

As real estate is an immobile asset, the economic trends that impact one location over others within a market area, or compared to other market areas, are important. The discussion which follows highlights those forces that determine supply and demand for real property, which, in turn, determine the market value of real estate. It is noted that in 1992, the former Washington, D.C. Metropolitan Statistical Area and the former Baltimore Metropolitan Statistical Area were consolidated and additional jurisdictions were added to each of the primary metropolitan areas. As various current and historical data and projections contained within the following discussions have been obtained from different sources and various of the local government sources have not yet included the jurisdictions added after the 1990 census in historical and current compilations, some minor discrepancies exist in the area and the regional totals. It is our opinion, however, that any discrepancies are statistically insignificant and do not result in a distortion of demographic picture. Additionally, as the subject property is situated within the Washington, D.C. Primary Metropolitan Statistical Area ("PMSA"), the following discussion provides an overview of the consolidated Washington-Baltimore Consolidated Metropolitan Statistical Area ("CMSA") with more emphasis on the demographic components relative to the Washington, D.C.

Definition of the Area
----------------------

The U.S. Office of Management and Budget defines a Metropolitan Statistical Area as a metropolitan area which is comprised of all surrounding jurisdictions that share a common economic base. In 1992, the Office of Management and Budget created a new Washington PISA. Also created at that time was the "Washington-Baltimore Consolidated Metropolitan Statistical Area. The Washington- Baltimore CMSA includes the former Washington Metropolitan Statistical Area and the former Baltimore Metropolitan Statistical Area, along with additional counties in Virginia, Maryland and West Virginia added following the 1990 census.

The Washington PMSA is comprised of Washington, D.C., the Maryland counties of Montgomery, Prince George's, Calvert, Charles, Frederick, Howard, and Washington; the Virginia counties of Arlington, Fairfax, Loudoun, Prince William, Stafford, Spotsylvania, Fauquier, Culpeper, Clark, King George, and Warren along with the cities of Alexandria, Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park; and the West Virginia counties of Jefferson and Berkeley. The Baltimore PMSA consists of the City of Baltimore and the counties of Baltimore, Anne Arundel, Howard, Carroll, Harford, Queen Anne, Hagerstown and Washington County.

The Washington MSA forms the southernmost point of the east coast megalopolis of Boston, New York, Philadelphia and Washington. Washington is further situated within a one-day automobile ride of approximately one-half of the total population of the United States. The CMSA contains a land area of approximately 9,600 square miles. Those metropolitan areas which contain larger populations than the subject CMSA have land areas of 7,658 square miles as to New York, 34,008 square miles as to Los Angeles, and 5,660 square miles as to Chicago.

Population and Household Characteristics
----------------------------------------

The population of the Washington-Baltimore area is characterized by high income levels and levels of educational attainment. Additionally, the population is very mobile. According to the U.S. Census Bureau's 1995 Statistical Abstract of the United States, the 1994 population of the Washington-Baltimore CMSA was 7,059,000. This CMSA ranks fourth in the nation in terms of population, behind New York, Los Angeles, and Chicago. The following table sets forth the top ten regions in the country in terms of population:

                   TOP TEN METROPOLITAN AREAS BY POPULATION

                                                                                                      Change
                                                          1994         1990           1980        90-94      80-90
========================================================================================================================
1  New York/N.NJ/Long Island NY J T PA                  N/A          19,550,000     18,906,000    N/A        3.41%
2  Los Angeles/Riverside/Orange Co, CA                 15,302,000    14,532,000     11,498,000    5.30%     26.39
3  Chicago/Gary/Kenosha IL                              8,527,000     8,240,000      8,115,000    3.48%      1.54%
4  Washington-Baltimore DC/MD/VA                        7,059,000     6,726,000      5,791,000    4.95%     16.15
5  San Francisco/Okland/San Jose CA                     6,513,000     6,250,000      5,368,000    4.21%     16.43
6  Philadelphia/Wilmington/Atlantic City PA/NJ          5,957,000     5,893,000      5,649,000    1.09%      4.32%
7  Boston/Brockton/Nashua MA                            N/A           5,455,000      5,122,000    N/A        6.50%
8  Detroit/Ann Arbor/Flint MI                           5,246,000     5,187,000      5,293,000    1.14%     -2.00%
9  Dallas/Ft. Worth TX                                  4,362,000     4,037,000      3,046,000    8.05%     32.53
10 Houston/Galveston/Brazona, TX                        4,099,000     3,731,000      3,118,000    9.86%     19.66

       SOURCE: Statistical Abstract of the U.S., 115th Edition, 1995, U.S. Department of commerce, Economics and Statistics Administration, U.S. Bureau of the Census

The population of the Washington-Baltimore CMSA is distributed as follows:

                                   1994 Population     % of CMSA
                                   ---------------     ---------
          Baltimore PMSIA               2,458,000          34.8%
          Hagerstown MD PMSA              127,000           1.8%
          Washington, D.C. PMSA         4,474,000          63.4%

       SOURCE: Statistical Abstract of the U.S., 115th Edition, 1995, U. S. Department of commerce, Economics and Statistics Administration, U. S. Bureau of the census


During the 1980s, the Baltimore PMSA's growth rate was 8.32% or 18,300 persons per year. The Washington PMSA demonstrated population growth of 21.42% or 93.500 persons per year during the 1980s. The population of the consolidated area has grown by approximately 5% since the time of the 1990 census. The growth rate demonstrated by the Baltimore PMSA was 3.2% while the Washington PMSA has demonstrated a growth rate since the 1990 census of 5.9%. The population estimate as of the 1990 census represents an increase of 16.1% over the 1980 census for the CMSA.

Population growth is forecast to continue over the next twenty years, although at a slower rate than was experienced during the 1980s. The table presented on the facing page summarizes population forecasts as published in the Metropolitan Washington Council of Governments Round 5.2 Forecasts for the jurisdictions contained within the Washington, D.C. PMSA. It is noted that the West Virginia counties included after the 1990 census are not included in the COG forecasts. The growth forecast for the Baltimore region was obtained from the Round 5.0 forecast of the Baltimore Metropolitan Council.

Household patterns have as significant an impact on real property values as do population trends. Based on statistics published by Sales and Marketing Management Magazine's 1995 Survey of Buying Power; the Washington PMSA ranks fifth in the country in terms of numbers of households with 1,655,600 as of January, 1995, behind New York, Los Angeles, Chicago and Philadelphia. The Baltimore PMSA, with 912,400 households, ranks 18th in the nation. This survey further indicates a 1995 average household size of 2.72 as to the Washington PMSA and 2.70 as to Baltimore.

Consistent with population growth, the number of households is forecast to grow at lower rates than were experienced in the 1980's. The following table summarizes the historical and forecasts of household growth from 1980 through 2020.


                   HISTORICAL AND FORECAST HOUSEHOLD GROWTH
                                  1980 - 2020

                              1980      1990      2000      2010      2020
================================================================================
          Washington, D.C.    253.1     249.6     244.0     248.0     252.0
          Virginia Suburbs    419.3     567.2     680.3     795.6     914.3
          Maryland Suburbs    502.3     642.5     759.4     874.6     981.1
                              -----     -----     -----     -----     -----

      TOTAL WASHINGTON MSA  1,174.7   1,459.3   1,683.7   1,918.2   2,147.4
          Change                        24.23%    15.38%    13.93%    11.95%

          Baltimore City      302.8     267.5     280.5     282.6     288.7
          Maryland Counties   488.0     600.1     694.4     774.9     849.3
                              -----     -----     -----     -----     -----

          Total Baltimore MSA 799.8     867.6     974.9    1057.5    1138
          Change                         8.48%    12.37%     8.47%     7.61%
================================================================================

     SOURCE: WASHINGTON METROPOLITAN COUNCIL OF GOVERNMENTS COOPERATIVE FORECAST ROUND 5.2; BALTIMORE METROPOLITAN COUNCIL, ROUND 5.0 FORECASTS

The Metropolitan Washington Council of Governments Round 5.2 Cooperative forecasts indicates that the average household size in the Washington PMSA was
2.69 persons at the time of the 1990 census, down from 2.77 as of the 1980 census. The average household size is forecast to decline to 2.66 by the year 2000, and continue to 2.63 and 2.59 in the years 2010 and 2020, respectively. The Baltimore Metropolitan Council reports the average household size of 2.71 as of the 1990 census, with forecast declines to 2.58 persons by 2000, 2.49 in 2010 and 2.43 persons in 2020.

Employment Characteristics
--------------------------

The Washington-Baltimore CMSA currently ranks near the top nationally in the proportion of its population in the prime working ages of between 24 and 54 years of age. The table presented below sets forth the distribution of the Washington-Baltimore CMSA population by age, as of January 1, 1995.

          WASHINGTON-BALTIMORE CMSA POPULATION DISTRIBUTION BY AGE

                    Age Group      Percentage of Population
                    ---------      ------------------------
                    Under 18            24.4%
                    18-24               9.7%
                    25-34               17.6%
                    35 - 49             25.6%
                    50 & Over           22.7%

          SOURCE: SALES AND MARKETING MANAGEMENT, SURVEY OF BUYING POWER, JANUARY, 1995

The Washington metropolitan area is one of the wealthiest in the nation according to the Sales and Marketing Management 1995 Survey of Buying Power. Median household effective buying income, or "EBI" is defined as "...roughly equivalent to disposable or after-tax income . The Washington PMSA ranked ninth in the country in terms of median household EBI at $53,420. The Baltimore PMSA ranked 48th, with the median household EBI at $41,802. The table which follows sets forth the ten metropolitan areas in the country with the highest median household effective buying income as of January 1, 1995.

                   TEN HIGHEST MEDIAN HOUSEHOLD INCOME AREAS
                               BY 1995 ESTIMATE

     1 Middlesex/Somerset/Hunterdon, NJ           $65,871
     2 Nassau/Suffolk, NY                         $62,011
     3 Bridgeport/Stamford/Norwalk/Danbury. CT    $58,101
     4 Newark, NJ                                 $55,739
     5 Trenton, NR                                $55,480
     6 San Jose, CA                               $54,778
     7 Bergan - Passiac, NJ                       $53,864
     8 Anchorage, AL                              $53,517
     9  Washington, D.C.                          $53,420
     10 Monmoth - Ocean CA                        $52,336

     SOURCE: SALES AND MARKETING MANAGEMENT, SURVEY OF BUYING POWER, JANUARY 1, 1995

As previously mentioned, the median EBI, Effective Buying Income, in the Washington PMSA was $53,420, with the Baltimore PMSA at $41,802 as of the January 1,1995 survey. The EBI of the Washington-Baltimore CMSA was further reported at $48,661. A breakdown of the households contained within the Washington-Baltimore CMSA by median effective buying income as set forth in Sales and Marketing Management's Survey of Buying Power; January, 1995 is presented in the following table.

                                                           Washington-
     EBI                      Baltimore    Washington   Baltimore CMSA
     ---                      ---------    ----------   --------------
     Under $10,000            9.2%            5.2%            6.8%
     $10,000   -$19,999       11.5%           7.0%            8.7%
     $20,000   - $34.999      19.9%           15.5%           17.3%
     $25,000   - $49,999      20.2%           18.1%           18.9%
     $50,000   and over       39.2%           54.2%           48.3%

     SOURCE: SALES AND MARKETING MANAGEMENT SURVEY OF BUYING POWER, JANUARY 1, 1995

In terms of employment, government and services dominate the Washington PMSA, while trade and services predominate in the Baltimore region. The presence of the Federal government in Washington D.C. has historically been recognized as a stabilizing factor on the economy of the region; the area established a diverse economic base over the preceding two decades. However, the recessionary period of the early 1990s disputed the prior claim of "recession proof" for the Washington area, as the prevailing economic factors began to take its toll on the region.

The Washington, D.C. region enjoyed a period of growth during the 1980s when the economy grew from four to six percent per annum. The peak year for job growth in the region was 1984, when 107,000 jobs were added to the employment base. Growth fell to 100,000 new jobs in 1985, and to 82,000 new jobs in 1986. From 1986 to 1988, annual job growth settled in the 4% range. Job growth in 1989 was 2.9%, but the growth trend reversed in 1990 and this decline continued through 1992. The Baltimore Region experienced similar trends over the past decade; 1984 represented the year of highest employment growth, at an annual rate of 3.39%, as compiled by the Baltimore Metropolitan Council. Employment growth during the following three year period, through 1987, remained at or above 5.1%, followed by a significant reduction. During the 1988-1990 period, employment growth stabilized at an average annual rate of 1.43% in the Baltimore region.

The Washington, D.C. area's employment patterns have changed considerably over the past ten years, with significant growth occurring in the private sector. Although the federal government has historically been the major employer in the region, federal employment has not grown in relationship with other segments of the economy. The share of federal employees declined from 18% of the workforce to 16.6% of the workforce between 1986 and 1990. The service sector has emerged as the fastest growing section of the economy and is now the largest employment classification in the Washington area. In 1960, the service industries employed 18% of all non-agricultural workers in the area, compared with 39% for government. The 1994 figures indicate that federal, local and state government employment represents about 27% of all non-agricultural employment, while services have grown to approximately 35%.

The following table presents the changes in employment composition of the Washington, D.C. PMSA from 1990 through 1994.

                      EMPLOYMENT DISTRIBUTION BY INDUSTRY
                         WASHINGTON, PMSA 1990 - 1994

====================================================================================================
                                                                                            Change
                                  1990      1991           1992      1993         1994(c)   90-94
====================================================================================================
Manufacturing                    88,968    82,807         79,099    79,239         80,900    2.1%
Construction                    131,676   103,432         95,332    97,450        102,587    5.3%
T.C.U (a)                       105,543   105,438        103,890   102,676        103,281    0.6%
Wholesale Trade                  75,658    71,833         69,859    69,105         71,137    2.9%
Retail Trade                    353,094   339,817        336,005   338,041        344,074    1.8%
F.I.R.E. (b)                    130,985   128,339        125,581   127,655        133,400    4.5%
Services                        739,987   728,946        737,142   762,779        779,068    2.1%
Federal Government              365,743   371,945        379,208   379,736        365,840   -3.7%
Local Government                138,861   140,896        141,330   142,968        143,424    0.3%
State Government                 79,403    76,807         76,770    78,053         75,986   -2.6%
                              --------- ---------      --------- ---------      ---------   -----
Total Washington PMSA         2,209,918 2,150,260      2,144,216 2,177,702      2,199,697   -4.63%

(a) - Transportation, Construction, Utilities; (b) - Finance, Insurance, Real Estate; (c) estimates based on QT3 reports
SOURCE:   MWCOG ECONOMIC TRENDS IN METROPOLITAN WASHINGTON, 12/8/93
                ------------------------------------------

The Baltimore PMSA reported changes in the employment categories as well, over the last twenty years. The decade spanning 1970 through 1980 experienced an overall increase in employment in the region of 17.48%. Growth in the services, government, and trade led the way. The following decade saw over 20% employment growth, with the Services sector increasing by 55.42%, followed by Trade at 26.17%. Decreases in manufacturing and government offset these increases. The table presented below provides an overview of this growth over the twenty-year period.

                        EMPLOYMENT BY TYPE OF ACTIVITY
                          BALTIMORE REGION 1970-1990
                                (IN THOUSANDS)

                                             Percent             Percent
     Industry            1970      1980      Change    1990      Change
================================================================================
     Infrastructure      121.7     131.8     14.43%     68.8     18.92%
     Manufacturing       197.6     162.0    -17.32%    130.7    -25.49%
     Trade               196.1     240.0     22.39%    302.8     26.17%
     Services            229.5     314.7     37.12%    489.1     55.42%
     Government          216.8     281.3     29.75%    265.5     -5.62%
                         -----   -------     ------  -------     ------
     TOTAL               961.7   1,129.8     17.48%  1,356.9     20.1%
================================================================================

SOURCE:   BALTIMORE METROPOLITAN COUNCIL REGIONAL ECONOMIC INDICATORS


Development Trends
------------------

A combination of the previously discussed demographic elements of population, income and employment growth fostered record-breaking growth in the housing market through the last half of the 1980s. Median home prices in the Washington region increased from 1985 levels of $97,100 to $144,400 by 1989, with an annual average percent increase of 10.50% over this five year period. According to figures published by the National Association of Realtors, Washington has consistently ranked within the top fifteen marketplaces throughout the nation in terms of median housing price. Although the median sales price of housing in the Baltimore region does not rank as high as the Washington region, dramatic increases were nonetheless realized. In 1980 the median sales price in the Baltimore region was $52,200. In 1985, the median sales price had increased by 39% to $72,600. By 1990, the National Association of Realtors' data indicated a median average sales price in the Baltimore region of $105,900, an increase of 45.87% or an annual increase of almost 10% per annum over the five year period.

Both residential and non-residential construction in the Washington-Baltimore region were unprecedented during the period from 1985 to 1987. A significant slowdown occurred beginning in 1989. Activity levels continued to decline from the peak years through 1992. Residential building permits as an indicator of housing activity, issued in the Washington region during the period from 1986 through 1987, increased from 41,458 to a high of 43,261. The 1988 figure of 39,724 permits issued reflects a decrease of almost 9%, from the prior year, with a further reduction of almost 12% for year-end 1989. By year-end 1990, building permit activity decreased an additional 29.9% from the 1 989 levels. Various industry experts and economists have attributed this decline in building activity to a number of factors including the unavailability of construction financing as a result of the savings and loan crisis, as well as the general recessionary economic environment.

Likewise, the Baltimore region experienced similar trends in residential permit issuance, with peak activity in 1985 at approximately 18,800 issuances, an increase of 11.9% over the previous year. Over the next two years, residential building permit activity remained relatively constant, with a slight decrease of 5% in 1987 and an increase of 3% in 1988. In 1990, a dramatic decrease of almost 22% was reported followed by a decrease of 18.8% in 1991. In 1992, a dramatic rebound was reported, with an increase of over 34%. The following table summarizes the residential building permit activity for the Washington and Baltimore regions.

                      RESIDENTIAL BUILDING PERMITS ISSUED
                                  1990 - 1994

                                                                      Change
Washington Region   1990      1991      1992      1993      1994      90-94
================================================================================
D.C.                   368      333        132       304    210       42.9%
Maryland Suburbs    13,608    9,898     12,138    13,030    11,663   -14.3%
Virginia Suburbs    24,616   18,146     23,987    27,630    26,153    -6.2%
                    ------   ------     ------    ------    ------    -----

S/T WASHINGTON PMSA 38,592   28,377     36,257    40,964    38,026    -1.5%

BALTIMORE REGION    13,200   10,800     14,500    13,000    12,600    -4.5%

          Source: Economic Trends in Metropolitan Washington, Washington Metropolitan COG; Regional Economic Indicators, Baltimore Metropolitan Council

Non-residential construction in the Washington PMSA recovered from the depressed market of the early Part of the 1980s with increases in development of over 40% from 1984 to 1985. Record increases were also tabulated for 1988 at 46.56% above the 1987 level. Since that time activity has been leveling off due to a number of economic factors including oversupply of product, unavailability of financing and the general economic environment. In 1990, new commercial construction was approximately half of the amount that was started in 1988. The following table sets forth commercial construction in the Washington D.C. PMSA from 1990 through 1994 as published in the Washington Metropolitan Council of Governments Economic Trends in Metropolitan Washington 1990- 1994.

                  COMMERCIAL CONSTRUCTION - WASHINGTON REGION

                                                                              Change
                          1990       1991     1992      1993      1994         90-94
======================================================================================
D. C.                5,084,350  5,677,840  2,085,336  1,138,339   2,065,748   -59.4%
Maryland Suburbs     7,108,629  6,269,102  5,515,518  5,426,260   5,181,828   -27.1%
Virginia Suburbs     7,258,820  6,701,248  8,747,674  5,717,030   7,968,412    -9.8%
                    ---------- ---------- ---------- ----------  ----------   ------
WASHINGTON, PMSA    19,451,799 18,648,190 16,348,528 12,281,629  15,215,988   -21.7%
======================================================================================

Source:   Economic Trends in Metropolitan Washington, 1990-1994.

The table that follows on the following page provides an overview of non-residential, new construction in the Baltimore region over the same period, from 1990 to 1994, presented in millions of dollars. Similar trends as experienced in the Washington region can be deduced from this data.

                       NON-RESIDENTIAL NEW CONSTRUCTION
                               BALTIMORE REGION

                                                                 Utility
          Total     Office    Comm.     Indus. Institutional     & other
================================================================================
1990      467.4     138.1     119.9     127.5     77.0           4.9
1991      280.7      27.7      79.9     101.6     66.3           5.3
1992      196.4      28.4      65.1     13.1      88.7           1.1
1993      268.7      59.7      52.3     34.3      117.4          5.0
1994      171.9      22.2      48.9     32.4      65.0           3.3
================================================================================

Source: Baltimore Metropolitan Council, Regional Economic Indicators, February 1995.

Transportation
--------------

Washington's Metrorail ("Metro") system has fueled the increases in construction in most areas surrounding new and proposed stations throughout the preceding decade. The concept of promoting higher density development related to public transportation, especially Metro, has been put into action in several locations around the region. Arlington County and the City of Alexandria have guided redevelopment in their Metro station areas by planning for higher densities and a greater mixture of uses. Other station areas, such as those in Fairfax and Prince George's Counties, are anticipated to stimulate both commercial and residential development around these Metrorail stations.

Within the Washington area, public transportation includes the Metrobus and Metrorail systems. The Metrorail system had grown to include approximately 90 miles of track and 74 stations serving the District of Columbia, Maryland and Virginia. At completion, Metrorail will cover 103 miles with 83 stations throughout the Washington region. Metrorail experienced a 33 percent increase in ridership during the period from 1980 to 1985, and an increase of 27% for the five-year period from fiscal year 1986 through 1990. Increases in ridership are projected to continue as levels of population and commercial growth in some suburban areas are beginning to exceed the capacities of existing road networks.

Most recently, the Virginia Railway Express System started its commuter service from the outer suburbs in Northern Virginia to Washington, D.C. in 1992. The system opened its east/west route from Manassas in Prince William County to D.C. in June of 1992. The following month, the north/south route initiating in Fredericksburg began its leg of this rail system. The Virginia Rail System terminates at Union Station. Closer-in stations along these two routes also provide alternative commuting for residents in neighboring Northern Virginia counties. AMTRAK and the Maryland Rail Commuter ("MARC") rail systems also serve both regions, providing interim stops to points north and south.

The transportation system serving the Baltimore Regional also features external road networks, public buses, subway, and rapid rail. The METRO subway of Baltimore consists of 14 miles of tract extending from the City of Baltimore to target suburban areas. Expansion of this system is underway, with a current estimated daily ridership of 50,000 individuals. In 1992, the 22.4 mile long central light rail transit line was completed. The system runs north-south, connecting the city of Baltimore with Timonium to the north, and Linthicum/Cromwell Station/Glen Burnie, to the south. Planned expansion of this light rail system includes access to Hunt Valley to the north and Baltimore- Washington International Airport ("BWl") to the south.

Accessibility to the Washington and Baltimore metropolitan areas is excellent. Major highways serving the region include Interstate Routes 1-95, running north to south along the entire Atlantic seaboard; 1-66, serving Northern Virginia into the District of Columbia; 1-270, which carries commuters north from the Washington Capital Beltway to the northern reaches of Montgomery County and beyond; 1-495, the Capital Beltway; 1-695, the Baltimore Beltway; 1-83, serving the City of Baltimore and points north and south; 1-70, which provides access from Baltimore to western jurisdictions.

Metropolitan Washington and Baltimore are further easily accessible via plane. These regions are served by three major airports; Washington National Airport is located directly across the Potomac River from downtown Washington; Dulles International Airport is situated along the Fairfax/Loudoun County line in the Virginia suburbs; and Baltimore-Washington International airport is located along the Baltimore-Washington. Washington National Airport, located four miles from downtown Washington, is served by 19 commercial carriers which currently have scheduled approximately 900 flights daily and served an average of 45,000 passengers daily. Dulles Airport serves over 30,000 passengers with nearly 800 flights daily.

The recently renovated and expanded Baltimore-Washington International Airport ("BWl") is located in northern Anne Arundel County, approximately 32 miles from downtown Washington. The airport is served by 25 carriers with more than 425 daily flights and commuter airlines which operate from the facility and is ranked 14th in the nation in international travel. Further improvements are in process with a $13.4 million runway expansion and related taxiway and runway safety areas, which were recently completed. This expansion accommodates Pacific Rim carriers. An international pier addition is in the planning stage for this facility which will ultimately house a U.S. Immigration and Naturalization Service and Customs office, ticket counters, baggage claims area, and concession stands. Smaller business and private aircraft are handled by Lee Airport and the Bay Bridge Airport, both facilities being within a twenty minute drive from Annapolis. BWI's sophisticated new air cargo complex handles approximately 60% of all of the air cargo in the Baltimore-Washington market.

Conclusions
-----------

The recent merger of the Washington and Baltimore regions into one consolidated MSA has resulted in the fourth largest demographic region in the country. The similarities between Washington and Baltimore, 35 miles apart, provide a blending of two expansive communities that have ultimately melded over the recent years of development; commuting between the previously identified Washington and Baltimore jurisdictions for employment and social reasons have blurred the lines of distinction. The combined strength of this mid-Atlantic corridor reflects a generally stable local economy with the second largest office market containing over 224 million square feet, a high aftertax effective buying income of $48,661, one of the lowest unemployment rates in the nation at 5.3%; the highest percentage of college graduates, and the highest concentration of scientists and engineers in the country. These combined demographics characterize an urban region which continues to represent a desirable and profitable location for not only residences but businesses as well.

SITE DESCRIPTION
----------------

The subject property consists of 77 raw, recorded townhouse lots located along the east side of South Lake Boulevard north of its intersection with Waterway Drive in the Southlake at Montclair planned community.

The record plat indicates the lots are configured in eleven building groups containing from five to eight units. The interior lots are 18' wide with depths ranging from 59 to 63 feet. At each end of each building group are two lots between 38' and 41' wide and from 28 to 35 feet deep. The appraiser is advised that this configuration was recorded to accommodate the prior contract purchaser's configuration, which included three-story conventional townhouses situated upon the interior lots with the end units containing a flat with a two-story townhouse above.

As of the inspection date, the lots were unimproved and lie within both wooded and cleared areas. The site has access to all public utilities, including public water and sewer, telephone, gas and electric service. Site improvements proposed include a private internal roadway network with asphalt surface streets and parking areas, concrete curb and gutter, storm sewer, street lighting and landscaping.

No study of subsurface conditions has been undertaken by nor provided to the appraiser; however, there are no known adverse conditions which would prohibit the proposed development of the site with single-family attached dwelling units as proposed. Further, no toxic waste materials were observed upon the site during my inspection of the property nor are any such materials known to exist in proximity. However, site contamination issues are beyond the area of the appraiser's expertise; it is therefore recommended that a survey be conducted by professionals competent in this area in order to determine the existence of any such adverse conditions on the subject property.

The site appears to have the size, shape, access and physical characteristics compatible with the proposed development. No portion of the subject property is within a designated flood plain area. The subject property is identified on Panel Number 5115300-0301-D of the FEMA Flood Hazard Boundary Map dated January 5,1995. The property is located within flood zone "X", a minimal flood hazard area. A copy of the flood map upon which the subject property is located is presented within the Addenda of the report as Exhibit V.

Presented within the Addenda as Exhibit I are copies of the record plats of Phase Ill, Section 54, Southlake at Montclair upon which the subject lots are illustrated. This site plan, prepared by Greenhorne & O'Mara, Inc. and dated September, 1993 is incorporated herein by this reference.

ZONING DISCUSSION
-----------------

The subject property is zoned to the RPC, Residential Planned Community District, of Prince William County, Virginia. The RPC district is intended to permit, in accordance with the Comprehensive Plan, the development of planned satellite communities containing not less than 500 contiguous acres under one ownership or control in those areas of the County where provisions for sanitary sewers, sewage disposal facilities, adequate highway access and public water supply are assured. Within such planned communities, the location of all residential, commercial, industrial and governmental uses, school sites, parks, playgrounds, recreational areas, commuter parking areas and other open spaces shall be controlled in such a manner as to permit a variety of housing accommodations and land uses in orderly relationship to one another.

Development under this zone requires a Master RPC Zoning Plan, consisting of a drawing and text which shows the proposed general layout, the general location of the various types of land uses, the proposed densities of population in residential areas, a major thoroughfare plan, a general public utility plan, a general storm drainage plan and a plan showing the location of recreational spaces, parks, schools and other public or community uses.

The Master RPC zoning will include a phasing schedule which describes when, within the development of the Planned residential Community, the required school sites, library sites, recreation and green space areas, major streets, commuter parking lots, and similar a amenities or community facilities will be dedicated or reserved.

Individual development phases within Planned Residential Communities are subject to site plan approval. As previously stated, the lots are recorded.

HIGHEST AND BEST USE
--------------------
Introduction
------------
For the purpose of this appraisal, Highest and Best Use is defined as "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest land value". /(1)/ Implied within these definitions is a recognition of the contribution of that specific use to community environment or to community goals, in addition to wealth maximization of individual property owners.

The optimum use of the site, if unimproved and available for development, would be that use which would generate the greatest net return on the property over the economic life of the proposed improvements. In analyzing the highest and best use of the site as though vacant, careful consideration has been given to the following limitations imposed by government, neighborhood uses and market demands.

     . Examination of land use regulations that prescribe permitted development. Reference has been made to existing zoning ordinances, master plans and building codes.

     . Compatibility of properties located in proximity to the subject. Consideration has been given to the land use patterns established and the predominant types of development in the subject market area.

     . Analysis of the physical characteristics accepted by the market. An investigation has been conducted as to the size, density, layout, design, efficiency, etc. of economically successful townhouse communities.

The subject of this appraisal is 77 raw, recorded townhouse lots situated along the east side of South Lakes Boulevard just north of its intersection with Waterway Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia.

The subject lots are within the Southlake at Montclair planned community, and will be served by the extensive Montclair community amenity package, including pool, clubhouse, tennis courts, open space and the lakes. The record plats provided indicates the two building groups containing 13 lots will front along the shore of Lake Montclair.

Competitive Housing Analysis
----------------------------

A survey of new townhouse communities which are currently marketing in the subject area of eastern Prince William County has been undertaken for the purposes of this analysis. A survey of new townhouse communities marketing product in the subject Dumfries/Woodbridge areas of Prince William County is presented in the table on the facing page. A total of 15 townhouse offerings within ten communities were surveyed for the purposes of this analysis. The projects surveyed offer units base priced from $81,250 for "piggy-back" units in Stockbridge up to $137,400 for conventional units offered by PC Homes in the Glen subdivision to the north of the subject in the Lake Ridge area. The average base price developed by the 15 projects surveyed was $117,155.

/(1)/ The American Institute of Real Estate Appraisers. The Dictionary of Real Estate Appraisal, Second Edition (Chicago: American Institute of Real Estate Appraisers, 1988).

These projects offer units containing an average of from 1,091 up to 2,138 square feet of finished living area, and the average unit size developed by the surveyed projects was 1,542 square feet. The unit prices ranged from $57.09 to $93.497 per square foot, and the surveyed projects developed an average unit price of $77.30 per square foot of finished living area. The average monthly absorption levels demonstrated by these projects ranged from a low of 0.07 per month as to Comstock's offering in the Ashland PUD up to 4.0 units per month as to PC's offering in the Glen. The average absorption level developed by the surveyed projects was 1.74 units per month.

Discussions with a number of the on-site sales agents indicated that the townhouse market in southeastern Prince William County is highly competitive and that several of the homebuilders currently offering townhouse product here are considering withdrawing from the market until some of the current competition is absorbed. The developer of the Ashland PUD is reportedly in the process of re-engineering sections with in the PUD to decrease the amount of townhouse lots by nearly 300 and develop a lesser number of single-family lots in their place.

Analysis of Market Trends
-------------------------

The factor of greatest impact on successful residential development is the economic environment. Beginning in the third quarter of 1989, continuing through 1990 and into 1991, a severe decline in new home sales and resale volume occurred not only regionally but nationwide as well. Concurrently, other facets of the economy began to be impacted. Retail sales dropped dramatically, unemployment figures began to escalate, and domestic manufacturing levels dropped.

While activity levels in the real estate market, including housing sales, have not rebounded to levels which were evident in the late 1980's, steady improvements in these economic indicators have been evident since 1993. Beginning in the first half of 1993 and continued somewhat erratically through 1994 and 1995, traffic through new subdivisions began to increase. With these slow but steady improvements in the economy underway, the housing industry began to feel the positive effects of increased consumer confidence.

The table Presented on the facing page sets forth a single-family townhouse/plex/condominium sales comparison of new home sales throughout the region from 1991 through 1996. This data was compiled from contract activity on new home subdivision of 30 or more planned units as published by Housing Data Re pods. Sales remained virtually consistent as to the region overall from 1995 to 1996. The northern Virginia suburbs registered an overall decline in sales of 2.3% from 1995 to 1996. Prince William County, however, registered an increase of 2.1% in 1996 over 1995 activity.

Key factors considered in the analysis of absorption in competing developments are product, affordability, size of development, inventory as well as the availability of financing. The cyclical decline and advance of mortgage interest rates have a determining effect on the sale and marketability of the housing product. Interest rates have to be at a level that is acceptable to the market and typical purchaser the development is attempting to attract. The current interest rate levels considered acceptable to attract a significant portion of the market is projected to be between 7% to 9% for 30 year fixed rate mortgages and 5% to 7% for adjustable rate mortgages and builder buydown loans. Current mortgage rates fall within this range.

Conclusions
-----------

Based upon this study of Competitive projects and market demand, an absorption period of 45 months has been forecast for the sell-out of the subject 77 townhouse lots on a finished, retail basis. This absorption forecast incorporates a six-month ~lead in period to complete sufficient land development to commence lot deliveries, and equates to an average of 1.71 lots per month and two per month over the delivery period.

In conclusion, based upon analysis of the legal, physical and economic factors influencing value, and following a site inspection and neighborhood analysis, it is the opinion of the appraiser that the highest, best, and most profitable continuous use to which the subject property could be put would be for development of the subject land in accordance with the record plat provided for development with residential townhouse units which meet the requirements of the RPC zone and which further meet the requirements of the current market. This use is legally permissible, appropriately supported, and is economically feasible.

                             VALUATION SECTION

                               Valuation Section

Valuation Premise
-----------------

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 30,1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"        The current estimated market value of the subject
                              77 recorded townhouse lots, in their current, raw state, as of the appraisal date.

In estimating the above value, each of the three conventional approaches to value, i.e., the Cost Approach, the Sales Comparison Approach and the Income Approach has been considered. These approaches to value are briefly summarized as follows:

     * The Sales Comparison Approach has been relied upon in estimating the value of the subject proposed building lots as finished. The value estimate by the Sales Comparison Approach is determined by extracting units of comparison from sales of reasonably similar type properties and comparing them directly to the subject utilizing necessary adjustment variables.

     * The Cost Approach to value results in an indication of value by combining the estimated value of the land with the reproduction cost new (both direct and indirect) of the improvements, less all forms of accrued depreciation. This approach assumes that a prospective buyer would not be warranted in paying more for a property than the total cost of reproduction. As the appraisal problem is limited to estimating the "as is" value of the subject raw, recorded townhouse lots, the cost approach to value has not been employed.

     * The Income Approach is useful in demonstrating the income producing potential and investment quality of a property. This approach involves an estimate of the gross economic income which can be commanded by the subject property, less certain operating expenses, and capitalized at a rate commensurate with the risks involved. As this appraisal considers only the value of the subject land, this technique has not been employed.

In estimating the "as is" or raw lot value of the subject lots, the appraiser has relied upon the Developmental or Anticipated Use Method. Following a thorough review of both the land records and the subdivision approval records of Prince William County, Virginia, the market revealed no recent transactions of raw townhouse lots of tracts of land proposed for townhouse development which are relevant for comparison to the subject property.

The Developmental or Anticipated Use Method is a discounting process which proceeds from the estimated value of the subject proposed lots on a finished, retail basis. The developmental use analysis further takes into account absorption, land development costs, holding period and sales expenses, along with developer's anticipated profit. The estimated costs are deducted from the sales proceeds projected over the holding period, and the net proceeds are discounted to a present value estimate. The result of this discounting process theoretically represents the "as is" value of the subject property. Consideration is typically given to the following components in a developmental use analysis:

     * Direct and indirect land development costs required to market the lots on a finished\retail basis;

     * Estimated sales expenses and holding period costs which may reasonably be anticipated to be incurred in connection with the development and marketing process;

     * Deduction for profit allowance to cover risk and provide developer incentive;

     * Deduction for time over a projected absorption period at an appropriate discount rate.

"As Is" Value Analysis
----------------------
Developmental Use Approach - 77 townhouse lots

------------
Introduction
------------

In estimating the market value, "as is" of the subject 77 raw, recorded residential townhouse lots, the "Developmental" or "Anticipated Use" Method has been employed. The developmental method is useful in evaluation of the "as is" value of either raw land or property under development where market transactions relative to the proposed product type to be developed from the property are readily available for comparison.

The developmental method is a discounting process which proceeds from an estimate of the gross sell-out of the subject lots on a finished, retail basis. The number, size and types of lots which may be developed on the property must be determined and comparative market analysis undertaken in order to estimate the most likely retail sales proceeds which may be realized from subdivision and development of the property under analysis. From the estimated sales proceeds are deducted the total of all direct and indirect costs necessary to complete the land development required in order to market the finished lots on a retail basis, in addition to all holding period expenses which may reasonably be anticipated in connection with the development and marketing process. Additionally, this analysis takes into account absorption, all related holding period costs and anticipated profit. The result of this discounting process theoretically represents the "as is" value of the property under analysis.

---------------------
Revenue Determination
---------------------

The developmental or anticipated use analysis proceeds from an estimate of the value of the subject lots on a finished, retail basis. The product assumption under which the developmental use analysis has been undertaken is based upon the yield of 77 lots as set forth on the record plats previously identified.

Prospective Future Value - 77 Finished Lots
-------------------------------------------

The subject 77 townhouse lots have been valued, as though fully finished, on a gross retail basis by direct comparison with several sales of finished lots which have recently occurred within proximate areas of Prince William County which are considered to be reasonably similar to the subject in terms of income levels and housing demand. These lot sales are summarized in the table on the facing page and are detailed under Schedule "A" in the Addenda of the report. The appropriate unit of comparison derived from the market and utilized for this analysis is the "price paid per lot".

The comparable sales transactions employed in the analysis of the subject finished lot value consist of eight transactions which occurred within five communities, including the planned communities of Lake Terrapin, Ashland and River Oaks, along with two additional subdivisions currently marketing finished lots within approximately two miles of the subject property. The transactions employed in the analysis occurred from March of 1996 through May of 1997 and developed lot prices which ranged from $25,000 per lot for lots within the Lakecrest subdivision up to $33,000 per lot for 22' wide lots within the Lake Terrapin PUD to the north of the subject. The sales developed an average unit price of $29,046 per lot.

The factors itemized below have been taken into consideration in the analysis of this market data:

     *    dates of sales;
     *    location in relation to subject;
     *    site configuration, topography and overall utility;
     *    zoning;
     *    lot width/configuration;
     *    amenities in place or proposed;
     *    access and traffic patterns;
     *    mortgage financing available at the time of sale;
     *    general socio-economic conditions.

Many of the above cited factors of comparability are very compatible between the comparable data and the subject proposed finished lots and consequently require little or no adjustment. All sales are reported to be "arms length" transactions with typical financing terms; therefore, no adjustments for cash equivalency or conditions of sale are required. Further, all of the comparable transactions transferred in fee simple, so no adjustment for property rights is required. Adjustments have been made for location, lot width/configuration; degree of finish and the availability of community amenities. Based on the current dates of the transactions employed in the analysis, no market conditions or time adjustment is considered to be warranted.

Location adjustments consider proximity to employment centers, recreation facilities, commuter routes and public transportation, and the immediate environs of each property under analysis. There follows a discussion of the transactions considered to be most comparable to the subject lots as finished.

     COMPARABLE NUMBER 1B is the initial acquisition of 20' wide finished townhouse lots within the Lake Terrapin community located just west of the subject by Terrapin Stuart LP. This transaction, which occurred in April of 1997, developed a unit price of $26,000. Downward adjustment has been applied to reflect the larger size and conventional configuration of the comparable 20' lots. Comparable number 1b results in an indication of the value of the subject townhouse lots as finished, after adjustment, of $24,700 per lot.

     COMPARABLE NUMBER 2B is Comstock Homes' acquisition of 20'conventional townhouse lots in the Ashland PUD located just west of the subject along the north side of Dumfries Road. This transaction occurred in March of 1996 at a unit price of $29,000 per lot. Downward adjustment is required as the comparable lots are 20' conventionally configured townhouse lots. The indicated value of the subject lots as finished, based upon comparable number 2b, is $27,550 per lot.

     COMPARABLE NUMBER 3A is a recent acquisition of finished 22' wide townhouse lots located within the Forest Park subdivision to the south of the subject by Washington Homes. This transaction occurred in February of 1997 and developed a unit price of $29,500. This comparable requires downward adjustment to reflect the larger lot width and conventional configuration of the comparable lots. Also, as the comparable subdivision offers no amenity package, upward adjustment has been applied. After adjustment, comparable number 3a results in an indication of the value of the subject lots, as finished, of $28,025.

     COMPARABLE NUMBER 5 is the acquisition of finished 20' townhouse lots located within the Lakecrest subdivision just south of the subject property by Piccard Development Group. This transaction occurred in February of 1997 at a unit price of $25,000 per lot. Downward adjustment is required as the comparable lots are 20' conventionally configured townhouse lots, and upward adjustment has been applied to reflect the community amenity package available in the subject Montclair PUD. The indicated value of the subject lots as finished, based upon comparable number 5, is $25,000 per lot.

The adjustments discussed above are presented in grid form in the table on the facing page. The transactions evaluated for the purposes of this analysis indicate a range of value from $24,700 to $28,025 per lot after adjustment. Based upon the above analysis and factors of comparability, it is the opinion of the appraiser that the prospective future value of the subject townhouse lots as finished is consistent with $25,000 per lot.


PROSPECTIVE FUTURE VALUE -77 FINISHED TOWNHOUSE LOTS:
(ABSORPTION TIME - 46 MONTHS)

                      77 LOTS @ $25,000/Lot = $1,925,000

Price Escalation
----------------

With regard to development of a projection of sale price escalation over the absorption period, historical appreciation rates of both land and housing prices in the subject sub-market and the region overall have been studied. In evaluating land sales which have occurred in Prince William County and the region, in addition to current contracts being executed for the take-downs of finished lots, it appears that annual price escalation rates ranging from 0% to 6% per annum are being developed. Based upon the above information and evaluation of current market conditions, considering the highly competitive nature of the townhouse market in the neighborhood, prices of the subject lots as finished are forecast to escalate at the rate of 3% per annum, over the sell-out period, beginning with the second take-down.

It is impossible to prove conclusively any forecast of future conditions. It is, however, the opinion of the appraiser that this projection of price escalation over the anticipated holding period represents a reasonable projection of future conditions based upon studies of historical market data and evaluation of current market trends and conditions.

Projected Absorption Level
--------------------------

The absorption conclusions and analysis undertaken to arrive at these conclusions are set forth in detail under the highest and best use section of the report. An overall period of 45 months has been forecast for absorption of the subject 77 townhouse lots as finished. This forecast incorporates a six-month "leadin" period prior to the initial delivery in order to complete sufficient land development to commence initial lot deliveries. This projection equates to an overall absorption pace of approximately 1.71 lots per month over the projection period and two lots per month over the delivery period. For the purposes of this analysis, six lots per quarter are projected to deliver beginning in the third quarter of the projected holding period. The final five lots are forecast to deliver in the last quarter of the projection period.

---------------
Projected Costs
---------------

From the projected cumulative sales proceeds are deducted the estimated direct and indirect costs associated with completion of all land development required to market the subject lots on a finished, retail basis. In addition, sales expenses, a projected developer profit, and real estate tax liability have been estimated and deducted from the projected revenues. These expense categories are discussed as follows.

-----------------
Development Costs
-----------------

In developing an estimate of the direct development completion costs for the subject property, the land development budget for the subject property, along with additional townhouse lots in the subject subdivision prepared by the record owner was reviewed. A copy of this information is presented within the Addenda of the report as Exhibit III. The appraiser has further reviewed development costs for conventional and "back-to-back" townhouses throughout the northern Virginia area. For the purposes of this analysis, development costs of $10,000 per lot or $770,000 in the aggregate are forecast. These costs are forecast to be incurred evenly over the initial two years of the projected holding period.

Holding Period Costs
--------------------

From the gross sales over each period, certain additional items should be deducted. These include an estimate for sales and marketing expenses and real estate tax liability likely to be incurred over the projected holding period, along with an allowance for entrepreneurial profit. These items are discussed as follows.

Sales and marketing expenses have been estimated at 4% of gross sales proceeds. These expenses are projected to be incurred on a pro-rata basis as sales proceeds are obtained. The estimated sales estimates are based upon the analysis of similar projects within the subject and regional market area and appear to be reasonable for the subject property.

The real estate tax liability has been estimated at $160 per lot per annum over the initial two years of the holding period. This estimate is based upon the current assessment of the subject lots. Thereafter, tax liability of $340 per lot per annum has been forecast. The tax liability is forecast to be incurred on a semi-annual basis consistent with the tax payment schedule in the Commonwealth of Virginia and is further projected to be reduced on a pro-rata basis as outsales are forecast to occur. while it is not possible to predict either future assessments of properties under development or future tax rates, it is the opinion of the appraiser that this projection represents a logical and reasonable forecast of the tax liability likely to be associated with the subject property over the projected holding period.

Also deducted from the gross proceeds of sale is an allowance for entrepreneurial profit; the profit deduction has been estimated at 10% of gross sales proceeds. This estimate is based upon the analysis of similar projects within the subject sub-market and the region overall.

DISCOUNT RATE
-------------

The discount rate employed within the analysis reflects typical yield rates in various money markets which provide alternate investment opportunities. Alternate investment opportunities include Corporate AAA Bonds, Corporate BAA Bonds, Municipal Bonds, Five-Year Treasury Securities, and long-term Treasury Securities. The Treasury Securities cannot be compared directly to investments such as the subject property, because these securities have high liquidity and almost no risk, and set the absolute lower limit for before-tax investment yields. However, corporate bonds tend to provide a basis for risk ratings even though they have liquidity, whereas the holder of real estate cannot convert to cash as quickly or as inexpensively.

Selected yields, which are published weekly by the Federal Reserve, were analyzed in order to project an appropriate discount rate for use in the analysis. The following table sets forth the various rates which were analyzed in connection with forecasting the discount rate:



Survey of Market Rate Indices
-----------------------------

                                            Week of
                                          May 30, 1997      May, 1997
                                          ------------      ---------
     Corporate Bond Rates
     --------------------
          AAA                                   7.64            7.58
          BAA                                   8.25            8.20
          A UTILITY                             8.02            8.01
          Bank Prime Rate                       8.50            8.50
          Discount Window                       5.00            5.00
          Federal Funds                         5.48            5.51

     U.S. Treasury Constant Maturities
     ---------------------------------
          1-Year                                5.86            5.87
          2-Year                                6.29            6.28
          3-Year                                6.44            6.42
          5-Year                                6.60            6.57
          7-Year                                6.69            6.66
          10-Year                               6.75            6.71
          20-Year                               7.07            7.02
          30-Year                               6.99            6.94

Based upon this market information, it is the opinion of the appraiser that the 12% discount rate utilized to compute the present value of the net cash flows is appropriate under current market conditions. This rate adds approximately 350 basis points to the upper end of the range developed by the Corporate Bond Rates in order to provide for the greater risk associated with investments in real estate, as well as to account for possible rate fluctuations which may occur over the projected holding period.

The discount rate must be viewed in conjunction with the amount and timing of the profits received. Thus it is the combination of this discount rate and the profit component which results in the true effective discount rate or internal rate of return. The effective internal rate of return equates to 19.33% or nearly than three times the current long-term treasury rate. The cash flow analysis which derives the internal rate of return is presented within the addenda of the report as Exhibit IV.

The calculations of the developmental use analysis are contained in the table on the following page. The indicated "as is" value of the subject property, under the assumptions set forth above, is $619,661 which is rounded to $620,000.


MARKET VALUE-"AS IS" - 77 Raw Townhouse Lots:

                       77 Lots @ $8,052/Lot = $620,000


Reconciliation and Conclusion
-----------------------------

The appraiser has been instructed to estimate the market value "as is" of the subject 77 raw, recorded townhouse lots within the Southlake at Montclair subdivision. The subject is located along the east side of South Lakes Boulevard just north of its intersection with Waterway Drive in the Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community Classification of Prince William County, Virginia.

The Sales Comparison Approach provides a valid indication of the value if there is a sufficient number of sales for comparison and they are reasonably similar to the subject. As the market revealed no recent transactions of raw townhouse lots in proximity which were relevant for comparison to the subject property, the appraiser has relied upon the Development or Anticipated Use analysis to estimate the "as is" value of the subject land.

The Developmental or Anticipated Use Method is a discounting process which proceeds from the estimated value of the subject proposed lots on a finished, retail basis, deducts appropriate estimates of development and other costs anticipated to be incurred in connection with the development and marketing process and discounts the net proceeds to a present value estimate. In the case of the subject lots as though finished, the Sales Comparison Approach to Valuation was applied which resulted in a relatively narrow range of value after adjustment. That analysis benefitted from very recent sales data of finished townhouse lots located within two miles of the subject property. Because the Sales Comparison Approach reflects the actions and motives of typical buyers and sellers within the market the value conclusions by this approach are considered reliable.

Estimated Market Value "As Is":    77 Lots @ 8,052/Lot = $620,000
-------------------------------

"AS IS" VALUE ANALYSIS
Southlakes at Montclair

Cumulative Total Gross Sell-out:    $       1,925,000
                     77 lots at     $          25,000
--------------------------------------------------------------------------------------------------
      Year Number:                             One
   Quarter Number:                              1                2              3               4
  Beginning Month:                              1                4              7              10
     Ending Month:                              3                6              9              12
--------------------------------------------------------------------------------------------------

Sales/Qtr.:                                     0                0              6               6
Cumulative Sold:                                0                0              6              12

Price Escalation               3.0%

Sale Price/Lot                         $   25,000        $  25,000      $  25,000       $  25,188

Proceeds of Sale/Qtr.                  $        0        $       0      $ 150,000       $ 151,125

Less Deductions
---------------
  Development Costs                    $   96,250        $  96,250      $  96,250       $  96,250
  Sales & Admin Expenses       4.0%    $        0        $       0      $   6,000       $   6,045
  Taxes                                $   10,010        $       0      $   9,230       $       0
  Profit                      10.0%    $        0        $       0      $  15,000       $  15,113
                                       ----------        ---------      ---------       ---------
Total Deductions                       $  106,260        $  96,250      $ 126,480       $ 117,408

Sub-Total Cash Flow/Qtr               ($  106,260)      ($  96,250)     $  23,520       $  33,718

 Discount Factor at           12.0%      0.970874         0.942596       0.915142        0.888487

Discounted Proceeds/Qtr               ($  103,165)      ($  90,725)     $  21,524       $  29,958

Indicated "As Is" Value                $  619,661

     Rounded to:                       $  620,000

       Per Unit:                       $    8,052

--------------------------------------------------------------------------------------------------
        Year Number:                           Two
     Quarter Number:                            5                6              7               8
    Beginning Month:                           13               16             19              22
       Ending Month:                           15               18             21              24
--------------------------------------------------------------------------------------------------

Sales/Qtr.:                                     6                6              6               6
Cumulative Sold:                               18               24             30              36

Price Escalation

Sale Price/Lot                         $   25,376        $  25,567      $  25,758       $  25,952

Proceeds of Sale/Qtr.                  $  152,258        $ 153,400      $ 154,551       $ 155,710

Less Deductions
---------------
  Development Costs                    $   96,250        $  96,250      $  96,250       $  96,250
  Sales & Admin Expenses               $    6,090        $   6,136      $   6,182       $   6,228
  Taxes                                $    7,670        $       0      $   6,110
  Profit                               $   15,226        $  15,340      $  15,455       $  15,571
                                       ----------        ---------      ---------       ---------
 Total Deductions                      $  125,236        $ 117,726      $ 123,997       $ 118,049

 Sub-Total Cash Flow/Qtr               $   27,022        $  35,674      $  30,554       $  37,661

Discount Factor at                       0.862609         0.837484       0.813092        0.789409

Discounted Proceeds/Qtr                $   23,310        $  29,877      $  24,843       $  29,730

--------------------------------------------------------------------------------------------------
         Year Number:                       Three
      Quarter Number:                           9               10             11              12
     Beginning Month:                          25               28             31              34
        Ending Month:                          27               30             33              36
--------------------------------------------------------------------------------------------------

Sales/Qtr.:                                     6                6              6               6
Cumulative Sold:                               42               48             54              60

 Price Escalation

Sale Price/Lot                         $   26,146         $ 26,342      $  26,540       $  26,739

Proceeds of Sale/Qtr.                  $  156,878         $158,054      $ 159,240       $ 160,434

Less Deductions
---------------
  Development Costs                    $        0        $       0      $       0       $       0
  Sales & Admin Expenses               $    6,275        $   6,322      $   6,370       $   6,417
  Taxes:                               $    5,950                       $   3,910
  Profit:                              $   15,688        $  15,805      $  15,924       $  16,043
                                       ----------        ---------      ---------       ---------
 Total Deductions                      $   27,913        $  22,128      $  26,204       $  22,461

 Sub-Total Cash Flow/Qtr               $  128,965        $ 135,927      $ 133,036       $ 137,973

Discount Factor at                       0.766417         0.744094       0.722421        0.701380

 Discounted Proceeds/Qtr               $   98,841        $ 101,142      $  96,108       $  96,772

------------------------------------------------------------------------------------
         Year Number:                         Four
      Quarter Number:                          13               14             15
     Beginning Month:                          37               40             43
        Ending Month:                          39               42             45
------------------------------------------------------------------------------------

Sales/Qtr.:                                     6                6              5
Cumulative Sold:                               66               72             77

Price Escalation

Sale Price/Lot                         $   26,940        $  27,142     $   27,345          ------------------------------
                                                                                             Cumulative          Per Lot
 Proceeds of Sale/Qtr.                 $  161,637        $ 162,850     $  136,726           $ 2,012,864         $ 26,141

Less Deductions
---------------
  Development Costs                    $        0        $       0      $       0           $   770,000         $ 10,000
  Sales & Admin Expenses               $    6,465        $   6,514      $   5,469           $    80,515         $  1,046
  Taxes:                               $    1,870        $       0      $       0           $    44,750         $    581
  Profit:                              $   16,164        $  16,285      $  13,673           $   201,286         $  2,614
                                       ----------        ---------      ---------                               ---------
Total Deductions                       $   24,499        $  22,799      $  19,142           $ 1,096,551         $ 14,241

Sub-Total Cash Flow/Qtr                $  137,138        $ 140,051      $ 117,584           $   916,313         $ 11,900

Discount Factor at                       0.680951         0.661118       0.641862

Discounted Proceeds/Qtr                $   93,384        $  92,590      $  75,473           $   619,661         $  8,048
                                                                                           ------------------------------

Marketing Period
----------------

The normal marketing period is the amount of time necessary to expose a property to the open market in order to achieve a sale. Implied in this definition are the following characteristics:

     * The property will be actively exposed and aggressively marketed to potential purchasers through marketing channels commonly used by sellers of similar type properties;

     * the property will be offered at a price reflecting the most probable mark-up over market value used by sellers of similar types of properties; and

     * a sale will be consummated under the terms and conditions of the definition of market value set forth by the regulations.

The subject of this appraisal is 77 raw, recorded townhouse lots located within the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, Classification of Prince William County, Virginia. The lots are configured in eleven building groups containing from five to eight units per building. The interior lots are "conventional" 18' wide townhouse lots; the end lots range from 38' and 41' wide and from 28 to 35 feet deep. The lots are within the Southlake at Montclair planned community, and will be served by the extensive Montclair community amenity package, including pool, clubhouse, tennis courts, open space and the lakes.

The marketing time for a given property is a function of the number of buyers evident in the market for similar properties at the present time, in conjunction with the availability of financing for purchases of properties of this type. Based upon discussions with local brokers active in the real estate market in the subject neighborhood and evaluation of current market activity levels, it is the opinion of the appraiser that the subject property could be marketed, at the estimated "as is" value as set forth herein, within one year from the date of the appraisal.

                                 CERTIFICATION

The undersigned does hereby certify that, except as otherwise noted in this appraisal report:

1. I/We have no present or contemplated future interest in the real estate that is the subject of this appraisal report.

2. I/We have no personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

3. To the best of my knowledge and belief the statements of fact contained in this appraisal report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

4. This appraisal report sets forth all of the limiting conditions (imposed by the terms of my assignment or by the undersigned) affecting the analyses, opinions and conclusions contained in this report.

5. Analyses, opinions and conclusions developed in this appraisal report have been made in conformity with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute, as well as with the Uniform Standards of Professional Appraisal Practice defined by the Appraisal Foundation

6. No one other than the undersigned prepared the analyses, nor provided significant professional assistance in determining the conclusions and opinions concerning real estate that are set forth in this appraisal report.

7. My/Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

8. This appraisal assignment was not based on a requested minimum valuation, a specific valuation or approval of a loan.

9. I, Susan M. Browning, have made a personal inspection of the property that is the subject of this report.



                              /s/ Susan M. Browning
                              ---------------------
                              Susan M. Browning





                                              [STAMP APPEARS HERE]

                                    Addenda

                                 Schedule "A"

                              [MAP APPEARS HERE]

                  COMPARABLE FINISHED TOWNHOUSE LOT SALE


COMPARABLE NUMBER 1A

     GPIN #:     8091-72-Various

     Location:   Ridgefield Crossing Subdivision marketed as the Lake Terrapin
                 Planned Community, located along the east side of Spriggs Road just north of Dumfries Road in the Dale City area of Prince
                 William County, Virginia.

     Grantor:    ARC, LLC

     Grantee:    Manhattan Builders, Inc.

     Sale Date:  Dec, 1996

    Reference:   2401/1490

Consideration:   $264,000 or
                 $33,000/Lot

     Zoning:     RT-8

   Comments:     These are finished 22' townhouse lots within the Lake Terrapin
                 PUD located just west of the subject property. Lake Terrapin contains an amenity package including swimming pools and club house, tennis courts, hiker/biker trails, and a 15-acre lake.

                 The grantee developed units on this site with an average base price of $124,000. This offering developed a finished lot cost to housing price ratio of approximately 26.6%.

                  COMPARABLE FINISHED TOWNHOUSE LOT SALE

COMPARABLE NUMBER 1B

     GPIN #:     8091-72-Various

   Location:     Ridgefield Crossing Subdivision, marketed as the Lake Terrapin
                 Planned Community, located along the east side of Spriggs Road just north of Dumfries Road in the Dale City area of Prince
                 William County, Virginia.

     Grantor:    ARC, LLC

     Grantee:    Terrapin Stuart LP

     Zoning:     RT

   Sale Date:    April, 1997

   Reference:    2431/0745

Consideration:   $130,000 or
                 $ 26,000/Lot

     Zoning:     RT

   Comments:     These are the grantee's initial takedown of five finished 20'
                 wide townhouse lots within the Lake Terrapin PUD located just west of the subject property. Lake Terrapin contains an amenity package including swimming pools and club house, tennis courts, hiker/biker trails, and a 15-acre lake.

                 The grantee is proposing garage and non-garage units on this property with an average base price of $124,000. This product develops a finished lot cost to housing price ratio of approximately 21%.

                    COMPARABLE FINISHED TOWNHOUSE LOT SALE

Comparable Number 2a

     GPIN No:  8090-various

     Location: Ashland PUD, located along the north side of Dumfries Road ("a
               Route 234) just west of Spriggs Road in the Dumfries area of Prince William County, Virginia.

     Grantor:  Ashland Community Development LLC

     Grantee:  Porten Sullivan Corporation

     Zoning:   R-T

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

11/96     7                   2393/782            $220,000 or $31,429/lot


     Comments: These are recent take-downs of 22' wide finished lots by Porten
               Sullivan Corporation in the Ashland PUD located just southwest of the subject property. The Ashland PUD has a proposed amenity package including pools, tennis, trails, and future retail development.

               Porten Sullivan is marketing product on these lots with an average base price of $133,490. This product develops a finished lot cost to housing price ratio of approximately 23.5%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

Comparable Number 2b

     GPIN No:  8090-various

     Location: Ashland PUD, located along the north side of Dumfries Road ("a
               Route 234) just west of Spriggs Road int he Dumfries area of Prince William County, Virginia.

     Grantor:  Ashland Community Development LLC

     Grantee:  Comstock Ashland LLC

     Zoning:   R-10

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

3/96      7                   2324/1577           $203,000 or $29,000/lot


     Comments: The above is the initial take-down of 20' wide townhouse lots by Comstock Homes in the Ashland PUD located just southwest of the subject property. The Ashland PUD has a proposed amenity package including pools, tennis trails, and future retail development.

               Comstock is marketing units with an average base price of $121,950.This product develops a finished lot cost to housing price ratio of approximately 23.8%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

Comparable Number 3a

     Tax Map:  8189-Various

     Location: Forest Park subdivision, located along the north side of Mine
               Road at Acadia Drive, in the Dumfries area of Prince William County, Virginia.

     Grantor:  Piccard Development Group LLC

     Grantee:  Washington Homes, Inc.

     Zoning:   R-10

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

2/97      6                   Inst #40092         $177,000 or $29,500/lot


     Comments: The above are take-downs by Washington Homes of 22' wide lots in the Forest Park subdivision. The grantee is marketing units with an average base price of $131,657. This product develops a finished lot cost to housing price ratio of 22.4%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

Comparable Number 3b

     Tax Map:  8189-Various

     Location: Forest Park subdivision, located along the north side of Mine
               Road at Acadia Drive, in the Dumfries area of Prince William County, Virginia.

     Grantor:  Piccard Development Group LLC

     Grantee:  NVR, Inc. (Ryan Homes)

     Zoning:   R-10

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

11/96     8                   2394/1325           $228,000 or $28,500/lot


     Comments: The above are take-downs by Ryan Homes of 20' lots in the Forest
               Park subdivision. The grantee is marketing units with an average base price of $112,490. This product develops a finished lot cost to housing price ratio of approximately 25.3%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

Comparable Number 4

     GPIN No:  8289-89-Various

     Location: River Oaks PUD, located along the east side of U.S. Route 1 off of River Ridge Blvd in the Dumfries area of Prince William County, Virginia.

     Grantor:  Richmond American Homes

     Grantee:  NVR, Inc. (Ryan)

     Zoning:   R-10

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

5/97      6                   Inst # 56365        $179,658 or $29,943/lot
4/97      6                   Inst # 46648        $167,478 or $27,913/lot


     Comments: These transactions are take-downs by Ryan Homes of finished lots in River Oaks, which features an amenity package are retail center. Ryan is marketing units with an average base price of $131,490. This product develops a finished lot cost to housing price ratio of 22.8%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

Comparable Number 5

     GPIN No:  8190-07-Various

     Location: Lakeside subdivision, located along the north side of Dumfries
               Road off of Waterway drive, Dumfries, Prince William County, Virginia.

     Grantor:  Lakecrest Associates, LC

     Grantee:  Piccard Development Group LLC

     Zoning:   RT

Summary of Transactions:
------------------------

Date      No of Lots          Reference           Consideration
----      ----------          ---------           -------------

2/97      5                   2413/1944           $125,000 or $25,000/lot


     Comments: The above transactions are take-downs of 20' wide lots within the Lakeside community; Lakeside offers no amenity package. Piccard is offering three-story townhouses which develop an average base price of $118,600. This product develops a finished lot cost to housing price ratio of approximately 21%.

                                   EXHIBITS

                                   EXHIBIT I

                              [MAP APPEARS HERE]

                                  EXHIBIT II

NBVALUATION GROUP, INC.
CERTIFIED GENERAL REAL ESTATE APPRAISERS AND VALUATION CONSULTANTS
--------------------------------------------------------------------------------




May 7, 1997



Mr. Edwin L. Kelly
President
Interstate General Company
222 Smallwood Village Center
St. Charles, MD 20602

RE:  58 "ready for bonding" single-family building lots
     89 "ready for bonding" back-to-back townhouse lots with utilities and access to the boundary
     Montclair PUD, Prince William County, Virginia

Dear Mr. Kelly:

The following is provided to serve as a proposal for this office to perform appraisal services relative to the above referenced properties. It is my understanding that an appraisal report will be required for the single-family site and for the townhouse site which will provide an estimate of the Market Value - As Is of the property. These will be self-contained narrative appraisal reports be prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation. It is further my understanding that these appraisal reports will be used in connection with a corporate restructure.

Our fee for the assignments will be in the amount of $2,500 per report or $5,000 in total. It is noted that this fee quote represents a reduction of $500 from the fee which would typically be quoted for a single assignment, based upon the similarity in the demographic sections of these reports. Fifty percent of the fee will be required as a retainer at the time of engagement. The completed reports can be delivered by Monday, June 2, 1997. A brief letter outlining our preliminary conclusions can be made available to you during the week of May 19th for your advance review.

In the event that this proposal is acceptable to you, please execute and return a copy of this letter along with a check for the retainer in the amount of $2,500. In order to proceed with the assignment, we will need copies of the record plat/site plan (as applicable), along with land development completion cost estimates and any other information deemed pertinent to the property.

Please feel free to contact me if you have any questions or comments with regard to the above. We look forward to the opportunity of working with you on these assignments.


Sincerely,

/s/ Susan M. Browning

Susan M. Browning

Accepted and Agreed

By:  /s/ Edwin L. Kelly
     -------------------------
Date:  May 8, 1997
     -------------------------


       7979 Old Georgetown Road * Suite 705 * Bethesda, Maryland  20814
               Phone (301) 654-1719     Facsimile (301) 654-2550

                                  EXHIBIT III

SOUTHLAKE AT MONTCLAIR                                   21 Nov. 1996
Section S-6, Phase 2
Preliminary Development Cost Estimate

         Item Description                    Quantity      Unit         Unit Cost            Total
                                             --------      ----        ------------        --------
1.  Mobilization                                    1      L.S.          $ 5,000.00        $  5,000

2.  Storm Drainage
    15" RCP                                       628      L.F.          $    40.00        $ 25,120
    18" RCP                                       432      L.F.          $    45.00        $ 19,440
    21" RCP                                        95      L.F.          $    50.00        $  4,750
    Manholes                                        8      Ea.           $ 1,700.00        $ 10,200
    End Sections                                    2      Ea.           $   400.00        $    800
    Drop Inlets                                    12      Ea.           $ 1,800.00        $ 21,600
    Outfall Channel w/stone                       140      L.F.          $    70.00        $  9,800
                                                                                           $ 91,710

3.  Private Streets/Parking
    Curb & Gutter                                4680      L.F.          $    15.00        $ 70,200
    Sidewalks                                    2925      L.F.          $    10.00        $ 29,250
    2" Surface Pavement                          6356      S.Y.          $     5.00        $ 31,780
    6" Aggr. Base                                6356      S.Y.          $     6.00        $ 38,136
    1.5" Surf. Pavement                          2010      S.Y.          $     3.00        $  6,030
    3" Base Pymt.                                2010      S.Y.          $     7.50        $ 15,075
    8" Aggr. Sub-base                            2010      S.Y.          $     8.00        $ 16,080
    CG-11                                           1      Ea.           $ 1,500.00        $  1,500
                                                                                           $208,051

Note: private driveway/leadwalks
      not included

4.  Sanitary Sewer
    8" PVC Sanitary Sewer                        2137      L.F.          $    35.00        $ 74,795
    Manholes                                       13      Ea.           $ 1,750.00        $ 22,760
    Laterals                                       96      Ea.           $   800.00        $ 76,800
                                                                                           $174,345

5.  Waler (pipe prices incl. valves, etc.)
    16" DIP water main                           1020      L.F.          $    71.00        $ 72,420
    8" DIP water main                             485      L.F.          $    39.00        $ 18,915
    6" DIP water main                             585      L.F.          $    33.00        $ 19,305
    Hydrant Assembiles                              9      Ea.           $ 2,500.00        $ 22,600
    Water services/meters                          96      Ea.           $   500.00        $ 48,000
                                                                                           $181,140

7.  Landscaping                                     1      L.S.          $50,000.00        $ 50,000

8.  Erosion & Sediment Control
    Silt Fence                                    720      L.F.          $     5.00        $  3,600
    Diversion Dike                               1820      L.F.          $     5.00        $  8,100
    Sediment Traps                                  6      Ea.           $   500.00        $  3,000
    Inlet Protection                               12      Ea.           $   120.00        $  1,440
    Construction entrance                           1      Ea.           $ 3,000.00        $  3,000
    Seeding                                     38720      S.Y.          $     0.40        $ 15,488
    Slope Stabilization                          1200      S.Y.          $     3.00        $  3,600
                                                                                           $ 35,228

9.  Miscellaneous
    Streetlights                                    2      Ea.         $ 3,000.00        $  8,000
    Stop Signs                                      1      Ea.         $   200.00        $    200
    Construction Stakeout                           1      L.S.        $30,000.00        $ 30,000
    As-built Survey                                 1      L.S.        $ 5,000.00        $  5,000

10. Earthwork
    Cleaning/Grub                                   8      Acre        $ 5,500.00        $ 44,000
    Topsoil Strip                               12900      C.Y.        $     3.00        $ 38,700
    Cut**                                       70000      C.Y.        $     6.00        $420,000
    Fill**                                      20000      C.Y.        $    12.00        $240,000
                                                                                         $742,700

**  Note:  rough est. of quantities
    To be revised after earthwork analysis
    No allowance for Rock
Subtotal                                                                               $1,532,374
20% Contingencies                                                                      $  306,475
TOTAL                                                                                  $1,838,849

                                  EXHIBIT IV

"AS IS" VALUE ANALYSIS
Southlakes @ Montclair

Cumulative Total Gross Sell-out:   $1,925,000
                    77 lots @         $25,000

------------------------------------------------------------------------------------------------------------------------------------
 Year Number:                             One                                        Two                                       Three
Quarter Number:                             1         2          3          4          5          6          7          8          9
Beginning Month:                            1         4          7         10         13         16         19         22         25
 Ending Month:                              3         6          9         12         15         18         21         24         27
------------------------------------------------------------------------------------------------------------------------------------
Sales/Qtr.:                                  0        0          6          6          6          6          6          6          6
Cumulative Sold:                             0        0          6         12         18         24         30         36         42

Price Escalation              3.0%

Sale Price/Lot                        $ 25,000  $25,000   $ 25,000   $ 25,188   $ 25,376   $ 25,567   $ 25,758   $ 25,952   $ 26,146

Proceeds of Sale/Qtr.                 $      0  $     0   $150,000   $151,125   $152,258   $153,400   $154,551   $155,710   $156,878

Less Deductions
---------------
  Development Costs                   $ 96,250  $96,250   $ 96,250   $ 96,250   $ 96,250   $ 96,250   $ 96,250   $ 96,250   $      0
  Sales & Admin Expenses      4.0%    $      0  $     0   $  6,000   $  6,045   $  6,090   $  6,136   $  6,182   $  6,228   $  6,275
  Taxes                               $ 10,010  $     0   $  9,230   $      0   $  7,670   $      0   $  6,110   $          $  3,960
  Profit                      0.0%    $      0  $     0   $      0   $      0   $      0   $      0   $      0   $      0   $      0

Total Deductions                      $106,260  $96,250   $111,480   $102,295   $110,010   $102,366   $108,542   $102,478   $ 12,225

Sub-Total Cash Flow/Qtr  ($820,000)  ($106,260)($96,250)  $ 38,520   $ 48,830   $ 42,248   $ 51,014   $ 46,009   $ 53,232   $144,653

Internal Rate of Return      19.33%

----------------------------------------------------------------------------------------------------
 Year Number:                                                             Four
Quarter Number:                            10        11         12         13          14         15
Beginning Month:                           28        31         34         37          40         43
 Ending Month:                             30        33         36         39          42         45
----------------------------------------------------------------------------------------------------
Sales/Qtr.:                                 6         6          6          6           5          5
Cumulative Sold:                           48        54         60         66          72         77

Price Escalation

Sale Price/Lot                       $ 26,342  $ 26,540   $ 26,739   $ 26,940    $ 27,142   $ 27,345
                                                                                                      -------------------------
                                                                                                      Cumulative       Per Lot
Proceeds of Sale/Qtr.                $158,054  $159,240   $160,434   $161,637    $162,850   $136,726  $2,012,854       $26,141

Less Deductions
---------------
  Development Costs                  $      0  $      0   $      0   $      0    $      0   $      0  $  770,000       $10,000
  Sales & Admin Expenses             $  6,322  $  6,370   $  6,417   $  6,465    $  8,514   $ 5, 469  $   80,515       $ 1,046
  Taxes                                        $  3,910   $          $  1,870    $      0   $      0  $   44,750       $   581
  Profit                             $      0  $      0   $      0   $      0    $      0   $      0  $        0       $     0

Total Deductions                     $  6,322  $ 10,280   $  6,417   $  8,335    $  6,514   $ 5, 469  $  895,265       $11,627

Sub-Total Cash Flow/Qtr              $151,732  $148,960   $154,017   $153,302    $156,336   $131,257  $1,117,599       $14,514

Internal Rate of Return

                                   EXHIBIT V

                              [MAP APPEARS HERE]

                                  EXHIBIT VI

                              [MAP APPEARS HERE]

                                  EXHIBIT VII

                  [NORTHERN VIRGINIA AREA MAP APPEARS HERE]

               [MAP OF PRINCE WILLIAM COUNTY, VA. APPEARS HERE]

                              [MAP APPEARS HERE]

                               APPRAISAL REPORT

                                      of


                      Southlake at Montclair Subdivision
                                  Section S-7

                    53 Proposed Single-family Building Lots
                   Dumfries, Prince William County, Virginia



                    Prepared for Interstate General Company
           222 Smallwood Village Center, St. Charles, Maryland 20602



                      Prepared by NBValuation Group, Inc.
            7979 Old Georgetown Road, Suite 705, Bethesda, MD 20814
                      (301) 654-1719  Fax (301) 654-2550

                               TABLE OF CONTENTS


Letter of Transmittal
Summary of Salient Facts and Conclusions
Limiting Conditions
Qualifications of the Appraiser
Photographs of Subject Property

                                                                   Page
Identification                                                        1
Legal Description                                                     1
Purpose of the Appraisal                                              1
Definitions Pertinent to Value                                        2
History of the Subject                                                3
Assessed Value for Taxation                                           6
General Area and Socio-Economic Data                                  7
 Immediate Neighborhood Data                                          7
 Prince William County Data                                           9
 Regional Area Data                                                  17
Site Description                                                     26
Zoning Discussion                                                    27
Highest and Best Use                                                 28

VALUATION SECTION
Valuation Premise                                                    31
"As Is" Value Analysis - Developmental Use Analysis                  32
Reconciliation and Conclusion                                        39
Marketing Period                                                     40
Certification

ADDENDA

Schedule "A" Comparable Finished Lot Sales


Exhibit     I    Detailed Site Plan

Exhibit    II    Engagement Letter
Exhibit   Ill    Flood Hazard Map
Exhibit    IV    Development Cost Estimates
Exhibit     V    Internal Rate of Return Analysis
Exhibit    VI    Tax Identification Map
Exhibit   VII    Locational Maps

NBVALUATION GROUP, INC.
CERTIFIED GENERAL REAL ESTATE APPRAISERS AND VALUATION CONSULTANTS
--------------------------------------------------------------------------------


June 6, 1997



Mr. Edwin L. Kelly
President
Interstate General Company
222 Smallwood Village Center
St. Charles, Maryland 20602

RE:  53 PROPOSED SINGLE-FAMILY BUILDING LOTS
     SECTION S-7, SOUTH LAKE AT MONTCLAIR SUBDIVISION DUMFRIES, PRINCE WILLIAM COUNTY, VIRGINIA

Dear Mr. Kelly:

In accordance with your request and for the purpose of estimating the market value of the above-captioned property, the following is submitted.

The subject of this appraisal is a parcel of land containing approximately
13.189 acres located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, classification of Prince William County, Virginia and is reportedly approved for development with a total of 53 lots to be developed in three phases.

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 12,1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"        The current estimated market value of the subject
                              land, approved for subdivision to yield 53 single-family building lots, in its current, raw state as of the appraisal date.

The function of the appraisal is for use by the client in connection with internal asset management decisions. This is a self-contained, narrative appraisal report which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation.


        7979 Old Georgetown Road * Suite 705 * Bethesda, Maryland 20814
                Phone (301) 654-1719   Facsimile (301) 654-2550

Mr. Edwin L. Kelly
June 6, 1997
Page Two


The enclosed report contains the data gathered, and outlines the methods of approach employed in the valuation studies. In addition, the legal, physical and locational characteristics of the property are described. In my opinion, the current value of the herein-described real property, as of May 12, 1997, is as follows:



       ESTIMATED MARKET VALUE "AS IS":53 LOTS @ $18,000/LOT = $954,000
       -------------------------------


 Respectfully submitted,



/s/ Susan M. Browning
                         [STAMP]
    Susan M. Browning

                   SUMMARY OF SALIENT FACTS AND CONCLUSIONS



     Date of Valuation:          May 12,1997

Property Identification:         53 Proposed Single-family Building Lots Section
                                 S-7, Southlake at Montclair Subdivision
                                 Dumfries, Prince William County, Virginia

               Location:         Located along the west side of South Lake
                                 Boulevard at its intersection with Higgins
                                 Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince
                                 William County, Virginia. The property is zoned to the RPC, Residential Planned Community, classification of Prince William County,
                                 Virginia and is reportedly approved for
                                 development with a total of 53 lots to be developed in three phases.

          Legal Description:     Part of parcel 1C on tax map 023-01-000 and
                                 further identified as GPIN number 8190-09-0384.

          Purpose of Appraisal:  The purpose of the appraisal is to estimate the current Market Value of the unencumbered fee simple interest of the herein-described property, as of May 12,1997.

          Current Ownership:     Interstate General Company, L. P.

          Contract Ownership:    Carr-Montclair, L.L.C.

                       Zoning:   RPC, Residential Planned Community

     Highest and Best Use:       The highest, best, and most profitable
                                 continuous use to which the subject property could be put would be for development of the subject land in accordance with the site plan provided for development with detached dwelling units which the requirements of the RPC zone and which further meet the requirements of the current market.

     Estimated Value:


     ESTIMATED MARKET VALUE "AS IS":    53 LOTS @ $18,000/LOT = $954,000

                              LIMITING CONDITIONS

This report is made subject to the following assumptions and limiting conditions.

1. The appraiser assumes no responsibility for legal matters nor does the appraiser render any opinion as to the Title, which is assumed to be good. All existing liens and encumbrances, unless specified in the report, have been disregarded and the property is appraised as though free and clear, under responsible ownership and competent management. Unless otherwise noted herein, it is assumed there are no encroachments, zoning or other violations of any regulations affecting the subject.

2. The Plot Plan, if contained herein, is included to assist the reader in visualizing the property. The appraiser has made no survey of the property and assumes no responsibility in connection with such matters.

3. Information that was furnished by others is so noted and is believed to be reliable, but the appraiser assumes no responsibility in connection with such matters.

4. The appraiser is not required to give testimony nor to appear in court by reason of this appraisal, with reference to the property in question, unless arrangements have been previously made.

5. The client has indemnified the appraiser and has agreed to promptly defend Appraiser against any damage resulting from any claim or cause of action by any third party arising out of say use or dissemination of this appraisal report (or the contents thereof). This obligation to indemnify and defend shall not apply to the extent any such claim or cause of action arises out of the adjudicated negligence or willful misconduct of the appraiser in performing the appraisal. The appraiser has the right to approve any attorney employed by the client to defend against such claim or cause of action and has the right to approve any settlement or compromise of such claim or cause of action.

6. The land, and particularly the soil, of the area under appraisement appears firm and solid and free of hazardous substances. Subsidence, radon gas and
     to)dc waste in the area are uncommon, but the appraiser does not warrant against the condition or occurrence of same upon the site. The appraiser is not qualified to detect such conditions. Except as noted, this appraisal assumes the land to be free of adverse soil conditions which would prohibit development of the property to its highest and best use.

7. The improvements, and particularly the buildings, appear to be free of hazards. The appraiser does not warrant against the presence of asbestos, radon gas, PCB's, underground storage tanks and/or use of formaldehyde foam insulation within the building.

8. The appraiser assumes no liability for structural conditions not visible through ordinary, careful inspection or a review of the plans and specifications, if proposed.

9. Subsurface rights (mineral, gas and oil) were not considered in making this appraisal.

10. Neither all or any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of the author, particularly as to valuation conclusions, the identity of the appraiser or its firm. This report may be shared with an organization other than the client only in its entirety.

11. Possession of this report, or a copy thereof, does not carry with it the right of publication, nor may it be used for any purpose by any one but the client without the previous written consent of the appraiser and the client, and then only with proper qualification.

12 It is assumed that any proposed improvements are completed unless stipulated otherwise in this report; any construction is assumed to conform with the building plans and/or improvements descriptions provided the appraiser and summarized in this report.

13. Any future discovery of a concealed or unapparent deficiency in the real estate (such as subsidence, toxic waste, radon gas, asbestos, UFFI or other hazards) renders this report invalid.

14. It is assumed that there is full compliance with all applicable federal, state and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

15. It is assumed that all required licenses, consents or other legislative or administrative authority from any local, state, or national governmental or private entity or organization has been or can be obtained or renewed for any use on which the value estimate contained in this report is contingent.

16. The current (as of the date of appraisal) purchasing power of the dollar is the basis for the value estimates; no extreme fluctuations in economic cycles are anticipated.

17. The Americans with Disabilities Act ("ADA") was signed into law in July of 1990 and became effective in January of 1992. The appraiser has not made nor been supplied with a specific compliance survey nor analysis of the subject property to determine conformity or nonconformity with the detailed requirements of the ADA and as such takes no responsibility for non-compliance with this Act. Further, the implications of non-compliance with the ADA with respect to value of the subject property are not reflected in this appraisal, unless otherwise noted.

18. The value estimate is based upon appropriate research and applicable appraisal techniques. By its nature the appraisal of real estate is not an exact science, and the end product is an opinion with which others may differ. The final estimate of the value is not guaranteed, and no warranty is implied or intended.

19. Acceptance of and/or use of this appraisal report constitutes an understanding and acceptance of the foregoing assumptions and limiting conditions.


/s/  Susan M. Browning     [STAMP]
-----------------------
     Susan M. Browning

                 APPRAISAL QUALIFICATIONS OF SUSAN M. BROWNING

LICENSURE:   CERTIFIED GENERAL REAL ESTATE APPRAISER I STATE OF MARYLAND: #2018
             CERTIFIED GENERAL REAL ESTATE APPRAISER I COMMONWEALTH OF
             VIRGINIA: #4001 1588
             CERTIFIED GENERAL REAL ESTATE APPRAISER I DISTRICT OF
             COLUMBIA: GA 101961

EDUCATION:

     GEORGE MASON UNIVERSITY, FAIRFAX, VIRGINIA                     SOCIETY OF REAL ESTATE APPRAISERS, COURT #101,
     Business Administration, 1973-1977                             "An introduction to Appraising Real Property"
                                                                    Completed, December, 1978

     SOCIETY OF REAL ESTATE APPRAISERS, COURSE #201                 SOCIETY OF REAL ESTATE APPRAISERS, COURSE #202
     "Principals of Income Property Appraisal"                      "Applied Income Property Valuation"
     Completed, July, 1984                                          Completed, May 1988

     INSTITUTE OF FINANCIAL EDUCATION                               THE APPRAISAL INSTITUTE, "STANDARDS OF PROFESSIONAL PRACTICE,
     "Income Property Lending Seminar"                              Completed August, 1991
     Completed, March 1981

     INSTITUTE OF REAL ESTATE MANAGEMENT, COURSE #101,              Additional course work completed in areas of:
     "Successful On-Site Property Management"                       Real Estate Law, Mortgage Lending, and Various
     Completed, September, 1977                                     Appraisal topics.

                                               APPRAISAL REPORTS PREPARED FOR:
====================================================================================================================================
Crestar Bank                   Resolution Trust Corporation         William L. Berry & Company      Citizens Bank of Maryland
The Columbia Bank              Patriot National Bank of Reston      Richmarr Construction Corp.     Greater Atlantic Savings Bank
Virginia First Mortgage        Sterling Bank & Trust                Associated Companies            FDIC
Survival Technology, Inc.      Franklin Nat'l Bank of Washington    NV Homes                        First Fidelity Bank
Settler Forlines, Inc.         Elm Street Development               First Union National Bank       Madison Homes
Palmer National Bank           Citizens Savings Bank                Kettler & Scott, Inc.           Reistertown Federal Savings Bank
Provident Bank of Baltimore    Allied Capital Corporation           Richmond American Homes of VA   The Porten Companies
The Bernstein Companies        Classic Communities, Inc.            Key Federal Savings Bank        The J.A. Loveless Company
Lenders Support Group

====================================================================================================================================

TYPES OF PROPERTY APPRAISED:

     Unimproved land (residential and commercial), large tract development sites, proposed subdivisions for acquisition and construction financing and proposed new and conversion residential condominiums projects.

     Income producing properties including apartments, office and industrial buildings, commercial condominiums, retail facilities, industrial/r&d warehouses, and various special use properties.

     GEOGRAPHIC AREAS:

     All of the jurisdictions within the Washington D.C. PMSA; Howard and Anne Arundel Counties in the Baltimore region; Spotsylvania County and the City of Fredericksburg in Virginia's Rappahannock region; and Culpeper and Fauquier Counties in Virginia's Rapidan region.

===============================================================================
PROFESSIONAL EXPERIENCE:

SEPTEMBER 1995 TO PRESENT:
--------------------------
     President and Senior Appraiser of NB Valuation Group, Inc.
     Provide real estate appraisal and related consulting services to the lending and real-estate community in the expanded Washington, DC market.

NOVEMBER, 1986 TO SEPTEMBER, 1995:
----------------------------------
     Associate Appraiser with George D. Remley & Associates. 100% of time actively appraising various types of real estate. Independently responsible for all research, analysis, writing and presentation of narrative appraisal reports.

SEPTEMBER, 1983 TO NOVEMBER, 1986:
----------------------------------
     Vice President of Real Estate Lending for mid-sized Thrift in Northern Virginia
     As Chief Lending Officer, was responsible to oversee the origination of all Construction and Commercial Lending; annual origination volume ranged from $200-$3OO million. Further responsible to chair Loan Committee meetings and for the implementation of policies and procedures required for all lending activities, appraisal review and regulatory compliance.

NOVEMBER, 1977 TO SEPTEMBER 1983:
---------------------------------
     Assistant Vice President of Construction/Commercial Lending for mid-sized Washington, D.C. Thrift
     Responsible to oversee construction and commercial loan origination activities; annual origination volume ranged from $160-$300 million. Further responsible for the equity capital financing activities, of the service corporation, portfolio administration and regulatory compliance including appraisal review.

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

                            [PICTURE APPEARS HERE]

IDENTIFICATION
--------------

53 Proposed Single-family Building Lots
Section S-7, Southlake at Montclair Subdivision
Dumfries, Prince William County, Virginia

The subject of this appraisal is a parcel of land containing approximately
13.189 acres located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned Community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, classification of Prince William County, Virginia and is reportedly approved for development with a total of 53 lots to be developed in three phases.

LEGAL DESCRIPTION
-----------------

The subject property is currently identified among the tax map records of Prince William County, Virginia as part of parcel 1C on tax map 023-01-000 and further identified as GPIN number 8190-09- 0384. The reader's attention is directed to
Exhibit I in the Addenda of this report for a copy of the site plan of the subject property prepared by Greenhorne & O'Mara, Inc. dated May 11,1994. Upon recordation of the anticipated subdivision plat(s), the property will be legally described lots 1 through 53, inclusive, Section 7A, Southlake at Montclair, Dumfries Magisterial District, Prince William County, Virginia.

           Current Ownership:  Interstate General Company, L. P.
          Contract Ownership:  Carr-Montclair, L.L.C.
                      Zoning:  RPC, Residential Planned Community
                    Zip Code:  22026
                     Tax Map:  Part of 023-01-000-000C1
                Census Tract:  9010.04


PURPOSE OF THE APPRAISAL
------------------------

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 12, 1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"   The current estimated market value of the subject land,
                         approved for subdivision to yield 53 single-family building lots, in its current, raw state as of the appraisal date.

USE OF THE APPRAISAL
--------------------

The function of the appraisal is for use by the client in connection with internal asset management decisions.

This is a self-contained, narrative appraisal report which has been prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation.

SCOPE OF THE ASSIGNMENT
-----------------------

The scope of the appraisal refers to the extent of the process in which data are collected, confirmed and reported. In this case, the appraisal problem involves the valuation of 53 proposed single-family building lots to be subdivided from a 13.189 acre tract of land within the planned community of Southlake at Montclair. The valuation process was initiated by physically inspecting the subject property, most recently, on May 12, 1997.

An exhaustive search was undertaken for sales of sites proposed for development with single-family building lots which have occurred in proximate areas of Prince William County considered to be similar to the subject in terms of income characteristics and housing demand over the previous two years; the appraiser reviewed the land records, published data and the multiple listing records for recent sales of raw lots or single-family development sites relevant for comparison to the subject property. This data were confirmed through review of public records, field investigation and/or personal interviews with panties to the transactions. In addition, new single-family communities currently marketing in proximate areas have been studied to determine the price and absorption levels being achieved as to both finished lots and completed housing product. Again, this data was obtained through review of public and multiple listing records, field inspections and discussions with on-site marketing personnel at the competing projects. Secondary data utilized to analyze market conditions was collected from various sources, including county government publications, newspapers, Washington Council of Governments and Baltimore Metropolitan Council publications and various trade periodicals. Finally, development cost projections prepared by the contract owner of the subject property have been reviewed and analyzed along with development cost data relative to subdivisions similar to that proposed for development upon the subject property.

DEFINITIONS PERTINENT TO VALUE
------------------------------

Market Value is defined by the Appraisal Foundation in the Uniform Standards of Professional Practice as "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus".

Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

  .  buyer and seller are typically motivated;

  . both parties are well-informed or well-advised, and each acting in what he considers his own best interest;

  .  a reasonable time is allowed for exposure in the open market;

  . payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto;

  . the price represents a normal consideration for the property sold and unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Any valuations which by assumption or qualification effectively utilize any form of specialized, unique and/or subsidized financing assumptions in the appraisal methodology are not considered to be acceptable. All properties, regardless of the specific nature of the particular financing arrangements then existing and/or proposed, must be evaluated in a market value context.

The following definitions are excerpted from The American Institute of Real Estate Appraisers, The Dictionary of Real Estate Appraisal, Second Edition
                   ---------------------------------------
(Chicago: American Institute of Real Estate Appraisers, 1988).

Fee Simple Interest is defined as "Absolute ownership unencumbered by any other interest or estate subject only to the four powers of government."

Value "As Is" is defined as "The value of specific ownership rights to what physically exists and is legally permissible regarding an identified parcel of real estate as of the effective date of the appraisal."

Prospective Value Estimate is defined as "A forecast of value expected to occur at a specified future date." A prospective value estimate is most frequently utilized in connection with real estate projects that are proposed, under construction, under conversion to a new use, or that have otherwise not achieved sellout or a stabilized level of long-term occupancy at the time the appraisal report is written.


HISTORY OF SUBJECT
------------------

Title to the subject property is currently vested in Interstate General Company LP. The subject is a portion of a site which reportedly contains 41.15 acres of land and includes the recreation center improvements which serve the subject community. The assessment records indicate that beneficial title to the subject property has been held by the record owner since December of 1985; the most recent transfer of the property is recorded among the land records of Prince William County, Virginia in Deed Book 1622 at Page 482.

The property is subject to an Agreement for Purchase and Sale of Real Estate dated April 17, 1997 by and between the record owner as seller and Carr-Montclair, LLC as purchaser. The terms of this contract are summarized as follows:

Date:          April 17, 1997

Seller:        Interstate General Company, L. P.

Purchaser:     Carr-Montclair, LLC

Property:      That property containing approximately 13.189 acres known as section 57 of the planned community of Montclair described among the tax map records as GPlN Number 8190-09-0384.

               Purchaser desires to purchase the property and to develop 53 lots in 3 phases; phase 1A will consist of 13 lots (lots 29-35 and lots 48-53); Phase 1B will contain 12 lots, (lots 36-47) and Phase 2 will contain 28 lots (lots 1-28).

Sale and
Purchase:      The purchase price will be $1,060,000 which shall be represented by three non-recourse non-interest bearing notes subject to the following terms:

               a) The Phase 1A note shall total $260,000 and shall be delivered by Purchaser at settlement on Phase 1. Thereafter, upon request of Purchaser and payment to Seller of the Release Price, Seller shall cause individual lots in Phase 1A to be released from the lien of Sellers financing encumbering Phase 1. The release price for any phase 1A lot released prior to the second anniversary date of the phase 1settlement date shall be $20,000. For any phase IA lot not released prior to the second anniversary date of the phase 1 settlement, the Purchase Price and the note will be increased by $2,000 per lot resulting in a release price of $22,000 per lot.

               b) The Phase 1B note shall total $240,000 and be delivered by Purchaser on the Phase 1 settlement date. Thereafter, lots will be released from the lien of the Sellers financing encumbering Phase 1b for a release price of $22,000 per lot. For any Phase 1 B lot not released prior to the second anniversary of the Phase lA settlement date, the purchase price and the $240,000 Phase 1B note will be increased by $2,000 per lot resulting in a release price of $24,000 per lot.

               c) The Phase 2 note will total $560,000. The release price for the Phase 2 lots will be $22,000 per lot. For any Phase 2 lot not released prior to June 30, 1999 the purchase price and the Phase 2 note will be increased by $2,000 per lot.

               d) The release price for each Lot will be paid at the time of settlement by Purchaser with the ultimate purchaser of the home to be constructed on each lot by the Purchaser.

Phased
Purchase:      The Purchaser will purchase Phase 1A and Phase 1B at the time for settlement provided in the contract. On or before March 31, 1998, Purchaser may elect not to proceed with purchase and development of the property beyond Phase 1A, in which even the Phase 1B property will be reconveyed by Purchaser to Seller, at Purchase's sole cost and expense, within 15 days of such election. If the Purchaser does not notify the Seller of its election, Purchaser shall purchase the lots in Phase 2 on or before the date required in the agreement.

Bonding: Purchaser shall be required to provide bonding for Phase 1 and Phase 2 of the property in accordance with the requirements of Price William County. One bond will be provided for Phase I and a separate bond provided for Phase 2. The parties estimate that the bonding obligation for Phase 1 will be $300,000 and that in order to develop Phase 1A, it will be necessary for the Purchaser to bond the entirety of Phase I. The Purchaser will also be required to post a landscape escrow of $17,970, permit fees of $37,550 and a commuter parking fee of $5,000. In order to develop Phase 1A, the Purchaser will build a sanitary sewer necessary to serve all the lots within Phase 1A and 1B. If the Purchaser elects not to proceed with development of the property beyond Phase 1A, the Seller agrees to replace the Purchaser as Obligor under the above described bond relating to Phase 1B and to post (or repay Purchaser) the landscape escrow, the permit fees and the commuter parking payment relating to the lots in Phase 1B and Phase 2.

Excess Fill:   There presently exists excess fill on the Property. The purchaser agrees to use reasonable efforts to use the excess fill in development of the property. If Purchaser is unable to do so, Purchaser will give Seller written notice of its inability to use the excess fill and the Seller will have 90 days to remove it at no expense to the Purchaser.

Title: The property will be sold subject to the first lien deed of trust securing repayment of the Phase 1A, Phase 1B and Phase 2 Notes, which will be subordinate to land development financing and home construction financing for the lots.

Restrictive Covenants and
Assessments:   Purchaser acknowledges that all the property is subject to restrictive covenants which contain the power of assessment in the Montclair Property Owners Association, Inc. and the Southlake
               Recreation Association. Any such assessments will be the sole responsibility of the Purchaser following settlement.

Environmental Control
Committee:     Purchaser acknowledges that the property is subject to the jurisdiction of the Environmental Control Committee of the Montclair Property Owners Association, Inc. which has authority to review and approve or disapprove plans for the construction of new dwellings on the Property. Purchaser will obtain approval of house plans prior to settlement.

Representations
of Seller:     In addition to the standard warranty provisions, the contract contains the following provisions of note:

               The entirety of the property is approved for development of 53 single-family lots without proffers and/or conditions pursuant to the Zoning Ordinance now in effect. There have been no proffers made to the Montclair Property Owners Association, Inc. or the Southlake Recreation Association.

               The property exists in its entirety as a single parcel which is recognized as by relevant authorities as a lawful separate parcel.

               To the best of the Seller's knowledge the property has never been used as landfill, nor has the property been used for the burying or placement of any hazardous or toxic waste. In the even debris or hazardous or toxic wastes are discovered on the property, Seller may elect to remove and dean up such waste at its expense or in the alternative, in its sole discretion, may terminate the agreement and refund the deposit to the Purchaser. In the event the Seller does not clean up the property within 60 days after learning of the existence of any hazardous or toxic waste, Purchaser will have the option to terminate the agreement or proceed to settlement.

Sellers Engineering
Data: Seller agrees to deliver to Purchaser within five days after execution of the Agreement all engineering and surveying data, development plans, environmental reports, marketing plans and other data concerning the Property in Seller's possession or available to Seller as of the date of the contract.

Settlement:    Settlement on Phases 1A and 1B shall occur not later than June
               30, 1997.

Based upon review of the Prince William County real estate assessment data, there have been no further transfers of the subject property over the preceding five years. The housing units proposed for construction on the subject property are not yet offered for sale.

ASSESSED VALUE FOR TAXATION
---------------------------

As of the appraisal date, the appraiser is advised by a representative of the Prince William County Assessment Office that as of the appraisal date, the records reflect that the subject property is assessed as a portion of a 41.15 acre tract of land which includes the recreational amenities serving the community. The Current assessment data, as reported by the County relative to Parcel 10, is summarized as follows:

     Assessed Value of Land:            $2,686,000
     Assessed Value of Improvements:    $  541 300
                                         ---------
     Total Assessed Value               $3,227,300

The tax rate applicable in Prince William County for the 1997 tax year is $1.36 per $100.00 of assessed value. Based upon review of assessments of single-family building lots in the area, it appears that assessments of unimproved lots range from $20,000 to $26,000 per lot while finished lots are assessed in the $44,000 to $50,000 range. Following recordation of the anticipated subdivision plat(s), the property will be re-assessed in accordance with the proposed use as single-family building lots.

GENERAL AREA AND SOCIO-ECONOMIC DATA
------------------------------------
IMMEDIATE NEIGHBORHOOD
----------------------

The subject property is acres located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. This location is approximately 2.5 miles west of the I-95/Dumfries Road, interchange, ten miles southeast of the City of Manassas, which serves as the County seat of Government, six miles north of the main entrance to the Quantico Marine Corps Base, 19 miles south of the Capitol Beltway at 1-95 and 30 miles south of the center of Washington, D. C.

The neighborhood is suburban in character, and predominated by a mix of residential uses and supporting recreational and commercial development. The Montclair planned community has been developed over the past twenty years and contains a mixture of single-family detached, townhouse, and multi-family residential development along with supporting recreational facilities including the Montclair Golf and County Club, Lake Montclair, trails, swimming pools, tennis courts and open space.

Located just north of the subject is the South lake Recreation Center, which includes a swimming pool, club house and tennis courts. Single-family detached units are under construction across South Lake Boulevard from the subject by Fairfield Classic Homes; a pre-sale trailer is in place adjacent to that community advertising additional detached units by Koury Communities. Fairfield Classic Homes plans a total of 53 units in the community and is offering models with current base pricing which ranges from $187,490 to $233,490. The average base price developed by Fairfield's product is $213,073. Pre-sale marketing began in December of 1996 and a total of nine homes have reportedly been contracted for sale to date. Koury Communities has a pre-sale trailer on the site, and is offering units base priced from $195,800 to $199,800. Koury's presale operation has only been in place for two weeks; no sales are yet reported.

The Ashland and Lake Terrapin planned communities are located within close one mile of the subject and are briefly discussed as follows. Ashland is located approximately one mile west of the subject property along the north side of Dumfries Road. Situated on a 590 acre site, Ashland is proposed for development with 1,300 dwelling units and a non-residential component to include a neighborhood retail center of 200,000 square feet along with community recreation centers containing pools and tennis courts. Additional sites within Ashland are proposed for development with a day care center and a church. Three single-family building programs are underway in Ashland, along with two townhouse offerings. The average base price of the single family projects range from $209,700 to $222,555 while the townhouse product is priced from the $120,000 to $135,000 range.

Lake Terrapin is located 3/4 miles west of the subject along the east side of Spriggs Road. Lake Terrapin is proposed for development with approximately 600 residential units, and contains a 15-acre lake and an amenity package including pool, tennis, and trails. Three single-family product lines are under development in Lake Terrapin with units developing average base price levels ranging from 192,950 to $218,100. Manhattan Builders recently completed a section of townhomes priced in the $120,000's and a new townhouse section is proposed to be priced in the mid-$120,000 range.

Located at the intersection of Waterway Drive and Dumfries Road is the proposed Montclair Shopping Center site which was under development as of the appraisal date. The center is proposed to contain 177,000 square feet, and retail tenants including Food Lion and CVS pharmacy are proposed to locate in the center. Additional neighborhood retail development serving the neighborhood includes the Montclair Plaza, and Smoketown Plaza, Potomac Festival Shopping Center, Ashdale Plaza, Glendale and Center Plaza and Forestdale Plaza to the north, along with the South bridge and Dumfries centers located to the south. Regional shopping is available at the Potomac Mills Mall and Springfield Mall to the north along I-95 and the Manassas Mall to the west of the subject along I-66 in Manassas.

The neighborhood is served by John F. Pattie Elementary School, the Graham Park Middle School and Hylton High School. Recreational amenities in the neighborhood include Lake Montclair and the Montclair golf course and country club within the subject planned community. Additional recreational facilities serving the area include the Prince William Forest Park located just south of the subject property, the Leesylvania State Park to the east along the Potomac River, and the Locust Shade Park, including tennis courts, golf range and picnic areas; a public golf course and additional ballfields are proposed for construction within this facility.

In summary, the subject is located in an established suburban location within close proximity to all of the commercial, social, community and recreational facilities needed to support a desirable and stable area. This area has experienced consistent development over the past twenty years. There were no noted trends which would adversely affect the neighborhood or its desirability.

PRINCE WILLIAM COUNTY DATA
--------------------------

Physical
--------

The subject property is located in Prince William County in the Northern Virginia portion of the Washington, D.C. Primary Metropolitan Statistical Area ("PMSA"). Prince William is bordered by Loudoun and Fairfax Counties to its north; the Potomac River and the Maryland shoreline to its east; Stafford County to its south; and Fauquier County to its west. The county contains approximately 348 square miles of land. The incorporated cities and towns of Manassas, Manassas Park, Dumfries, Haymarket, Occoquan and Quantico are also located within the boundaries of Prince William County. The topography of this county is primarily rolling hills, from the coastal plains along the Potomac River in the east, to the Piedmont Plateau in the central portion, to the valley and ridge line of the western Piedmont mountain range. The elevation, from east to west, varies from sea level to approximately 1,279 square feet on Bull Run Mountain at the county's western boundary.

The Virginia General Assembly established Prince William County in 1730, naming this largely forested region after the second son of King George II of England. The region's accessibility via the waterways of the Potomac River and the Occoquan River established Dumfries, the county's first town, as a major colonial port for exported goods. The city of Dumfries continued to operate in this capacity until silt levels rose in the river, causing the harbor to close. During the decades which followed the colonial period, Prince William County became the sight of some of the more significant battles during the Civil War, including the Battle of Manassas, where Thomas "Stonewall" Jackson earned his nickname.

Land Use
--------

[CHART APPEARS HERE]

Over half of the total land area of Prince William County is currently vacant, dedicated as parkland, or in agricultural use. The graph presented in Figure 1, prepared from statistics published by the Prince William County Planning Office, depicts the land use in county as of January, 1991.

The potential for future development, based on the most current Comprehensive Land Use Plan adopted by the Prince William County Board of Supervisors, is substantial. Commercial development in accordance with this plan could establish the county as a significant commercial market with a variety of uses including industrial, office/mixed use parks, and retail. The amount and timing of such development will be dependent upon economic conditions and market demand throughout the region.

The recently adopted comprehensive plan evidences the county's commitment to carefully planned growth. The target areas for development are primarily concentrated in the eastern portion of the county along Interstate 95, and the western portion of the county along the Interstate 66 corridor and within the Cities of Manassas, the county seat, Manassas Park, and Gainesville. The central portion of the county is proposed to be generally maintained in its current state, with forestry, agricultural uses, and low density residential development predominant according to the most recent long range plan. The aforementioned concentrations of development in the eastern and western portions of the county follow the patterns demonstrated over the last three decades. Development in these areas have been primarily residential in nature, serving as "bedroom communities" for the employment centers of Washington, D.C. and the closer-in Northern Virginia submarkets. With the latest comprehensive plan, these areas have also been targeted for commercial development in order to build the tax base of the county, as well as reduce traffic congestion to the employment centers to the north and west.

Population
----------

[CHART APPEARS HERE]

Population in Prince William County has gone through two distinct periods of extremely high growth. The first occurred in the 1960's, when the population more than doubled from 50,162 people in 1960 to 111,102 residents by 1970. This period of growth established the county as one the fastest growing counties not only regionally but in the country.

The 1980's saw another growth spurt, with an increase in population of over 56% during that decade. The graph presented as Figure 2 sets forth the population growth of the County from 1930 to 1990 based upon statistics published by the U.S. Bureau of the Census.

Today, Prince William County is the third largest county in Virginia in terms of population. The population of the County reported in the 1990 census was 215,686 residents. Statistics published by the Prince William County Office of Mapping and Information Resources indicate that the total population of the County as of March 15,1997 is 258,578 residents. This indicates an average annual growth rate since 1990 of 3.79%.

The Round V Cooperative Forecasts of Population published by the Metropolitan Washington Council of Governments (COG) predict that 40% of the population growth in the Washington PMSA will occur in the defined outer suburbs, which include Prince William County and its incorporated cities, over the next 20 years. The five-year incremental projections contained in the Round V Forecasts predict the population of Prince William County at 273,400 by the year 2000, population of 316,100 in 2005, and 351,800 residents in the county by the year 2010. These forecasts result in annual growth rate projections of 2.68% during the '90's and 2.87% during the following decade. Both historical and projected growth rates for Prince William County reflect the trend toward relocation from high-density suburbs proximate to Washington, D.C. to lower density rural/suburban areas which offer commuters adequate accessibility to downtown Washington, D.C., and other Washington area employment centers.

Based upon statistics published by the Prince William Office Of Mapping and Information Resources, the County's average household size was 3.04 persons in 1990. This represents a reduction in the average household size reported by the 1980 census of 3.26 persons. The following table sets forth the projections of county population, households and average household size based upon data published by the COG Round V Forecasts.

                  POPULATION AND HOUSEHOLD GROWTH PROJECTIONS
                      PRINCE WILLIAM COUNTY, 1995 - 2020
                               AVERAGE HOUSEHOLD
                    YEAR   POPULATION    HOUSEHOLDS    SIZE
                  -------------------------------------------
                    1995   241,664        78,258       3.09
                    2000   276,270        98,644       2.80
                    2005   317,758       103,294       3.08
                    2010   352,983       114,883       3.07
                    2015   385,088       125,446       3.07
                    2020   416,330       135,725       3.07
                  ===========================================

SOURCE:  Metropolitan Washington Council of Governments
Round V Forecasts


Employment
----------

According to the Virginia Employment Commission, Prince William County had a civilian labor force of 132,943 in January of 1997. The Virginia Employment Commission figures further indicate an unemployment rate in the county of 2.9%, compared to a state-wide unemployment rate of 4.5%.

At-place employment in the county was estimated at 68,168 jobs within Prince William County as of second quarter 1996. This figure represents an increase of 154.6% from the 26,776 reported at the time of the 1990 census. Most of the county's employment growth has been fueled by small and medium sized business; however, three major employers, IBM Corporation, Atlantic Research Corporation and Prince William and Potomac Hospitals, are the county's largest private employers. In addition, the Quantico Marine Base, located along the border of Prince William and Stafford Counties, employs almost 2,000 civilians.

Other new companies have recently located in Prince William County. Recent additions to the employment base include IBM's Federal Systems Division, Dynapac, AT&T, and Lansing, Inc. Overall, more than 1,000 new businesses were added to the county providing over 4,000 new jobs over the last decade. According to the Virginia Employment Commission, approximately 35.2% of

[CHART APPEARS HERE]

the civilian labor force is currently employed within the county. This represents an increase of 5.43% above 1980, when only 29.8% of the county's residents worked in Prince William County. The graph presented as Figure 3 sets forth the composition of the county's at-place employment by sector based upon Virginia Employment Commission data as of August, 1993.

The table which follows sets forth the growth projections for at-place employment in the county based upon the COG Round V forecasts. These projections are consistent with the comprehensive plan adopted by the county Board of Supervisors which stresses commercial development.

                     PROJECTED AT-PLACE EMPLOYMENT GROWTH
                       PRINCE WILLIAM COUNTY, 1990-2020

                        YEAR    EMPLOYMENT    % CHANGE
                        ----    ----------    --------
                        1990     65,822
                        1995     76,149       15.69%
                        2000     90,113       18.34%
                        2005    106,900       18.63%
                        2010    126,662       18.49%
                        2015    145,497       14.87%
                        2020    160,210       10.11%

SOURCE:  COG Round V Forecasts

Income
------

[CHART APPEARS HERE]

The 1990 Census data indicate that the median household income in Prince William County in 1989 was $49,370 compared with the median household income statewide of $33,328. Sales and Marketing Management magazine utilizes another measurement of income, effective buying income or EBI, defined as disposable or after-tax income. The most recent data published by Sales and Marketing
                                                    -------------------
Management indicates that the median household EBI for Prince William County as
----------
of December, 1992 was $50,935. This compared to a median EBI for the consolidated Washington/Baltimore CMSA of $43,851 during the same period. The graph presented as Figure 4 sets forth household distribution by Effective Buying Income based upon statistics published by Sales and Marketing
                                                           -------------------
Management as of January 1, 1995. Prince William County's Center for Public
----------
Service reports that the median household income had risen to $58,126 for 1996.

Education
---------

The population of Prince William County is characterized as highly educated and readily employable. The statistics compiled by county demographers indicate that 96.6% of the adult population are high school graduates and 27.6% are college graduates. The county currently houses sixty public schools in its system and an additional twenty-nine private schools are located within the County. Prince William also has two Northern Virginia Community College campuses located in Woodbridge and Manassas. George Mason University opened a small satellite campus in the Sudley North Office Complex located off Route 234 in Manassas. The long term plan for the University calls for a graduate school on a 120-acre parcel located along the proposed Route 234 Bypass in the Gainesville area. This complex is also proposed to house the University's Urban Systems Engineering program. Most of the targeted 120 acres has been deeded to the university for this complex. Ground breaking for the first building for George Mason University's Prince William Institute occurred in 1995, and has been followed by private land acquisitions and construction of biotechnology and bioscience related structures, including the 100,000 square foot American Type Culture Collection building.

Residential Development
-----------------------

The population growth experienced by the county over the last three decades has resulted in a corresponding increase in residential housing. The chart which follows sets forth the increase in residential dwellings contained within the county by product type since 1980. The chart provides estimates of the various housing product as tabulated by the Building Inspection and Permits Department of Prince William County. Single-family product has historically predominated the area, with townhouse product increasing at a steadily growing pace.


                      PRINCE WILLIAM COUNTY HOUSING STOCK
                                  1980 - 1996

             -----------------------------------------------------
            YEAR  SINGLE FAMILY  TOWNHOUSE  APARTMENT  OTHER  TOTAL
             -----------------------------------------------------
            1980     31,900        7,141      5,335    2,012  46,388
            1981     32,914        7,632      5,326    2,035  47,907
            1982     34,002        8,224      5,326    2,086  49,638
            1983     34,832        8,550      5,326    2,220  50,928
            1984     35,990        9,195      5,455    2,490  53,049
            1985     37,004        9,670      5,500    2,635  54,809
            1986     38,023        10,342     6,201    2,770  57,336
            1987     39,273        11,567     6,833    2,894  60,567
            1988     41,175        12,932     8,538    3,311  65,956
            1989     42,033        13,985     11,227   3,797  71,042
            1990     42,401        14,536     12,908   3,959  73,804
            1991     42,769        15,087     13,670   3,239  74,765
            1992     43,337        15,884     13,670   3,472  76,363
            1993     44,313        16,663     14,076   3,472  78,524
            1994     46,760        21,866     15,474     --   84,100
            1995     47,771        22,806     15,809     --   86,386
            1996     48,921        23,792     16,396     --   89,109

SOURCE:   Prince William County Office of Economic Development
Prince William County Office of Building Inspection and Permits

Consistent with regional and national trends, residential building activity in recent years has declined from the peak levels evident in the mid-1980's. Again, building permit activity for 1992 evidenced an increases over the previous year, with 1993 levels representing an increase over 1992. An overall 57.26% increase was registered for 1992 over 1991; the rate of growth of the 1993 permit activity over the 1992 level was 13.38%. For the subsequent years of 1994 through 1996, consistent increases in building permit activity were noted. A total of 2,309 building permits were issued in 1994, with a 9.7% increase in 1995, followed by an 18.2% increase in 1996.

The county Board of Supervisors approved an affordable housing program, in concept, at the end of 1991 and is currently refining the proposal for implementation. Due to the decline in new large scale residential projects, the program has not yet been finalized nor tested. Application of this affordable dwelling unit ("ADU") program will be modeled after the successful programs in Montgomery County, Maryland and neighboring Fairfax County, Virginia and will most likely affect new projects proposed to contain in excess of fifty units. Alternative methods of application may limit the ADU requirement to townhouse and multi-family projects, with single-family detached projects funding a housing trust fund. Density bonus trades may also become a part of this program, thereby permitted higher density development for ADU development inclusions.

Non-residential Development
---------------------------

As previously stated, the Prince William County Board of Supervisors has established a goal of increasing non-residential development in the county in order to both increase its tax base and provide employment opportunities to its residents.

The comprehensive plan adopted by the Board incorporates commercial development in the eastern and western portions of the county, consistent with the development trends already established. The following table sets forth the commercial construction activity experienced within the county from 1982 through 1993.

                      COMMERCIAL DEVELOPMENT CONSTRUCTION
                               (IN SQUARE FEET)

           YEAR      OFFICE        RETAIL      INDUSTRIAL    TOTAL
           ----------------------------------------------------------
           Existing  2,352,603      4,875,126   3,541,500  10,769,229

           1982         49,724          9,422      22,750      81,896
           1983         90,277         68,648     280,443     439,368
           1984        175,469        481,872     561,985   1,219,326
           1985        377,176      1,038,472     487,728   1,903,376
           1986        238,027      1,044,149     561,134   1,843,310
           1987        446,803        893,639     680,320   2,020,762
           1988        646,121        899,737     780,096   2,325,954
           1989        620,408      1,008,303     834,320   2,463,031
           1990        306,222      1,071,688     461,345   1,839,255
           1991         25,331        552,428     133,887     711,646
           1992        141,464        765,374      79,598     986,436
           1993         62,760      1,145,925      32,460   1,241,145
           1994         34,323        166,089      36,794     237,208
           1995         12,826        822,584     128,260     963,670
                     ---------     ----------   ---------  ----------
           TOTAL     5,579,534     14,843,456   8,622,620  29,045,612

SOURCE:  Prince William County Office of Economic Development

As has been evident throughout the region, as well as on a national level, non-residential development in the County has declined considerably in recent years from the levels demonstrated in the mid- and late 1980's. Non-residential activity reported in 1993, composed primarily of retail space, exceeded 1992 levels by slightly more than 25%, with a considerable drop in activity in 1994, followed by a surge of non-residential construction in 1995.

Absorption of commercial space in Prince William County virtually kept pace with space delivered to the market through 1987. In 1987, Prince William County reported a 6% vacancy rate, somewhat high by comparison to other submarkets within the region at that time but considerably lower than the then national average. As the regional real estate market began to "soften", Prince William was no exception. As of October, 1996, 328, 044 square feet of office space was available for lease in Prince William County. This equated to a vacancy rate of 19.01%, according to statistics published by the Blacks Statistical Review.
                                                 -------------------------

The county has absorbed a considerable amount of retail space in the last several years. Among the premier retail developments in the county is the Potomac Mills Shopping Center, a 400-acre outlet center containing over 1.2 million square feet of retail space. The center opened in 1985 and to date has outpaced the combined outlet centers in Williamsburg in its customer attraction. A 400,000 square foot addition to Potomac Mills was completed in 1993, which houses new anchor tenants including Burlington Coat Factory, Speigel, J.C. Penny's and Marshalls. Additionally, Hechingers, Home Depot and Lowe's completed retail outlets in the county in 1993.

Transportation
--------------

Prince William County's proximity to Washington, D.C. and the other employment centers in Northern Virginia requires an extensive road. The county is 25 miles southwest of Washington, D.C., via Interstate Route 66 from the western portion Prince William. The eastern portion of the county is served by I-95 and Route 1. Other major highways which serve Prince William County include Route 29/211, running north/south; Route 234 running east/west; and Route 28 which traverses the county in a north/south direction. A recent study conducted by George Mason University from 1990 Census Data indicates that the Prince William job force is altering its commuting patterns from Washington, D.C. to employment centers within the county as well as in neighboring Fairfax County. This data, compared to 1980 census data, indicates an increase from 36.36% to 40.8% in at-place employment as well as a decrease from 18.79% in 1980 to 12.77% in 1990 of the workforce commuting to Washington, D.C. Further, an increase from 24.05% in 1980 to 31.06% in 1990 of the county's workforce commutes to employment located in Fairfax County. This trend is consistent with the growth of suburban employment centers in the region.

Various commuting alternatives have been under consideration for many years. The most notable alternative which has recently come to fruition is the Virginia Railway Express System. This long planned commuter rail system opened in June of 1992, starting in Manassas and running to Union Station in Washington, with eight stops in between. The 35 mile run requires approximately 74 minutes. In July 1992 the north/south section of the system began operation. This portion services those areas between Washington, D.C. and Fredericksburg, Virginia situated along the borders of Stafford and Spotsylvania Counties. The eastern portion of Prince William County benefits from this line of the service. It is estimated that 4,500 commuters will make use of this commuter rail service and thereby reduce the traffic congestion experienced along the major arteries of 1-66 and 1-95. Closer-in stations will also serve as connections to the existing Metrorail subway system.

Prince William County is also served by three other railroads, The Norfolk Southern, CSX/Richmond, Fredericksburg and Potomac, or RF&P and the Harrisonburg Spur. Dulles International Airport, one of the world's largest and most advanced airports, is situated approximately 13 miles north of the City of Manassas straddling neighboring Loudoun and Fairfax Counties. Washington National Airport is approximately 30 miles northeast of the eastern Prince William/Fairfax County line. A municipal airport is located within the incorporated City of Manassas.

In summary, Prince William County is a growing suburban area which has maintained many rural areas with large areas of undeveloped land and agricultural land uses. The county is strategically positioned and, through proper governmental planning and implementation, well prepared to receive an abundance of development from the more densely developed and "close-in" jurisdictions surrounding Washington, D.C. Prince William County has changed its overall character from a rural fanning area to a residential and employment base in the preceding two decades. Commercial office development is continuing to expand with existing high technology and research and development firms attracting other commercial users to the area. It is the opinion of the appraisers that residential, commercial and economic growth in Prince William County will continue into the foreseeable future as the supply of developable land continues to decrease in the immediate Washington, D.C. market area.

REGIONAL AREA
-------------

Introduction
------------

As real estate is an immobile asset, the economic trends that impact one location over others within a market area, or compared to other market areas, are important. The discussion which follows highlights those forces that determine supply and demand for real property, whiCh, in turn, determine the market value of real estate. It is noted that in 1992, the former Washington, D.C. Metropolitan Statistical Area and the former Baltimore Metropolitan Statistical Area were consolidated and additional jurisdictions were added to each of the primary metropolitan areas. As various current and historical data and projections contained within the following discussions have been obtained from different sources and various of the local government sources have not yet included the jurisdictions added after the 1990 census in historical and current compilations, some minor discrepancies exist in the area and the regional totals. It is our opinion, however, that any discrepancies are statistically insignificant and do not result in a distortion of demographic picture. Additionally, as the subject property is situated within the Washington, D.C. Primary Metropolitan Statistical Area ("PMSA"), the following discussion provides an overview of the consolidated Washington-Baltimore Consolidated Metropolitan Statistical Area ("CMSA") with more emphasis on the demographic components relative to the Washington, D.C.


Definition of the Area
----------------------

The U.S. Office of Management and Budget defines a Metropolitan Statistical Area as a metropolitan area which is comprised of all surrounding jurisdictions that share a common economic base. In 1992, the Office of Management and Budget created a new Washington PISA. Also created at that time was the Washington-Baltimore Consolidated Metropolitan Statistical Area. The Washington- Baltimore CMSA includes the former Washington Metropolitan Statistical Area and the former Baltimore Metropolitan Statistical Area, along with additional counties in Virginia, Maryland and West Virginia added following the 1990 census.

The Washington PMSA is comprised of Washington, D.C., the Maryland counties of Montgomery, Prince George's, Calvert, Charles,- Frederick, Howard, and Washington; the Virginia counties of Arlington, Fairfax, Loudoun, Prince William, Stafford, Spotsylvania, Fauquier, Culpeper, Clark, King George, and Warren along with the cities of Alexandria, Fairfax, Falls Church, Fredericksburg, Manassas and Manassas Park; and the West Virginia counties of Jefferson and Berkeley. The Baltimore PMSA consists of the City of Baltimore and the counties of Baltimore, Anne Arundel, Howard, Carroll, Harford, Queen Anne, Hagerstown and Washington County.

The Washington MSA forms the southernmost point of the east coast megalopolis of Boston, New York, Philadelphia and Washington. Washington is further situated within a one-day automobile ride of approximately one-half of the total population of the United States. The CMSA contains a land area of approximately 9,600 square miles. Those metropolitan areas which contain larger populations than the subject CMSA have land areas of 7,658 square miles as to New York, 34,008 square miles as to Los Angeles, and 5,660 square miles as to Chicago.

Population and Household Characteristics
----------------------------------------

The population of the Washington-Baltimore area is characterized by high income levels and levels of educational attainment. Additionally, the population is very mobile. According to the U.S. Census Bureau's 1995 Statistical Abstract of the United States, the 1994 population of the Washington-Baltimore CMSA was 7,059,000. This CMSA ranks fourth in the nation in terms of population, behind New York, Los Angeles, and Chicago. The following table sets forth the top ten regions in the country in terms of population:

                 TOP TEN METROPOLITAN AREAS BY POPULATION

                                                                                                   Change
                                                    1994             1990          1980        90-94        80-90
===================================================================================================================================
1  NewYork/N.NJ/Long Island NY J T PA                N/A          19,550,000    18,906,000       N/A          3.41%
2  Los Angeles/Riverside/ Orange Co, CA          15,302,000       14,532,000    11,498,000      5.30%        26.39%
3  Chicago/Gary/Kenosha IL                        8,527,000        8,240,000     8,115,000      3.48%         1.54%
4  Washington-Baltimore DC/MD/VA                  7,059,000        6,726,000     5,791,000      4.95%        16.15%
5  San Francisco/Okland/ San Jose CA              6,513,000        6,250,000     5,368,000      4.21%        16.43%
6  Philadelphia/Wilmington/ Atlantic City PA/NJ   5,957,000        5,893,000     5,649,000      1.09%         4.32%
7  Boston/Brockton/Nashua MA                         N/A           5,455,000     5,122,000       N/A          6.50%
8  Detroit/Ann Arbor/ Flint MI                    5,246,000        5,187,000     5,293,000      1.14%        -2.00%
9  Dallas/Ft. Worth TX                            4,362,000        4,037,000     3,046,000      8.05%        32.53%
10 Houston/Galveston/ Brazona                     4,099,000        3,731,000     3,118,000      9.86%        19.66%

     SOURCE: STATISTICAL ABSTRACT OF THE U.S., 115TH EDITION, 1995, U.S. DEPARTMENT OF COMMERCE, ECONOMICS AND STATISTICS ADMINISTRATION, U.S. BUREAU OF THE CENSUS

The population of the Washington-Baltimore CMSA is distributed as follows:

                               1994 POPULATION     % OF CMSA
                               ---------------     ---------

     Baltimore PMSIA              2,458,000          34.8%
     Hagerstown MD PMSA             127,000           1.8%
     Washington, D.C. PMSA        4,474,000          63.4%

     SOURCE: STATISTICAL ABSTRACT OF THE U.S., 115TH EDITION, 1995, U.S. DEPARTMENT OF COMMERCE, ECONOMICS AND STATISTICS ADMINISTRATION,
               U. S. BUREAU OF THE CENSUS

During the 1980s, the Baltimore PMSA's growth rate was 8.32% or 18,300 persons per year. The Washington PMSA demonstrated population growth of 21.42% or 93.500 persons per year during the 1980s. The population of the consolidated area has grown by approximately 5% since the time of the 1990 census. The growth rate demonstrated by the Baltimore PMSA was 3.2% while the Washington PMSA has demonstrated a growth rate since the 1990 census of 5.9%. The population estimate as of the 1990 census represents an increase of 16.1% over the 1980 census for the CMSA.

Population growth is forecast to continue over the next twenty years, although at a slower rate than was experienced during the 1980's. The table presented on the facing page summarizes population forecasts as published in the Metropolitan Washington Council of Governments Round 5.2 Forecasts for the jurisdictions contained within the Washington, D.C. PMSA. It is noted that the West Virginia counties included after the 1990 census are not included in the COG forecasts. The growth forecast for the Baltimore region was obtained from the Round 5.0 forecast of the Baltimore Metropolitan Council.

Household patterns have as significant an impact on real property values as do population trends. Based on statistics published by Sales and Marketing Management Magazine's 1995 Survey of Buying Power; the Washington PMSA ranks fifth in the country in terms of numbers of households with 1,655,600 as of January, 1995, behind New York, Los Angeles, Chicago and Philadelphia. The Baltimore PMSA, with 912,400 households, ranks 18th in the nation. This survey further indicates a 1995 average household size of 2.72 as to the Washington PMSA and 2.70 as to Baltimore.

Consistent with population growth, the number of households is forecast to grow at lower rates than were experienced in the 1980's. The following table summarizes the historical and forecasts of household growth from 1980 through 2020.

                    HISTORICAL AND FORECAST HOUSEHOLD GROWTH
                                  1980 - 2020

                         1980      1990      2000      2010      2020
================================================================================
     Washington, D.C.    253.1     249.6     244.0     248.0     252.0
     Virginia Suburbs    419.3     567.2     680.3     795.6     914.3
     Maryland Suburbs    502.3     642.5     759.4     874.6     981.1

 TOTAL WASHINGTON MSA  1,174.7   1,459.3   1,683.7   1,918.2   2,147.4
            Change                 24.23%    15.38%    13.93%    11.95%


     Baltimore City      302.8     267.5     280.5     282.6     288.7
     Maryland Counties   488.0     600.1     694.4     774.9     849.3

 TOTAL BALTIMORE MSA     799.8     867.6     974.9    1057.5      1138
     Change                         8.48%    12.37%     8.47%     7.61%
================================================================================

     SOURCE: WASHINGTON METROPOLITAN COUNCIL OF GOVERNMENTS COOPERATIVE FORECAST ROUND 5.2; BALTIMORE METROPOLITAN COUNCIL, ROUND 5.0 FORECASTS

The Metropolitan Washington Council of Governments Round 5.2 Cooperative forecasts indicates that the average household size in the Washington PMSA was
2.69 persons at the time of the 1990 census, down from 2.77 as of the 1980 census. The average household size is forecast to decline to 2.66 by the year 2000, and continue to 2.63 and 2.59 in the years 2010 and 2020, respectively. The Baltimore Metropolitan Council reports the average household size of 2.71 as of the 1990 census, with forecast declines to 2.58 persons by 2000, 2.49 in 2010 and 2.43 persons in 2020.

Employment Characteristics
--------------------------

The Washington-Baltimore CMSA currently ranks near the top nationally in the proportion of its population in the prime working ages of between 24 and 54 years of age. The table presented below sets forth the distribution of the Washington-Baltimore CMSA population by age, as of January 1, 1995.

           WASHINGTON-BALTIMORE CMSA POPULATION DISTRIBUTION BY AGE

                    Age Group      Percentage of Population
                    ---------      ------------------------
                    Under 18                 24.4%
                    18-24                    9.7%
                    25-34                    17.6%
                    35-49                    25.6%
                    50 & Over                22.7%

     SOURCE:   SALES AND MARKETING MANAGEMENT, SURVEY OF BUYING POWER, JANUARY,
               1995

The Washington metropolitan area is one of the wealthiest in the nation according to the Sales and Marketing Management 1995 Survey of Buying Power. Median household effective buying income, or "EBI" is defined as "...roughly equivalent to disposable or after-tax income. The Washington PMSA ranked ninth in the country in terms of median household EBI at $53,420. The Baltimore PMSA ranked 48th, with the median household EBI at $41,802. The table which follows sets forth the ten metropolitan areas in the country with the highest median household effective buying income as of January 1, 1995.

                   TEN HIGHEST MEDIAN HOUSEHOLD INCOME AREAS
                               BY 1995 ESTIMATE

     1 Middlesex/Somerset/Hunterdon, NJ           $65,871
     2 Nassau/Suffolk, NY                         $62,011
     3 Bridgeport/Stamford/Norwalk/Danbury, CT    $58,101
     4 Newark, NJ                                 $55,739
     5 Trenton, NR                                $55,480
     6 San Jose, CA                               $54,778
     7 Bergan - Passiac, NJ                       $53,864
     8 Anchorage, AL                              $53,517
     9 Washington, D. C.                          $53,420
    10 Monmoth -Ocean CA                          $52,336

     SOURCE: SALES AND MARKETING MANAGEMENT, SURVEY OF BUYING POWER, JANUARY 1,
             1995

As previously mentioned, the median EBI, Effective Buying Income, in the Washington PMSA was $53,420, with the Baltimore PMSA at $41,802 as of the January 1, 1995 survey. The EBI of the Washington-Baltimore CMSA was further reported at $48,661. A breakdown of the households contained within the Washington-Baltimore CMSA by median effective buying income as set forth in presented in the following table.

                                                      WASHINGTON-
     EBI                   BALTIMORE   WASHINGTON   BALTIMORE CMSA
     ---                   ---------   ----------   --------------
     Under $10,000           9.2%         5.2%            6.8%
     $10,000 -$19,999       11.5%         7.0%            8.7%
     $20,000 -$34999        19.9%       115.5%           17.3%
     $25,000 -$49,999       20.2%       118.1%           18.9%
     $50,000 and over       39.2%       554.2%            48.3%

     SOURCE:  SALES AND MARKETING MANAGEMENT SURVEY OF BUYING POWER,
              JANUARY, 1995

In terms of employment, government and services dominate the Washington
PMSA, while trade and services predominate in the Baltimore region. The presence of the Federal government in Washington D.C. has historically been recognized as a stabilizing factor on the economy of the region; the area established a diverse economic base over the preceding two decades. However, the recessionary period of the early 1990s disputed the prior claim of "recession proof" for the Washington area, as the prevailing economic factors began to take its toll on the region.

The Washington, D.C. region enjoyed a period of growth during the 1980s when the economy grew from four to six percent per annum. The peak year for job growth in the region was 1984, when 107,000 jobs were added to the employment base. Growth fell to 100,000 new jobs in 1985, and to 82,000 new jobs in 1986. From 1986 to 1988, annual job growth settled in the 4% range. Job growth in 1989 was 2.9%, but the growth trend reversed in 1990 and this decline continued through 1992. The Baltimore Region experienced similar trends over the past decade; 1984 represented the year of highest employment growth, at an annual rate of 3.39%, as compiled by the Baltimore Metropolitan Council. Employment growth during the following three year period, through 1987, remained at or above 5.1%, followed by a significant reduction. During the 1988-1990 period, employment growth stabilized at an average annual rate of 1.43% in the Baltimore region.

The Washington, D.C. area's employment patterns have changed considerably over the past ten years, with significant growth occurring in the private sector. Although the federal government has historically been the major employer in the region, federal employment has not grown in relationship with other segments of the economy. The share of federal employees declined from 18% of the workforce to 16.6% of the workforce between 1986 and 1990. The service sector has emerged as the fastest growing section of the economy and is now the largest employment classification in the Washington area. In 1960, the service industries employed 18% of all non-agricultural workers in the area, compared with 39% for government. The 1994 figures indicate that federal, local and state government employment represents about 27% of all non-agricultural employment, while services have grown to approximately 35%.

The following table presents the changes in employment composition of the Washington, D.C. PMSA from 1990 through 1994.

                      EMPLOYMENT DISTRIBUTION BY INDUSTRY
                         WASHINGTON, PMSA 1990 - 1994

                                                                 CHANGE
                      1990      1991      1992      1993     1994(c)  90-94
================================================================================
Manufacturing        88,968    82,807    79,099    79,239    80,900   2.1%
Construction        131,676   103,432    95,332    97,450   102,587   5.3%
T.C.U (a)           105,543   105,438   103,890   102,676   103,281   0.6%
Wholesale Trade      75,658    71,833    69,859    69,105    71,137   2.9%
Retail Trade        353,094   339,817   336,005   338,041   344,074   1.8%
F.l.R.E. (b)        130,985   12B,339   125,581   127,655   133,400   4.5%
Services            739,987   728,946   737,142   762,779   779,068   2.1%
Federal Government  365,743   371,945   379,208   379,736   365,840  -3.7%
Local Government    138,861   140,896   141,330   142,968   143,424   0.3%
State Government     79,403    76,807    76,770    78,053    75,986  -2.6%
                  --------- --------- --------- ------------------ ------
Total Washington
PMSA              2,209,918 2,150,260 2,144,216 2,177,702 2,199,697 -4.63%

(A) - TRANSPORTATION, CONSTRUCTION, UTILITIES; (B) - FINANCE, INSURANCE, REAL ESTATE; (C) ESTIMATES BASED ON QT3 REPORTS
SOURCE: MWCOG ECONOMIC TRENDS IN METROPOLITAN WASHINGTON, 12/8/93
              ---------------------------------------------------

The Baltimore PMSA reported changes in the employment categories as well, over the last twenty years. The decade spanning 1970 through 1980 experienced an overall increase in employment in the region of 17.48%. Growth in the services, government, and trade led the way. The following decade saw over 20% employment growth, with the Services sector increasing by 55.42%, followed by Trade at 26.17%. Decreases in manufacturing and government offset these increases. The table presented below provides an overview of this growth over the twenty-year period.

                        EMPLOYMENT BY TYPE OF ACTIVITY
                          BALTIMORE REGION 1970-1990
                                (IN THOUSANDS)

                                             PERCENT             PERCENT
     INDUSTRY            1970      1980      CHANGE    1990      CHANGE
================================================================================
     Infrastructure      121.7     131.8     14.43%     68.8      18.92%
     Manufacturing       197.6     162.0     -17.32%   130.7     -25.49%
     Trade               196.1     240.0     22.39%    302.8      26.17%
     Services            229.5     314.7     37.12%    489.1      55.42%
     Government          216.8     281.3     29.75%    265.5      -5.62%
                         -----   -------     ------  -------      ------
     Total               961.7   1,129.8     17.48%  1,356.9       20.1%
==============================================================================

SOURCE:   BALTIMORE METROPOLITAN COUNCIL REGIONAL ECONOMIC INDICATORS

Development Trends
------------------

A combination of the previously discussed demographic elements of population, income and employment growth fostered record-breaking growth in the housing market through the last half of the 1980s. Median home prices in the Washington region increased from 1985 levels of $97,100 to $144,400 by 1989, with an annual average percent increase of 10.50% over this five year period. According to figures published by the National Association of Realtors, Washington has consistently ranked within the top fifteen marketplaces throughout the nation in terms of median housing price. Although the median sales price of housing in the Baltimore region does not rank as high as the Washington region, dramatic increases were nonetheless realized. In 1980 the median sales price in the Baltimore region was $52,200. In 1985, the median sales price had increased by 39% to $72,600. By 1990, the National Association of Realtors' data indicated a median average sales price in the Baltimore region of $105,900, an increase of 45.87% or an annual increase of almost 10% per annum over the five year period.

Both residential and non-residential construction in the Washington-Baltimore region were unprecedented during the period from 1985 to 1987. A significant slowdown occurred beginning in 1989. Activity levels continued to decline from the peak years through 1992. Residential building permits as an indicator of housing activity, issued in the Washington region during the period from 1986 through 1987, increased from 41,458 to a high of 43,261. The 1988 figure of 39,724 permits issued reflects a decrease of almost 9%, from the prior year, with a further reduction of almost 12% for year-end 1989. By year-end 1990, building permit activity decreased an additional 29.9% from the 1989 levels. Various industry experts and economists have attributed this decline in building activity to a number of factors including the unavailability of construction financing as a result of the savings and loan crisis, as well as the general recessionary economic environment.

Likewise, the Baltimore region experienced similar trends in residential permit issuance, with peak activity in 1985 at approximately 18,800 issuances, an increase of 11.9% over the previous year. Over the next two years, residential building permit activity remained relatively constant, with a slight decrease of 5% in 1987 and an increase of 3% in 1988. In 1990, a dramatic decrease of almost 22% was reported followed by a decrease of 18.8% in 1991. In 1992, a dramatic rebound was reported, with an increase of over 34%. The following table summarizes the residential building permit activity for the Washington and Baltimore regions.

                      RESIDENTIAL BUILDING PERMITS ISSUED
                                  1990 - 1994

                                                                    CHANGE
WASHINGTON REGION   1990      1991      1992      1993      1994     90-94
==============================================================================
D.C.                   368      333        132       304       210    42.9%
Maryland Suburbs    13,608    9,898     12,138    13,030    11,663   -14.3%
Virginia Suburbs    24,616   18,146     23,987    27,630    26,153    -6.2%
                    ------   ------     ------    ------    ------    -----
S/T WASHINGTON PMSA 38,592   28,377     36,257    40,964    38,026    -1.5%

BALTIMORE REGION    13,200   10,800     14,500    13,000    12,600    -4.5%

          SOURCE:   ECONOMIC TRENDS IN METROPOLITAN WASHINGTON, WASHINGTON
             METROPOLITAN COG; REGIONAL ECONOMIC INDICATORS, BALTIMORE METROPOLITAN COUNCIL

Non-residential construction in the Washington PMSA recovered from the depressed market of the early part of the 1980s with increases in development of over 40% from 1984 to 1985. Record increases were also tabulated for 1988 at 46.56% above the 1987 level. Since that time activity has been leveling off due to a number of economic factors including oversupply of product, unavailability of financing and the general economic environment. In 1990, new commercial construction was approximately half of the amount that was started in 1988. The following table sets forth commercial construction in the Washington D. C. PMSA from 1990 through 1994 as published in the Washington Metropolitan Council of Governments Economic Trends in Metropolitan Washington 1990-1994.

                  COMMERCIAL CONSTRUCTION - WASHINGTON REGION

                                                                                                                   Change
                                                1990          1991         1992       1993          1994           90-94
====================================================================================================================================
D. C.                                         5,084,350    5,677,840    2,085,336    1,138,339     2,065,748        -59.4%
Maryland  Suburbs                             7,108,629    6,269,102    5,515,518    5,426,260     5,181,828        -27.1%
Virginia  Suburbs                             7,258,820    6,701,248    8,747,674    5,717,030     7,968,412         -9.8%
                                              ---------    ---------    ---------    ---------     ---------        -----
WASHINGTON,  PMSA                            19,451,799   18,648,190   16,348,528   12,281,629    15,215,988        -21.7%
====================================================================================================================================

SOURCE:  ECONOMIC TRENDS IN METROPOLITAN WASHINGTON, 1990-1994.

The table that follows on the following page provides an overview of non-residential, new construction in the Baltimore region over the same period, from 1990 to 1994, presented in millions of dollars. Similar trends as experienced in the Washington region can be deduced from this data.

                     NON-RESIDENTIAL NEW CONSTRUCTION
                             BALTIMORE REGION

                                                              UTILITY
          TOTAL     OFFICE    COMM.     INDUS. INSTITUTIONAL  & OTHER
========================================================================
1990      467.4     138.1     119.9     127.5     77.0           4.9
1991      280.7      27.7      79.9     101.6     66.3           5.3
1992      196.4      28.4      65.1     13.1      88.7           1.1
1993      268.7      59.7      52.3     34.3      117.4          5.0
1994      171.9      22.2      48.9     32.4      65.0           3.3
========================================================================

SOURCE: BALTIMORE METROPOLITAN COUNCIL, REGIONAL ECONOMIC INDICATORS, FEBRUARY 1995.

TRANSPORTATION
--------------

Washington's Metrorail ("Metro") system has fueled the increases in construction in most areas surrounding new and proposed stations throughout the preceding decade. The concept of promoting higher density development related to public transportation, especially Metro, has been put into action in several locations around the region. Arlington County and the City of Alexandria have guided redevelopment in their Metro station areas by planning for higher densities and a greater mixture of uses. Other station areas, such as those in Fairfax and Prince George's Counties, are anticipated to stimulate both commercial and residential development around these Metrorail stations.

Within the Washington area, public transportation includes the Metrobus and Metrorail systems. The Metrorail system had grown to include approximately 90 miles of track and 74 stations serving the District of Columbia, Maryland and Virginia. At completion, Metrorail will cover 103 miles with 83 stations throughout the Washington region. Metrorail experienced a 33 percent increase in riders hip during the period from 1980 to 1985, and an increase of 27% for the five-year period from fiscal year 1986 through 1990. Increases in ridership are projected to continue as levels of population and commercial growth in some suburban areas are beginning to exceed the capacities of existing road networks.

Most recently, the Virginia Railway Express System started its commuter service from the outer suburbs in Northern Virginia to Washington, D.C. in 1992. The system opened its east/west route from Manassas in Prince William County to D.C. in June of 1992. The following month, the north/south route initiating in Fredericksburg began its leg of this rail system. The Virginia Rail System terminates at Union Station. Closer-in stations along these two routes also provide alternative commuting for residents in neighboring Northern Virginia counties. AMTRAK and the Maryland Rail Commuter ("MARC") rail systems also serve both regions, providing interim stops to points north and south.

The transportation system serving the Baltimore Regional also features external road networks, public buses, subway, and rapid rail. The METRO subway of Baltimore consists of 14 miles of tract extending from the City of Baltimore to target suburban areas. Expansion of this system is underway, with a current estimated daily ridership of 50,000 individuals. In 1992, the 22.4 mile long central light rail transit line was completed. The system runs north-south, connecting the city of Baltimore with Timonium to the north, and Linthicum/Cromwell Station/Glen Burnie, to the south. Planned expansion of this light rail system includes access to Hunt Valley to the north and Baltimore- Washington International Airport ("BWl") to the south.

Accessibility to the Washington and Baltimore metropolitan areas is excellent. Major highways serving the region include Interstate Routes 1-95, running north to south along the entire Atlantic seaboard; 1-66, serving Northern Virginia into the District of Columbia; 1-270, which carries commuters north from the Washington Capital Beltway to the northern reaches of Montgomery County and beyond; 1-495, the Capital Beltway; 1-695, the Baltimore Beltway; 1-83, serving the City of Baltimore and points north and south; 1-70, which provides access from Baltimore to western jurisdictions.

Metropolitan Washington and Baltimore are further easily accessible via plane. These regions are served by three major airports; Washington National Airport is located directly across the Potomac River from downtown Washington; Dulles International Airport is situated along the Fairfax/Loudoun County line in the Virginia suburbs; and Baltimore-Washington International airport is located along the Baltimore-Washington. Washington National Airport, located four miles from downtown Washington, is served by 19 commercial carriers which currently have scheduled approximately 900 flights daily and served an average of 45,000 passengers daily. Dulles Airport serves over 30,000 passengers with nearly 800 flights daily.

The recently renovated and expanded Baltimore-Washington International Airport ("BWI") is located in northern Anne Arundel County, approximately 32 miles from downtown Washington. The airport is served by 25 carriers with more than 425 daily flights and commuter airlines which operate from the facility and is ranked 14th in the nation in international travel. Further improvements are in process with a $13.4 million runway expansion and related taxiway and runway safety areas, which were recently completed. This expansion accommodates Pacific Rim carriers. An international pier addition is in the planning stage for this facility which will ultimately house a U.S. Immigration and Naturalization Service and Customs office, ticket counters, baggage claims area, and concession stands. Smaller business and private aircraft are handled by Lee Airport and the Bay Bridge Airport, both facilities being within a twenty minute drive from Annapolis. BWI's sophisticated new air cargo complex handles approximately 60% of all of the air cargo in the Baltimore-Washington market.

Conclusions
-----------

The recent merger of the Washington and Baltimore regions into one consolidated MSA has resulted in the fourth largest demographic region in the country. The similarities between Washington and Baltimore, 35 miles apart, provide a blending of two expansive communities that have ultimately melded over the recent years of development; commuting between the previously identified Washington and Baltimore jurisdictions for employment and social reasons have blurred the lines of distinction. The combined strength of this mid-Atlantic corridor reflects a generally stable local economy with the second largest office market containing over 224 million square feet, a high after-tax effective buying income of $48,661, one of the lowest unemployment rates in the nation at 5.3%; the highest percentage of college graduates, and the highest concentration of scientists and engineers in the country. These combined demographics characterize an urban region which continues to represent a desirable and profitable location for not only residences but businesses as well.

SITE DESCRIPTION
----------------

The subject property is a portion of a 13.189 acre tract of land situated along the west side of South Lake Boulevard at its intersection with Higgins Drive within the Southlake at Montclair planned community. The overall 13.189 acre site is reportedly approved for subdivision to yield a total of 53 single-family detached lots.

The site has approximately 400 feet of frontage along the west side of South Lake Boulevard. As of the inspection date, the site was unimproved; the majority of the site is wooded with cleared areas along the South Lake Boulevard frontage. The site is irregular in shape and the topography of the site is gently rolling. The site plan provided indicates access to the subject development phases will be provided by the extension of Higgins Drive and the proposed Benton Court. Both of these will be public roadways constructed within a 50' right-of-way. The site plan indicates the following Area Tabulation.

Total Area:                   13.189 ac
Total Number of Lots:         53 lots
     Number of "flag" lots:   15 lots

Street Dedication Area:       1.612 ac
Lot Area:                     8.469 lots
Open Space Area:              3.108 ac
Net Density:                  4.02 du/ac

Based upon this information, the average lot size equates to approximately 7,000 square feet. Additionally, approximately 24% of the area of the overall development section will be in open space. The site has access to all public utilities, including public water and sewer, telephone, gas and electric service.

Proposed site improvements include asphalt paved public roadways and private access easements, concrete curb and gutter, storm sewer, street lighting and landscaping. No study of sub-surface conditions has been undertaken by nor provided to the appraiser; however, there are no known adverse conditions which would prohibit the proposed development of the site with single-family detached dwelling units as proposed. Further, no toxic waste materials were observed upon the site during my inspection of the property nor are any such materials known to exist in proximity. However, site contamination issues are beyond the area of the appraiser's expertise; it is therefore recommended that a survey be conducted by professionals competent in this area in order to determine the existence of any such adverse conditions on the subject property.

The site appears to have the size, shape, access and physical characteristics compatible with the proposed development. No portion of the subject property is within a designated flood plain area. The subject property is identified on Panel Number 5115300-0301-D of the FEMA Flood Hazard Boundary Map dated January 5,1995. The property is located within flood zone "X", a minimal flood hazard area. A copy of the flood map upon which the subject property is located is presented within the Addenda of the report as Exhibit Ill.

Presented within the Addenda as Exhibit I is a site plan of Section S-7, Southlake at Montclair upon which the subject proposed lots are illustrated. This site plan, prepared by Greenhorne & O'Mara, Inc. and dated May 11, 1994, is incorporated herein by this reference.

ZONING DISCUSSION
-----------------

The subject property is zoned to the RPC, Residential Planned Community District, of Prince William County, Virginia. The RPC district is intended to permit, in accordance with the Comprehensive Plan, the development of planned satellite communities containing not less than 500 contiguous acres under one ownership or control in those areas of the County where provisions for sanitary sewers, sewage disposal facilities, adequate highway access and public water supply are assured. Within such planned communities, the location of all residential, commercial, industrial and governmental uses, school sites, parks, playgrounds, recreational areas, commuter parking areas and other open spaces shall be controlled in such a manner as to permit a variety of housing accommodations and land uses in orderly relationship to one another.

Development under this zone requires a Master RPC Zoning Plan, consisting of a drawing and text which shows the proposed general layout, the general location of the various types of land uses, the proposed densities of population in residential areas, a major thoroughfare plan, a general public utility plan, a general storm drainage plan and a plan showing the location of recreational spaces, parks, schools and other public or community uses.

The Master RPC zoning will include a phasing schedule which describes when, within the development of the Planned residential Community, the required school sites, library sites, recreation and green space areas, major streets, commuter parking lots, and similar a amenities or community facilities will be dedicated or reserved.

Individual development phases within Planned Residential Communities are subject to site plan approval. County records indicate that site plan 96-00166 for 53 lots on 14 acres was approved on April 5, 1996.

HIGHEST AND BEST USE
--------------------
Introduction


For the purpose of this appraisal, Highest and Best Use is defined as "The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest land value". /(1)/ Implied within these definitions is a recognition of the contribution of that specific use to community environment or to community goals, in addition to wealth maximization of individual property owners.

The optimum use of the site, if unimproved and available for development, would be that use which would generate the greatest net return on the property over the economic life of the proposed improvements. In analyzing the highest and best use of the site as though vacant, careful consideration has been given to the following limitations imposed by government, neighborhood uses and market demands.

     * Examination of land use regulations that prescribe permitted development. Reference has been made to existing zoning ordinances, master plans and building codes.

     * Compatibility of properties located in proximity to the subject. Consideration has been given to the land use patterns established and the predominant types of development in the subject market area.

     * Analysis of the physical characteristics accepted by the market. An investigation has been conducted as to the size, density, layout, design, efficiency, etc. of economically successful single-family communities.

*
The subject of this appraisal is a parcel of land containing approximately
13.189 acres located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, Classification of Prince William County, Virginia and is approved for development with a total of 53 lots to be developed in three phases.

The subject proposed lots will be developed within the Southlake at Montclair planned community, and will be served by the extensive Montclair community amenity package, including pool, clubhouse, tennis courts, open space and the lakes. The site plan provided indicates the proposed lots will contain an average of approximately 7,000 square feet. The appraiser is advised that the contract owner proposes to improve these proposed lots with traditionally styled housing product base priced from $169,000 to $184,000.

/(1)/ The American Institute of Real Estate Appraisers. The Dictionary of Real Estate Appraisal. Second Edition (Chicago: American Institute of Real Estate Appraisers, 1988)

Competitive Housing Analysis
----------------------------

A survey of new single-family communities which are currently marketing in the subject area of eastern Prince William County has been undertaken for the purposes of this analysis. A survey of new single-family communities marketing product in the subject Dumfries/Woodbridge areas of Prince William County is presented in the table on the facing page. A total of 19 single-family detached offerings within eleven communities were surveyed for the purposes of this analysis. The projects surveyed offer units base priced from $180,847 as to Ryan's offering in Cardinal Crest up to $237,115 as to Equity Homes' offering in the Brittany subdivision. The average base price developed by the 19 projects surveyed was $207,620.

These projects offer units containing an average of from 1,916 up to 2,715 square feet of finished living area, and the average unit size developed by the surveyed projects was 2,405 square feet. The unit prices ranged from $73.27 to $106.67 per square foot, and the surveyed projects developed an average unit price of $86.80 per square foot of finished living area. The average monthly absorption levels demonstrated by these projects ranged from a low of 0.27 per month as to Pighini-Richard's offering in the Highbridge subdivision up to 4.55 units per month as to Manhattan Home's product in the Lake Terrapin community. The average absorption level developed by the surveyed projects was 1.44 units per month.

The contract owner plans to offer three traditionally styled model type dwelling units on the proposed lots base priced from $169,000 to $184,000. The units will contain three bedrooms and two and one-half baths within from 1,672 to 2,080 square feet of finished living area. The units will be offered standard with a one-car garage. The average unit price developed by the proposed model types range from $88.46 to $101.08 per square foot of finished living area.

Analysis of Market Trends
-------------------------

The factor of greatest impact on successful residential development is the economic environment. Beginning in the third quarter of 1989, continuing through 1990 and into 1991, a severe decline in new home sales and resale volume occurred not only regionally but nationwide as well. Concurrently, other facets of the economy began to be impacted. Retail sales dropped dramatically, unemployment figures began to escalate, and domestic manufacturing levels dropped.

While activity levels in the real estate market, including housing sales, have not rebounded to levels which were evident in the late 1980's, steady improvements in these economic indicators have been evident since 1993. Beginning in the first half of 1993 and continued somewhat erratically through 1994 and 1995, traffic through new subdivisions began to increase. With these slow but steady improvements in the economy underway, the housing industry began to feel the positive effects of increased consumer confidence.

The table presented on the following facing page sets forth a single-family/ townhouse/plex/condominium sales comparison of new home sales throughout the region from 1991 through 1995. This data was compiled from contract activity on new home subdivision of 30 or more planned units as published by Housing Data Reports. The region overall experienced a 1.4% decline in 1995 from 1994 levels; Prince William County, however, registered an increase of 9.1 % in 1995 over 1994 activity. The new home sales which occurred in the county during 1996 represented a 2.1% increase over 1995 levels.

Key factors considered in the analysis of absorption in competing developments are product, affordability, size of development, inventory as well as the availability of financing. The cyclical decline and advance of mortgage interest rates have a determining effect on the sale and marketability of the housing product. Interest rates have to be at a level that is acceptable to the market and typical purchaser the development is attempting to attract. The current interest rate levels considered acceptable to attract a significant portion of the market is projected to be between 7% to 9% for 30-year fixed rate mortgages and 5% to 7% for adjustable rate mortgages and builder buydown loans. Current mortgage rates fall within this range.

Conclusions
-----------

Based upon this study of competitive projects and market demand, an absorption period of 39 months has been forecast for the sell-out of the subject proposed 53 finished lots. This absorption forecast incorporates a six-month "lead in" period to complete sufficient land development to commence lot deliveries, and equates to an average of 1.19 lots per month and 1.34 lots per month over the delivery period.

In conclusion, based upon analysis of the legal, physical and economic factors influencing value, and following a site inspection and neighborhood analysis, it is the opinion of the appraiser that the highest, best, and most profitable continuous use to which the subject property could be put would be for development of the subject land in accordance with the site plan provided for development with detached dwelling units which the requirements of the RPC zone and which further meet the requirements of the current market. This use is legally permissible, appropriately supported, and is economically feasible.

                               VALUATION SECTION

                               VALUATION SECTION


VALUATION PREMISE
-----------------

The purpose of the appraisal is to estimate the current market value of the herein-described property, in "fee simple", as of May 12,1997. Under the scope of the assignment, per the request of the client, the following values have been estimated:

Market Value - "As Is"        The current estimated market value of the subject
                              land, approved for subdivision to yield 53 single-family building lots, in its current, raw state as of the appraisal date.

In estimating the above value, each of the three conventional approaches to value, i.e., the Cost Approach, the Sales Comparison Approach and the Income Approach has been considered. These approaches to value are briefly summarized as follows:

     * The Sales Comparison Approach has been relied upon in estimating the value of the subject proposed building lots as finished. The value estimate by the Sales Comparison Approach is determined by extracting units of comparison from sales of reasonably similar type properties and comparing them directly to the subject utilizing necessary adjustment variables.

     * The Cost Approach to value results in an indication of value by combining the estimated value of the land with the reproduction cost new (both direct and indirect) of the improvements, less all forms of accrued depreciation. This approach assumes that a prospective buyer would not be warranted in paying more for a property than the total cost of reproduction. As the appraisal problem is limited to estimating the "as is" value of the subject proposed building lots, the cost approach to value has not been employed.

     * The Income Approach is useful in demonstrating the income producing potential and investment quality of a property. This approach involves an estimate of the gross economic income which can be commanded by the subject property, less certain operating expenses, and capitalized at a rate commensurate with the risks involved. As this appraisal considers only the value of the subject land, this technique has not been employed.

In estimating the "as is" or raw lot value of the subject proposed building lots, the appraiser has relied upon the Developmental or Anticipated Use Method. Following a thorough review of both the land records and the subdivision approval records of Prince William County, Virginia, the market revealed only one recent transaction of raw lots or tracts of land proposed for single-family development which are relevant for comparison to the subject property. The comparable transaction is for the sale of a raw parcel within the subject community, and is studied in Conjunction with the following as Is value analysis.

The Developmental or Anticipated Use Method is a discounting process which proceeds from the estimated value of the subject proposed lots on a finished, retail basis. The developmental use analysis further takes into account absorption, land development costs, holding period and sales expenses, along with developer's anticipated profit. The estimated costs are deducted from the sales proceeds projected over the holding period, and the net proceeds are discounted to a present value estimate. The result of this discounting process theoretically represents the "as is" value of the subject property. Consideration is typically given to the following components in a developmental use analysis:

     * Direct and indirect land development costs required to market the lots on a finished\retail basis;

     * Estimated sales expenses and holding period costs which may reasonably be anticipated to be incurred in connection with the development and marketing process;

     * Deduction for profit allowance to cover risk and provide developer incentive;

     * Deduction for time over a projected absorption period at an appropriate discount rate.


"AS IS" VALUE ANALYSIS
----------------------
DEVELOPMENTAL USE APPROACH - 53 PROPOSED LOTS

------------
INTRODUCTION
------------

In estimating the market value, "as is" of the subject proposed 53 single-family building lots, the "Developmental" or "Anticipated Use" Method has been employed. The developmental method is useful in evaluation of the "as is" value of either raw land or property under development where market transactions relative to the proposed product type to be developed from the property are readily available for comparison.

The developmental method is a discounting process which proceeds from an estimate of the gross sell-out of the subject lots on a finished, retail basis. The number, size and types of lots which may be developed on the property must be determined and comparative market analysis undertaken in order to estimate the most likely retail sales proceeds which may be realized from subdivision and development of the property under analysis. From the estimated sales proceeds are deducted the total of all direct and indirect costs necessary to complete the land development required in order to market the finished lots on a retail basis, in addition to all holding period expenses which may reasonably be anticipated in connection with the development and marketing process. Additionally, this analysis takes into account absorption, all related holding period costs and anticipated profit. The result of this discounting process theoretically represents the "as is" value of the property under analysis.

---------------------
REVENUE DETERMINATION
---------------------

The developmental or anticipated use analysis proceeds from an estimate of the value of the subject lots on a finished, retail basis. The product assumption under which the developmental use analysis has been undertaken is based upon the yield of 53 lots as set forth on the site plan previously identified.

Prospective Future Value - 53 Finished Lots
-------------------------------------------

The subject 53 proposed building lots have been valued, as though fully finished, on a gross retail basis by direct comparison with several sales of finished lots which have recently occurred within proximate areas of Prince William County which are considered to be reasonably similar to the subject in terms of income levels and housing demand. These lot sales are summarized in the table on the facing page and are detailed under Schedule "A" in the Addenda of the report. The appropriate unit of comparison derived from the market and utilized for this analysis is the "price paid per lot".

The comparable sales transactions employed in the analysis of the subject finished lot value consist of 14 transactions which occurred within six communities, including the subject Southlake at Montclair, Lake Terrapin, Ashland and four additional subdivisions currently marketing finished lots within two miles of the subject property. The transactions employed in the analysis occurred from November of 1996 through April of 1997 and developed lot prices which ranged from $47,000 per lot for lots within the subject South lake community up to $65,000 per lot in the Brittany subdivision just south of the subject. The sales developed an average unit price of $56,405 per lot.

The factors itemized below have been taken into consideration in the analysis of this market data:

     *    dates of sales;

     *    location in relation to subject;

     *    site configuration, topography and overall utility; zoning;

     *    size of individual lots;

     *    amenities in place or proposed;

     *    access and traffic patterns;

     * mortgage financing available at the time of sale; general socio-economic conditions.

Many of the above cited factors of comparability are very compatible between the comparable data and the subject proposed finished lots and consequently require little or no adjustment. All sales are reported to be "arms length" transactions with typical financing terms; therefore, no adjustments for cash equivalency or conditions of sale are required. Further, all of the comparable transactions transferred in fee simple, so no adjustment for property rights is required. Adjustments have been made for location, lot size; land development status and the availability of community amenities. Based on the current dates of the transactions employed in the analysis, no market conditions or time adjustment is considered to be warranted.

Location adjustments consider proximity to employment centers, recreation facilities, commuter routes and public transportation, and the immediate environs of each property under analysis. There follows a discussion of the transactions considered to be most comparable to the subject proposed lots as finished.

     COMPARABLE NUMBER 1A is the most recent acquisition of a finished lot by Fairfield Classic Homes within the subject Southlake community. This transaction, which occurred in April of 1998, developed a unit price of $48,565. Based upon the close proximity of this comparable to the subject and the comparable lot sizes, no adjustment is required. Based upon comparable number la, the indicated value of the subject proposed lots as finished is $48,565.

     COMPARABLE NUMBER 1B is the initial acquisition by Koury Communities of a finished lot also located within the subject Southlake at Montclair community. This transaction occurred in December of 1996 at $47,000 per lot. Again, as comparable number 1b is located just across South Lake Boulevard from the subject and the lots are comparable in size, no adjustment is warranted. The indicated value of the subject proposed lots as finished, based upon comparable number 1b, is $47,000 per lot.


     COMPARABLE NUMBER 2A is the April, 1997 acquisition of a finished lot within the Lake Terrapin community located just west of the subject along Spriggs Road by Stronko Construction. This transaction developed a unit price of $59,000. Downward adjustment has been applied to reflect the larger size of the comparable lot. Comparable number 2a results in an indication of the value of the subject proposed lots as finished, after adjustment, of $50,150 per lot.

     COMPARABLE NUMBER 3A is a recent acquisition by Regency Homes of a finished lot within the Ashland PUD located just west of the subject along the north side of Dumfries Road. This transaction occurred in April of 1997 at a unit price of $56,000 per lot. Downward adjustment is required as the comparable lots are larger than the average size of the proposed subject lots. The indicated value of the subject proposed lots as finished, based upon comparable number 3a, is $47,600 per lot.

     COMPARABLE NUMBER 4B is a recent acquisition of five lots within the Cardinal Crest subdivision located just north of the subject along Cardinal Drive. This transaction occurred in April of 1994 and developed a unit price of $52,700. This comparable requires downward adjustment to reflect the larger lot size than that proposed for the subject. Also, as the comparable subdivision offers no amenity package, upward adjustment has been applied. After adjustment, comparable number 4b results in an indication of the value of the subject proposed lots, as finished, of $50,065.

The adjustments discussed above are presented in grid form in the table on the facing page. The transactions evaluated for the purposes of this analysis indicate a range of value from $47,000 to $50,150 per lot after adjustment. Based upon the above analysis and factors of comparability, it is the opinion of the appraiser that the prospective future value of the subject proposed lots as finished is consistent with $48,000 per lot.

PROSPECTIVE FUTURE VALUE -53 FINISHED LOTS:
(ABSORPTION TIME - 39 MONTHS)

                      53 LOTS @ $48,000/Lot = $2,544,000

Price Escalation
----------------

With regard to development of a projection of sale price escalation over the absorption period, historical appreciation rates of both land and housing prices in the subject sub-market and the region overall have been studied. In evaluating land sales which have occurred in Prince William County and the region, in addition to current contracts being executed for the take-downs of finished lots, it appears that annual price escalation rates ranging from 0% to 8% per annum are being developed. Based upon the above information and evaluation of current market conditions, the prices of the proposed finished lots are forecast to escalate at the rate of 4% per annum, beginning with the second take-down.

It is impossible to prove conclusively any forecast of future conditions. It is, however, the opinion of the appraiser that this projection of price escalation over the anticipated holding period represents a reasonable projection of future conditions based upon studies of historical market data and evaluation of current market trends and conditions.

Projected Absorption Level
--------------------------

The absorption conclusions and analysis undertaken to arrive at these conclusions are set forth in detail under the highest and best use section of the report. An overall period of 39 months has been forecast for absorption of the subject 53 proposed building lots as finished. This forecast incorporates a six-month "lead-in" period prior to the initial delivery in order to complete sufficient land development to commence initial lot deliveries. This projection equates to an overall absorption pace of approximately 1.34 lots per month over the projection period and approximately 1.61 per month over the delivery period. For the purposes of this analysis, five lots per quarter are projected to deliver beginning in the third quarter of the projected holding period. The final three lots are forecast to deliver in the last quarter of the projection period.

---------------
PROJECTED COSTS
---------------

From the projected cumulative sales proceeds are deducted the estimated direct and indirect costs associated with completion of all land development required to market the subject proposed lots on a finished, retail basis. In addition, sales expenses, a projected developer profit, and real estate tax liability have been estimated and deducted from the projected revenues. These expense categories are discussed as follows.

Development Costs
-----------------

In developing an estimate of the direct development completion costs for the subject property, the land development budget for the first two development phases of the subject property prepared by the contract owner was reviewed. It is noted that development phases I and II contain a total of 25 lots. A copy of this information is presented within the Addenda of the report as Exhibit IV.

The direct cost land development budget provided by the contract owner totals $429,204 or $17,168 per lot as to the 25 lots included in the cost projection. This total includes such indirect items as feasibility expenses, planning/engineering, proffer liability of $35,413, and bonding costs in addition to direct development requirements. This estimate appears reasonable based upon land development costs demonstrated by other single-family lot projects undertaken in the subject submarket. For the purposes of this analysis, development costs of $18,000 per lot or $954,000 in the aggregate are forecast. These costs are forecast to be incurred evenly over the initial two years of the projected holding period.

Holding Period Costs
--------------------

From the gross sales over each period, certain additional items should be deducted. These include an estimate for sales and marketing expenses and real estate tax liability likely to be incurred over the projected holding period, along with an allowance for entrepreneurial profit. These items are discussed as follows.

Sales and marketing expenses have been estimated at 4% of gross sales proceeds. These expenses are projected to be incurred on a pro-rata basis as sales proceeds are obtained. The estimated sales estimates are based upon the analysis of similar projects within the subject and regional market area and appear to be reasonable for the subject property.

The real estate tax liability has been estimated at $400 per lot per annum over the absorption period. This estimate is based upon an "average" assessment between the current assessed values reflected for raw and for finished lots in the subject area and assumes a tax rate consistent with the current rate. The tax liability is forecast to be incurred on a semi-annual basis consistent with the tax payment schedule in the Commonwealth of Virginia and is further projected to be reduced on a pro-rata basis as outsales are forecast to occur. While it is not possible to predict either future assessments of properties under development or future tax rates, it is the opinion of the appraiser that this projection represents a logical and reasonable forecast of the tax liability likely to be associated with the subject property over the projected holding period.

Also deducted from the gross proceeds of sale is an allowance for entrepreneurial profit; the profit deduction has been estimated at 10% of gross sales proceeds. This estimate is based upon the analysis of similar projects within the subject sub-market and the region overall.

DISCOUNT RATE
-------------

The discount rate employed within the analysis reflects typical yield rates in various money markets which provide alternate investment opportunities. Alternate investment opportunities include Corporate AAA Bonds, Corporate BAA Bonds, Municipal Bonds, Five-Year Treasury Securities, and long-term Treasury Securities. The Treasury Securities cannot be compared directly to investments such as the subject property, because these securities have high liquidity and almost no risk, and set the absolute lower limit for before-tax investment yields. However, corporate bonds tend to provide a basis for risk ratings even though they have liquidity, whereas the holder of real estate cannot convert to cash as quickly or as inexpensively.

Selected yields, which are published weekly by the Federal Reserve, were analyzed in order to project an appropriate discount rate for use in the analysis. The following table sets forth the various rates which were analyzed in connection with forecasting the discount rate:

SURVEY OF MARKET RATE INDICES
-----------------------------

                                        Week of
                                     April 25,1997    April, 1997
                                     -------------    -----------
Corporate Bond Rates
--------------------
     AAA                                  7.75             7.73
     BAA                                  8.35             8.34
     A UTILITY                            8.24             8.23

SURVEY OF MARKET RATE INDICES
-----------------------------

                                             Week of
                                          April 25,1997     April, 1997
     Corporate Bond Rates
     --------------------
          Bank Prime Rate                      8.50            8.50
          Discount Window                      5.00            5.00
          Federal Funds                        5.48            5.51

     U.S. Treasury Constant Maturities
     ---------------------------------
          1-Year                               6.01            5.99
          2-Year                               6.48            6.45
          3-Year                               6.64            6.61
          5-Year                               6.79            6.76
          7-Year                               6.87            6.86
          10-Year                              6.89            6.89
          20-Year                              7.21            6.20
          30-Year                              7.10            7.09

Based upon this market information, it is the opinion of the appraiser that the 12% discount rate utilized to compute the present value of the net cash flows is appropriate under current market conditions. This rate adds approximately 365 basis points to the upper end of the range developed by the Corporate Bond Rates in order to provide for the greater risk associated with investments in real estate, as well as to account for possible rate fluctuations which may occur over the projected holding period.

The discount rate must be viewed in conjunction with the amount and timing of the profits received. Thus it is the combination of this discount rate and the profit component which results in the true effective discount rate or internal rate of return. The effective internal rate of return equates to 20.27% or nearly than three times the current long-term treasury rate. The cash flow analysis which derives the internal rate of return is presented within the addenda of the report as Exhibit V.

The calculations of the developmental use analysis are contained in the table on the following page. The indicated "as is" value of the subject land, under the assumptions set forth above, is $954,022 which is rounded to $954,000.


MARKET VALUE-"AS IS" - 53 PROPOSED SINGLE-FAMILY BUILDING LOTS:

                       53 LOTS @ $18,000/LOT = $954,000

"AS IS" VALUE ANALYSIS
Southlakes @ Montclair

Cumulative Total Gross Sell-out:    $2,544,000
                      53 lots @     $   48,000

------------------------------------------------------------------------------------------------------------------------------------
  Year Number:                             One                                     Two                                      Three
Quarter Number:                              1         2         3         4         5          6         7          8          9
Beginning Month:                             1         4         7        10        13         16        19         22         28
  Ending Month:                              3         6         9        12        15         18        21         24         27
------------------------------------------------------------------------------------------------------------------------------------
Sales/Qtr.:                                  0         0         5         5         5          5         5          5          5
Cumulative Sold:                             0         0         5        10        15         20        25         30         35

Price Escalation            4.0%

Sale Price/Lot                      $   48,000  $ 48,000  $ 48,000   $48,480  $ 48,965   $ 49,454  $ 49,949   $ 50,448   $ 50,953

Proceeds of Sale/Qtr.               $        0  $      0  $240,000  $242,400  $244,824   $247,272  $249,745   $252,242   $254,765

Less Deductions
---------------
  Development Costs                 $ 119,250  $ 119,250  $119,250  $119,250  $119,250   $119,250  $119,250   $119,250   $      0
  Sales & Admin Expenses    4.0%    $       0  $       0  $  9,600  $  9,696  $  9,793   $  9,891  $  9,990   $ 10,090   $ 10,191
  Taxes                             $  10,600  $       0  $  9,600  $      0  $  7,600   $      0  $  5,600              $  3,600
  Profit                   10.0%    $       0  $       0  $ 24,000  $ 24,240  $ 24,482   $ 24,727  $ 24,974   $ 25,224   $ 25,476
                                    ---------  ---------  --------  --------  --------   --------  --------   --------   --------
Total Deductions                    $ 129,850  $ 119,250  $162,450  $153,186  $161,125   $153,868  $159,814   $154,564   $ 39,267

Sub-Total Cash Flow/Qtr             ($129,850) ($119,250) $ 77,550  $ 89,214  $ 83,699   $ 93,404  $ 89,931   $ 97,678   $215,499

Discount Factor @          12.0%     0.970874   0.942596  0.915142  0.888487  0.862609   0.837484  0.613092   0.769409   0.766417

Discounted Proceeds/Qtr             ($126,068) ($112,405) $ 70,969  $ 79,265  $ 72,199   $ 78,224  $ 73,122   $ 77,108   $165,161

Indicated "As Is" Value             $ 954,022

   Rounded to:                      $ 954,000

   Per Unit:                        $  18,000

-------------------------------------------------------------------
  Year Number:                                                 Four
Quarter Number:                  10         11        12         13
Beginning Month:                 28         31        34         37
  Ending Month:                  30         33        36         39
-------------------------------------------------------------------
Sales/Qtr.:                       5          5         5          3
Cumulative Sold:                 40         45        50         53

Price Escalation

Sale Price/Lot             $ 51,462   $ 51,977  $ 52,497   $ 53,022
                                                                     --------------------
                                                                     Cumulative  Per Lot
Proceeds of Sale/Qtr.      $257,312   $259,886  $262,484   $159,066  $2,669,997  $50,377

Less Deductions
  Development Costs        $      0   $      0  $      0   $      0  $  954,000  $18,000
  Sales & Admin Expenses   $ 10,292   $ 10,395  $ 10,499   $  8,363  $  106,800  $ 2,015
  Taxes                               $  1,600             $      0  $   38,600  $   728
  Profit                   $ 25,731   $ 25,989  $ 26,246   $ 15,907  $  267,000  $ 5,038
                           --------   --------  --------   --------  ----------  -------

Total Deductions           $ 36,024   $ 37,984  $ 38,748   $ 22,269  $1,366,400  $25,781

Sub-Total Cash Flow/Qtr    $221,289   $221,902  $225,737   $136,796  $1,303,597  $24,596

Discount Factor @          0.744094   0.722421  0.701380   0.680951

Discounted Proceeds/Qtr    $164,660   $160,306  $158,327   $ 93,152  $  954,022  $18,000
                                                                     --------------------
Indicated "As Is" Value
   Rounded to:
   Per Unit

As previously stated, the market revealed one transfer of raw single-family building lots relevant for comparison to the subject. This transaction is the acquisition of lots within the subject Southlakes at Montclair subdivision. It is the opinion of the appraiser that this transaction provides additional support for the estimate of the "as is" value of the subject land derived from the preceding analysis.
It should be noted that the comparable transaction was not fully engineered and "ready for bonding" as of the initial transfer date as is the case with the subject property.

A summary of this market transaction follows:

                        SUMMARY OF RAW LOT TRANSACTION

Location:      Along the west side of South Lake Boulevard north of its
               intersection with Waterway Drive in the Southlake at Montclair planned community, Dumfries, Prince William
               County, Virginia.

Grantor:       Interstate General Company LP

Grantee:       Lakeside Partners LLC

Reference:     Deed Book 2308 Page 465 (2/1/96 conveyance)
               Deed Book 2402 Page (12/23/96 conveyance)

Record Date:   February 1,1996 (53 lots)
               December 23, 1996(49 lots)

Consideration: $ 800,000 (2/1/96)
               $ 800,000 (12/23/96)
               ---------
               $1,600,000 Total, or $15,686/lot

Land: +/- 26 acres proposed for subdivision to yield 102 single-family building lots

Zoning:        RPC, Residential Planned Community

Comments:      As of the acquisition date, the property was engineered for townhouses; the grantee was responsible for re-engineering and processing the site through the county for development with 102 single-family building lots. The grantee advises that the re-engineering of the site required relocation of a gas line which added over $100,000 in development costs to the site.

               The finished lots developed from this site are being marketed to Koury Communities and Fairfield Classic Homes; the most recent take-down prices were $47,000 as to Koury (December, 1996 transaction) and $48,565 as to Fairfield Classic Homes (April, 1997 transaction).

RECONCILIATION AND CONCLUSION
-----------------------------

The appraiser has been instructed to estimate the market value "as is" of the subject 53 proposed single-family building lots within the Southlake at Montclair subdivision. The subject is located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community Classification of Prince William County, Virginia.

The Sales Comparison Approach provides a valid indication of the value if there is a sufficient number of sales for comparison and they are reasonably similar to the subject. As the market revealed only one transaction of raw single-family building lots in proximity which is relevant for comparison to the subject property, the appraiser has relied upon the Development or Anticipated Use analysis to estimate the "as is" value of the subject land.

The Developmental or Anticipated Use Method is a discounting process which proceeds from the estimated value of the subject proposed lots on a finished, retail basis, deducts appropriate estimates of development and other costs anticipated to be incurred in connection with the development and marketing process and discounts the net proceeds to a present value estimate. In the case of the subject lots as though finished, the Sales Comparison Approach to Valuation was applied which resulted in a relatively narrow range of value after adjustment. That analysis benefitted from very recent sales data of lots located within two miles of the subject property. Because the Sales Comparison Approach reflects the actions and motives of typical buyers and sellers within the market the value conclusions by this approach are considered reliable.


ESTIMATED MARKET VALUE "AS IS":    53 LOTS @ $18,000/LOT = $954,000
-------------------------------

MARKETING PERIOD
----------------

The normal marketing period is the amount of time necessary to expose a property to the open market in order to achieve a sale. Implied in this definition are the following characteristics:

     * The property will be actively exposed and aggressively marketed to potential purchasers through marketing channels commonly used by sellers of similar type properties;

     * the property will be offered at a price reflecting the most probable mark-up over market value used by sellers of similar types of properties; and

     * a sale will be consummated under the terms and conditions of the definition of market value set forth by the regulations.

The subject of this appraisal is a parcel of land containing approximately
13.189 acres located along the west side of South Lake Boulevard at its intersection with Higgins Drive in the Southlake at Montclair planned community, Dumfries Magistral District, Prince William County, Virginia. The property is zoned to the RPC, Residential Planned Community, Classification of Prince William County, Virginia and is approved for development with a total of 53 lots in three phases. The subject proposed lots will be developed within the Southlake at Montclair planned community, and will be served by the extensive Montclair community amenity package, including pool, clubhouse, tennis courts, open space and the lakes.

The marketing time for a given property is a function of the number of buyers evident in the market for similar properties at the present time, in conjunction with the availability of financing for purchases of properties of this type. Based upon discussions with local brokers active in the real estate market in the subject neighborhood and evaluation of current market activity levels, it is the opinion of the appraiser that the subject property could be marketed, at the estimated "as is" value as set forth herein, within one year from the date of the appraisal.

                                 CERTIFICATION

The undersigned does hereby certify that, except as otherwise noted in this appraisal report:

1. I/We have no present or contemplated future interest in the real estate that is the subject of this appraisal report.

2. I/We have no personal interest or bias with respect to the subject matter of this appraisal report or the parties involved.

3. To the best of my knowledge and belief the statements of fact contained in this appraisal report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

4. This appraisal report sets forth all of the limiting conditions (imposed by the terms of my assignment or by the undersigned) affecting the analyses, opinions and conclusions contained in this report.

5. Analyses, opinions and conclusions developed in this appraisal report have been made in conformity with and is subject to the requirements of the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute, as well as with the Uniform Standards of Professional Appraisal Practice defined by the Appraisal Foundation.

6. No one other than the undersigned prepared the analyses, nor provided significant professional assistance in determining the conclusions and opinions concerning real estate that are set forth in this appraisal report.

7. My/Our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amoUnt of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

8. This appraisal assignment was not based on a requested minimum valuation, a specific valuation or approval of a loan.

9. I, Susan M. Browning, have made a personal inspection of the property that is the subject of this report.


                                                       [SEAL APPEARS HERE]

                                       /s/ Susan M. Browning
                                       ------------------------------
                                       Susan M. Browning

                                    Addenda

                                 SCHEDULE "A"

                              [MAP APPEARS HERE]

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

COMPARABLE NUMBER 1A

     GPIN No:       8090-99-various


     Location:      South lake at Montclair, located across South Lake Boulevard from the subject property off of Waterway Drive, Dumfries, Prince William County, Virginia.

     Grantor:       Lakeside Partners LLC

     Grantee:       Newport Classic Homes

     Zoning:        RPC


SUMMARY OF TRANSACTIONS:
------------------------

Date      Lot Nos.           Reference          Consideration
----      --------           ---------          -------------

4/97      1 lot              2434/1392          $48,565
12/96     3 lots                                $142,500 or $47,500/lot

     Comments:      The above are recent take-downs by Newport Classic Homes
                    (dba Fairfield Classic Homes) of finished lots located within the subject PUD. The grantee is marketing single-family detached dwellings which develop a current average base price of $213,073.This product line develops a finished lot cost to housing price ratio of 22.8% on the most recent take-down reported.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 1B

   GPIN No:     8090-98-various

   Location:    South lake at Montclair, located across South Lake Boulevard from the subject property off of Waterway Drive, Dumfries, Prince William County, Virginia.

   Grantor:     Lakeside Partners LLC

   Grantee:     Koury Communities at Montclair LLC

   Zoning:      RPC

SUMMARY OF TRANSACTIONS:
------------------------
DATE        LOT NOS.            REFERENCE            CONSIDERATION
----        --------            ---------            -------------
12/96       8,9,11 (3 lots)     2399/458             $141,000 or $47,000/lot

   Comments:        The above is the initial take-down of finished lots by Koury
                    Communities located within the subject PUD. The grantee is marketing single-family detached dwellings which develop a current average base price of $196,800. This product line develops a finished lot cost to housing price ratio of 23.9%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 2A

   Tax Map:          024-000-000-35

   Location:         Ridgefield Crossing Subdivision, marketed as the Lake
                     Terrapin Planned Community, located along the east side of Spriggs Road just north of Dumfries Road, Woodbridge,
                     Prince William County, Virginia.

   Grantor:          ARC, LLC

   Grantee:          Stronko Construction, Inc.

   Sale Date:        April 21, 1997

   Reference:        Deed Book 2436; Page 0023

Consideration:       $59,000

   Zoning:           R-10

 Comments:           This is a finished lot within the Lake Terrapin PUD located just west of the subject property. Lake Terrapin contains an amenity package including swimming pools and club house, tennis courts, hiker/biker trails, and a 15-acre lake.
                     This lot contains 16,074 square feet.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 2B

Tax Map:         024-000-000-various

Location:        Ridgefield Crossing Subdivision, marketed as the Lake Terrapin
                 Planned Community, located along the east side of Spriggs Road just north of Dumfries Road, Woodbridge, Prince William County,
                 Virginia.

Grantor:         ARC, LLC

Grantee:         Wood-Dale Builders Corp

Zoning:          R-10


SUMMARY OF TRANSACTIONS:
------------------------
DATE           LOT NOS.       REFERENCE           CONSIDERATION
----           -------        ---------           -------------
4/97           28,30          2435/1926           $116,000 or
                                                  $58,000/lot
3/97           4              2424/0120           $59,000

Comments:           The above are recent takedowns by Wood-Dale Builders within
                    Lake Terrapin. The grantee is marketing single-family detached dwellings which develop a current average base price of $213,500. This product develops a finished lot cost to housing price ratio of 27.2 % on the most recent take-down reported.

                    The typical lot sizes range from 10,000 to 16,000 square feet.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 2C

Tax Map:       024-000-000-various

Location:      Ridgefield Crossing Subdivision, marketed as the Lake Terrapin
               Planned Community, located along the east side of Spriggs Road just north of Dumfries Road, Woodbridge, Prince William County,
               Virginia.

Grantor:       ARC, LLC

Grantee:       Manhattan Builders, Inc.

Zoning:        R-10

SUMMARY OF TRANSACTIONS:
------------------------
DATE         LOT NOS.         REFERENCE           CONSIDERATION
----         --------         ---------           -------------
4/97         37               2434/0934           $61,000
3/97         5,6              2427/709            $122,000 or
                                                  $ 61,000/lot
2/97         23,24            24181658            $122,000 or
                                                  $ 61,000/lot
1/97         1                2409/1241           $64,000
11/96        28               2391/508            $60,000

Comments:      The above are recent takedowns by Manhattan Builders within Lake
               Terrapin. The grantee is marketing single-family detached dwellings which develop a current average base price of $192,950.
               This product develops a finished lot cost to housing price ratio of 31.6%.

               The typical lot sizes range from 10,000 to 16,000 square feet.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 2D

Tax Map:       024-000-000-various

Location:      Ridgefield Crossing Subdivision, marketed as the Lake Terrapin
               Planned Community, located along the east side of Spriggs Road just north of Dumfries Road, Woodbridge, Prince William County,
               Virginia.

Grantor:       ARC, LLC

Grantee:       NVP, Inc.

Zoning:        R-10

SUMMARY OF TRANSACTIONS:
------------------------
Date         Lot Nos.         Reference           Consideration
----         --------         ---------           -------------
2/97         27               2419/0611           $60,000
1/97         34               2408/1213           $59,000
12/96        39               2399/863            $57,000

Comments:           The above are recent take-downs by NVP, Inc. within Lake
                    Terrapin. The grantee is marketing single-family detached dwellings which develop a current average base price of $218,100. This product develops a finished lot cost to housing price ratio of 27.5%.

                    The typical lot size ranges from 10,000 to 16,000 square feet.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 2E


Tax Map:          024-000-000-10

Location:         Ridgefield Crossing Subdivision, marketed as the Lake Terrapin
                  Planned Community, located along the east side of Spriggs Road just north of Dumfries Road, Woodbridge, Prince William
                  County, Virginia.

Grantor:          ARC, LLC

Grantee:          Clark Builders, Inc.

Sale Date:        November 13, 1996

Reference:        Deed Book 2391; Page 522

Consideration:    $57,000

Zoning:           R-10


Comments:         This is a finished lot within the Lake Terrapin PUD located just west of the subject property. Lake Terrapin contains an amenity package including swimming pools and club house, tennis courts, hiker/biker trails, and a 15-acre lake.

                  The grantee is currently offering the unit on this lot for sale at $199,900; this equates to a lot price to housing cost ratio of approximately 28.5%. This lot contains 10,193 square feet.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 3A

GPIN No:          8090-various

Location:         Ashland PUD, located along the north side of Dumfries Road (Va
                  Route 234) just west of Spriggs Road, Dumfries, Prince
                  William County, Virginia.

Grantor:          Ashland Community Development LLC

Grantee:          Regency Homes Corporation

Zoning:           R-10

SUMMARY OF TRANSACTIONS:
------------------------
DATE          LOT NOS.             REFERENCE           CONSIDERATION
----          --------             ---------           -------------
4/97          2,25                 2436/1161           $110,000 or $55,000/lot
4/97          14                   2430/1849           $55,000
3/97          11                   2424/1870           $55,000

Comments:           These are recent finished lot take-downs by Regency Homes in the Ashland PUD located just southwest of the subject property. These lots average 12,000 to 15,000 square feet, and the community has a proposed amenity package including pools, tennis, trails, and future retail development. A recreation fee contribution of $1,000 per lot is reportedly paid at closing, which results in an effective finished lot cost of $56,000.

                    Regency is marketing single-family detached dwellings with a current average base price of $214,095. This product develops a finished lot cost to housing price ratio of approximately 26.2%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 3B


GPIN No:         8090-various

Location:        Ashland PUD, located along the north side of Dumfries Road (Va
                 Route 234) just west of Spriggs Road, Dumfries, Prince William
                 County, Virginia.

Grantor:         Ashland Community Development LLC

Grantee:         Comstock Ashland LLC

Zoning:          R-10

SUMMARY OF TRANSACTIONS:
------------------------
DATE           LOT NOS.            REFERENCE           CONSIDERATION
----           --------            ---------           -------------
3/97           8,9,10,38           2424/0482           $220,000 or $55,000/lot

Comments:           These are recent finished lot take-downs by Comstock Homes in the Ashland PUD located just southwest of the subject property. These lots average 12,000 to 15,000 square feet, and the community has a proposed amenity package including pools, tennis, trails, and future retail development. A recreation fee contribution of $1,000 per lot is reportedly paid at closing, which results in an effective finished lot cost of $56,000.

                    Comstock is marketing single-family detached dwellings with a current average base price of $209,700. This product line develops a finished lot cost to housing price ratio of approximately 26.7%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 3C


GPIN No:       8090-various

Location:      Ashland PUD, located along the north side of Dumfries Road (Va
               Route 234) just west of Spriggs Road, Dumfries, Prince William
               County, Virginia.

Grantor:       Ashland Community Development LLC

Grantee:       Porten Sullivan Corporation

Zoning:        R-10

SUMMARY OF TRANSACTIONS:
------------------------
Date          Lot Nos.          Reference            Consideration
----          --------          ---------            -------------
4/97          19,25             2434/0987            $110,000 or $55,000/lot
4/97          18,20             2434/0085            $110,000 or $55,000/lot

Comments:           These are recent finished lot take-downs by Porten Sullivan in the Ashland PUD located just southwest of the subject property. These lots average 11,000 to 13,000 square feet, and the community has a proposed amenity package including pools, tennis, trails, and future retail development. A recreation fee contribution of $1,000 per lot is reportedly paid at closing, which results in an effective finished lot cost of $56,000.

                    Porten Sullivan is marketing single-family detached dwellings with a current average base price of $222,555. This product line develops a finished lot cost to housing price ratio of approximately 25.2%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE


COMPARABLE NUMBER 4A


GPIN No:       8190-70-Various

Location:      Cardinal Crest subdivision1 located along the north side of
               Cardinal Drive at Heron Drive, Woodbridge, Prince William County,
               Virginia.

Grantor:       Cardinal Crest LC

Zoning:        R-10; average lot size is 11,000 square feet


SUMMARY OF TRANSACTIONS:
------------------------
Date       Lot Nos.                   Reference         Consideration
----       --------                   ---------         -------------
2/97       22,21,16,19,33(5 lots)     2413/535          $260,000 or $52,000/lot
11/96      18,20,23                   2393/1704         $156,000 or $52,000/lot
11/96      17,32,36                   2390/1894         $156,000 or $52,000/lot

Comments:           These sales represent recent take-downs of finished single-
                    family detached lots in the Cardinal Crest subdivision, located just north of the subject along Cardinal Drive.
                    Cardinal Crest offers no community amenity package.

                    PC Homes is currently offering housing product in this subdivision which develops an average base price of $190,500. This offering develops a finished lot cost to housing price ratio of approximately 27.3%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

COMPARABLE NUMBER 4B


   GPIN No:     8191-70-various

   Location:    Cardinal Crest subdivision, located along the north side of
                Cardinal Drive at Heron Drive, Woodbridge Prince William County,
                Virginia.

   Grantor:     Cardinal Crest LC

   Grantee:     NVR Homes, Inc. (Ryan)

   Zoning:      R-10; average lot size is 11,000 square feet


SUMMARY OF TRANSACTIONS:
-----------------------
DATE         LOT NOS.          REFERENCE         CONSIDERATION
----         --------          ---------         -------------

4/97         28                2436/1868         $52,700
3/97         14                2428/505          $52,025
2/97         11                2418/303          $52,025
2/97         18                2416/341          $52,025

   Comments:      These sales represent recent take-downs of finished single-
                  family detached lots in the Cardinal Crest subdivision, located just north of the subject along Cardinal Drive.
                  Cardinal Crest offers no community amenity package.

                  Ryan Homes is currently offering housing product in this subdivision which develops an average base price of $180,847. This product line develops a finished lot cost to housing price ratio of approximately 29.1%.

                  COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

COMPARABLE NUMBER 5

   GPIN No:     8190-78-Various

   Location:    Cardinal Ridge subdivision, located along the south side of
                Cardinal Drive at Bevanwood Drive in the Montclair area of Prince William County, Virginia.

   Grantor:     Cardinal Crest LC

   Grantee:     Richmond American Homes

   Zoning:      R-10; average lot size is 10,000 square feet


SUMMARY OF TRANSACTIONS:
-----------------------
DATE       LOT NOS.           REFERENCE           CONSIDERATION
----       --------           ---------           -------------

4/97       42                 2436/028            $61,411
3/97       52,62              2426/828            $122,822 or $61,411/lot
1/97       65                 2411/069            $59,623
11/96      55                 2389/859            $59,623

    Comments:     These sales represent recent take-downs of finished single-
                  family detached lots in the Cardinal Ridge subdivision, located just north of the subject along Cardinal Drive.
                  Cardinal Ridge offers no community amenity package.

                  Richmond American is currently offering housing product in this subdivision which develops an average base price of $202,990. This offering develops a finished lot cost to housing price ratio of approximately 30.3%.

                COMPARABLE FINISHED SINGLE-FAMILY LOT SALE

COMPARABLE NUMBER 6

   Tax Map:      17-14-000-various

   Location:     Brittany subdivision, located along the south side of Dumfries
                 Road (VA Route 234) off of Exeter Drive, Dumfries, Prince
                 William County, Virginia.

   Grantor:      Equity Resources, Inc.

   Grantee:      Winchester Homes, Inc.

   Zoning:       R-10; typical lot sizes range from 8,000 to 12,000 square feet

SUMMARY OF TRANSACTIONS:
-----------------------
DATE           LOT NOS.            REFERENCE          CONSIDERATION
----           -------             ---------          -------------
4/97           82,99               2435/190           $130,000 or $65,000/lot
1/97           93-96 (4 lots)      2408/1706          $260,000 or $65,000/lot

   Comments:     These sales represent recent take-downs of finished single-
                 family detached lots in the Brittany subdivision, located to the south of the subject along Dumfries Road. Brittany offers no community amenity package.

                 Winchester is currently offering single-family models in this subdivision which develops an average base price of $220,736. This offering develops a finished lot cost to housing price ratio of approximately 29.4%.

                                   EXHIBITS

                                   EXHIBIT I

          [MAP OF SECTION S-7 (SOUTHLAKE AT MONTCLAIR) APPEARS HERE]

          [MAPS OF SECTION S-7 (SOUTHLAKE AT MONTCLAIR) APPEARS HERE]

                                  EXHIBIT II

NBVALUATION GROUP, INC.
CERTIFIED GENERAL REAL ESTATE APPRAISERS AND VALUATION CONSULTANTS
-----------------------------------------------------------------------------


May 7, 1997



Mr. Edwin L. Kelly
President
Interstate General Company
222 Smallwood Village Center
St. Charles, MD 20602

RE:  58 "ready for bonding" single-family building lots
     89 "ready for bonding" back-to-back townhouse lots with utilities and access to the boundary Montclair PUD, Prince William County, Virginia

Dear Mr. Kelly:

The following is provided to serve as a proposal for this office to perform appraisal services relative to the above referenced properties. It is my understanding that an appraisal report will be required for the single-family site and for the townhouse site which will provide an estimate of the Market Value - As Is of the property. These will be self-contained narrative appraisal reports be prepared in accordance with the Uniform Standards of Professional Appraisal Practice as promulgated by the Appraisal Standards Board of the Appraisal Foundation. It is further my understanding that these appraisal reports will be used in connection with a corporate restructure.

Our fee for the assignments will be in the amount of $2,500 per report or $5,000 in total. It is noted that this fee quote represents a reduction of $500 from the fee which would typically be quoted for a single assignment, based upon the similarity in the demographic sections of these reports. Fifty percent of the fee will be required as a retainer at the time of engagement. The completed reports can be delivered by Monday, June 2,1997. A brief letter outlining our preliminary conclusions can be made available to you during the week of May 19th for your advance review.

In the event that this proposal is acceptable to you, please execute and return a copy of this letter along with a check for the retainer in the amount of $2,500. In order to proceed with the assignment, we will need copies of the record plat/site plan (as applicable), along with land development completion cost estimates and any other information deemed pertinent to the property.

Please feel free to contact me if you have any questions or comments with regard to the above. We look forward to the opportunity of working with you on these assignments.


Sincerely,



/s/ Susan M. Browning
    Susan M. Browning

Accepted and Agreed

By:  /s/ Edwin L. Kelly
     ------------------
Date:  5-8-97
     ------------------


      7979 Old Georgetown Road * Suite 705 * Bethesda, Maryland 20814
             Phone (301) 654-1719     Facsimile (301) 654-2550

                                EXHIBIT III

 [MAP OF PRINCE WILLIAM COUNTY UNINCORPORATED AREA (FLOOD HAZARD MAP) APPEARS
                                     HERE]

                                EXHIBIT IV

                                                            March 21, 1997

     MONTCLAIR PRELIMINARY ESTIMATE               25 LOTS

     DESCRIPTION              UNITS    UNIT PRICE  SUBTOTAL    TOTAL   PER LOT
================================================================================
530 FEASIBILITY
    ENVIRONMENTAL STUDY          1  Is $1,500.00  $ 1,500.00
    SOILS STUDY                  1  Is $3,600.00  $ 3,600.00
    TOTAL                                                    $5,100.00 $  204.00
--------------------------------------------------------------------------------

531 PLANNING/ENGINEERING        25     $  100.00  $ 2,500.00 $2,500.00 $  100.00
--------------------------------------------------------------------------------

532 PROFFERS
    COMMUNITY PARKING           25  Is $   94.34  $ 2,358.50
    SCHOOLS                     25  Is $1,270.00  $31,750.00
    FIRE & RESCUE               25  Is $   47.17  $ 1,179.25
    LIBRARIES                   25  Is $    5.00  $   125.00
                                                            $35,412.75 $1,416.51
--------------------------------------------------------------------------------

533 CLEARING
    REMOVE TREES                 3  ac $5,500.00  $16,500.00
    REMOVE TRASH                 1  Is $1,000.00  $ 1,000.00
    TOTAL                                                   $17,500.00 $  700.00
--------------------------------------------------------------------------------

534 GRADING
    CUT TO FILL (ONSITE)      7500  cy $    2.25  $16,875.00
    ROUGH GRADING            14400  cy $    0.30  $ 4,320.00
    EXCAVATE/HAUL OFF POOR M     0  cy $    8.00  $     0.00
    HAUL IN NEW MATERIAL         0  cy $    8.00  $     0.00
    HAUL OFF TOPSOIL             0  cy $    8.00  $     0.00
    10% CONTINGENCY                               $ 2,119.50
    TOTAL                                                   $23,314.50 $  932.58
--------------------------------------------------------------------------------

535 SILT CONTROLS
    INLET PROTECTION             4  ea $  125.00  $   500.00
    MAINTENANCE                 25  ea $  125.00  $ 3,125.00
    CONST. ENTRANCE              1  ea $2,000.00  $ 2,000.00
    SILT FENCE                1720  If $    1.75  $ 3,010.00
    SILT TRAP                    2  ea $2,100.00  $ 4,200.00
    SEEDING                  15730  sy $    0.25  $ 3,932.50
    TREE FENCE                1800  If $    1.75  $ 3,150.00
    TOTAL                                                   $19,917.50 $  796.70

--------------------------------------------------------------------------------
536  SANITARY SEWER
     TIE INTO EXISTING       1 ea   $  750.00  $   750.00
     8" SCH. 35           1152 If   $   18.00  $20,736.00
     8" D.I.P.             211 If   $   22.00  $ 4,642.00
     STANDARD MANHOLES      11 ea   $1,723.00  $18,953.00
     CAPS                   25 ea   $   30.00  $   750.00
     SWEEPS                 25 ea   $   30.00  $   750.00
     LATERALS               25 ea   $  794.00  $19,850.00
     10% CONTINGENCY                           $ 6,643.10
     TOTAL                                                $ 73,074.10  $2,922.96
--------------------------------------------------------------------------------

537  STORM SEWER
     15" RCP               279 If   $   18.10  $ 5,049.90
     18" RCP                45 If   $   20.50  $   922.50
     21" RCP                 0 If   $   24.00  $     0.00
     24" RCP                 0 If   $   28.10  $     0.00
     ES                      1 ea   $  359.00  $   359.00
     MH-2                    0 ea   $1,615.00  $     0.00
     INLETS                  4 ea   $3,460.00  $13,840.00
     RIP RAP                35 sy   $   38.00  $ 1,330.00
     10% CONTINGENCY                           $ 2,150.14
     TOTAL                                                $ 23,651.54  $  946.06
--------------------------------------------------------------------------------

539  WATER SYSTEMS
     CONNECT TO EX.          1 ea   $  375.00  $   375.00
     4" DIP                  0 If   $   13.50  $     0.00
     8" DIP                870 If   $   18.10  $15,747.00
     8" G.V.                 2 ea   $  850.00  $ 1,700.00
     8" BENDS                3 ea   $  220.00  $   660.00
     BLOW OFF ASSEMBLY       2 ea   $  520.00  $ 1,040.00
     FIRE HYDRANT ASSEMBLY   2 ea   $2,460.00  $ 4,920.00
     10% CONTINGENCY                           $ 2,444.20
     TOTAL                                                $ 26,886.20  $1 075.45
--------------------------------------------------------------------------------

541  UTILITIES
     NOVEC FEES              1 Is   $6,000.00  $ 6,000.00
                                                          $  6,000.00
--------------------------------------------------------------------------------

542  SOILS TESTING          25 ea   $  700.00  $17,500.00 $ 17,500.00  $  700.00
--------------------------------------------------------------------------------

543  SURVEYING
     STAKEOUT               25 ea   $  600.00  $15,000.00
     FINAL PAVEMENT DESIGN   1 ea   $  500.00  $   500.00
     MISC.                  25 ea   $  200.00  $ 5,000.00
     TOTAL                                                $ 20,500.00  $  820.00
--------------------------------------------------------------------------------

544  COUNTY FEES            25 ea   $  900.00  $22,500.00 $ 22,500.00  $  900.00

--------------------------------------------------------------------------------
545  CONCRETE
     C.G.-6                 1560 If $     9.75 $15,210.00
     4' SIDEWALK            3120 sf $     2.30 $ 7,176.00
     DRIVE ENTRANCES          21 ea $   450.00 $ 9,450.00
     HANDICAP RAMPS            2 ea $   450.00 $   900.00
     10% CONTINGENCY                           $ 3,273.60
     TOTAL                                                $ 36,009.60 $ 1,440.38
--------------------------------------------------------------------------------

547  STREET PAVING
     21-A 6" DEPTH          2745 sy $     5.50 $15,097.50
     LOW CBR CONTINGENCY       1 Is $ 2,000.00 $ 2,000.00
     PRIME COAT             2745 sy $     0.56 $ 1,537.20
     SM-2 (2" DEPTH)        2745 sy $     6.00 $16,470.00
     SM-2 (TOPPING)         2745 sy $     4.00 $10,980.00
     TOTAL                                                $ 46,084.70 $ 1,843.39
--------------------------------------------------------------------------------

548  STREET SIGNS
     STOP SIGNS                1 ea $   150.00 $   150.00
     STREET SIGNS              1 ea $   300.00 $   300.00
     SIGNS TOTAL                                          $    450.00 $    18.00
--------------------------------------------------------------------------------

549  LANDSCAPING
     LARGE DECIDUOUS TREES     4 ea $   200.00 $   800.00
     SMALL DECIDUOUS TREES   174 ea $   100.00 $17,400.00
     LARGE EVERGREENS          0 ea $    90.00 $     0.00
     SMALL EVERGREENS         91 ea $    60.00 $ 5,460.00
     SHRUBS                    0 ea $    35.00 $     0.00
     SEEDING                1500 sy $     2.50 $ 3,750.00
     TOTAL LANDSCAPING                                    $ 27,410.00 $ 1,096.40
--------------------------------------------------------------------------------

550  AMENITIES
     ENTRY FEATURE             1 Is $10,000.00 $10,000.00
     TOTAL                                                $ 10,000.00 $   400.00
--------------------------------------------------------------------------------

551  BOND RELEASE PREPARATION 25 ea $     0.00 $     0.00 $      0.00 $     0.00
--------------------------------------------------------------------------------

552  MISCELLANEOUS            25 ea $   150.00 $ 3,750.00 $  3,750.00 $   150.00
--------------------------------------------------------------------------------

553  L.D. LABOR               25 ea $   200.00 $ 5,000.00 $  5,000.00 $   200.00
--------------------------------------------------------------------------------

554  BOND FEES                                 $ 6,338.41 $  6,338.41 $   253.54
--------------------------------------------------------------------------------

================================================================================
     TOTAL                                                $428,899.30 $17,155.97
================================================================================

     SUMMARY

                                      TOTAL                 PER LOT
===============================================================================
===============================================================================
530  FEASIBILITY                   $  5,100.00            $   204.00
-------------------------------------------------------------------------------
531  PLANNING/ENGINEERING          $  2,800.00            $   112.00
-------------------------------------------------------------------------------
532  PROFFERS                      $ 35,412.75            $ 1,416.51
-------------------------------------------------------------------------------
533  CLEARING                      $ 17,500.00            $   700.00
-------------------------------------------------------------------------------
534  GRADING                       $ 23,314.50            $   932.58
-------------------------------------------------------------------------------
535  SILT CONTROLS                 $ 19,917.50            $   796.70
-------------------------------------------------------------------------------
536  SANITARY SEWER                $ 73,074.10            $ 2,922.96
-------------------------------------------------------------------------------
537  STORM SEWER                   $ 23,651.54            $   946.06
-------------------------------------------------------------------------------
539  WATER SYSTEMS                 $ 26,886.20            $ 1,075.45
-------------------------------------------------------------------------------
541  UTILITIES                     $  6,000.00            $   240.00
-------------------------------------------------------------------------------
542  SOILS TESTING                 $ 17,500.00            $   700.00
-------------------------------------------------------------------------------
543  SURVEYING                     $ 20,500.00            $   820.00
-------------------------------------------------------------------------------
544  FEES                          $ 22,500.00            $   900.00
-------------------------------------------------------------------------------
545  CONCRETE                      $ 36,009.60            $ 1,440.38
-------------------------------------------------------------------------------
547  STREET PAVING                 $ 46,084.70            $ 1,843.39
-------------------------------------------------------------------------------
548  STREET SIGNS                  $    450.00            $    18.00
-------------------------------------------------------------------------------
549  LANDSCAPING                   $ 27,410.00            $ 1,096.40
-------------------------------------------------------------------------------
550  AMENITIES                     $ 10,000.00            $   400.00
-------------------------------------------------------------------------------
551  BOND RELEASE PREP.            $      0.00            $     0.00
-------------------------------------------------------------------------------
552  MISCELLANEOUS                 $  3,750.00            $   150.00
-------------------------------------------------------------------------------
553  L.D. LABOR                    $  5,000.00            $   200.00
-------------------------------------------------------------------------------
554  BOND FEES                     $  6,342.91            $   253.72
-------------------------------------------------------------------------------

===============================================================================
     TOTAL                         $429,203.80            $17,168.15
===============================================================================

                                   EXHIBIT V

INTERNAL RATE OF RETURN ANALYSIS
Southlakes @ Montclair

Cumulative Total Gross Sell-out:        $ 2,544,000
                      53 lots @         $    48,000

------------------------------------------------------------------------------------------------------------------------------------

      Year Number:                           One                                     Two                                    Three
   Quarter Number:                             1         2         3         4         6         6        7         8          9
  Beginning Month:                             1         4         7        10        13        16       19        22         26
     Ending Month:                             3         6         9        12        16        18       21        24         27
----------------------------------------------------------------------------------------------------------------------------------
Sales/Qtr.:                                    0         0         5         5         5         5        5         5          5
Cumulative Sold:                               0         0         5        10        15        20       25        30         35

Price Escalation              4.0%

Sale Price/Lot                          $ 48,000  $ 48,000  $ 48,000  $ 48,480  $ 48,985  $ 49,454 $ 49,949  $ 50,448   $ 50,953

Proceeds of Sale/Qtr.                   $      0  $      0  $240,000  $242,400  $244,824  $247,272 $249,745  $252,242   $254,765


Less Deductions
---------------
  Development Costs                     $119,250  $119,250  $119,250  $119,250  $119,250  $119,250 $119,250  $119,250   $      0
  Sales & Admin Expenses      4.0%      $      0  $      0  $  9,600  $  9,696  $  9,793  $  9,891 $  9,990  $ 10,090   $ 10,191
  Taxes                                 $ 10,600  $      0  $  9,600  $      0  $  7,600  $      0 $  5,600             $  3,600
  Profit                      0.0%      $      0  $      0  $      0  $      0  $      0  $      0 $      0  $      0   $      0

Total Deductions                        $129,850  $119,250  $138,450  $128,946  $136,643  $129,141 $134,840  $129,340   $ 13,791

Sub-Total Cash Flow/Qtr ($954,000)     ($129,850)($119,250) $101,550  $113,454  $108,181  $118,131 $114,905  $122,903   $240,974

Internal Rate of Return                    20.27%

----------------------------------------------------------------------------------------
      Year Number:                                                         Four
   Quarter Number:                            10        11        12        13
  Beginning Month:                            28        31        34        37
     Ending Month:                            30        33        35        39
----------------------------------------------------------------------------------------
Sales/Qtr.:                                    5         5         5         3
Cumulative Sold                               40        45        50        53

Price Escalation

Sale Price/Lot                          $ 51,462  $ 51,977  $ 52,497  $ 53,022
                                                                                   ------------------------
                                                                                   Cumulative      Per Lot
Proceeds of Sale/Qtr.                   $257,312  $259,886  $262,484  $159,066     $2,669,997      $ 50,377

Less Deductions
---------------
  Development Costs                     $      0  $      0  $      0  $      0     $  954,000      $ 18,000
  Sales & Admin Expenses                $ 10,191  $ 10,395  $ 10,499  $  5,363     $  106,800      $  2,015
  Taxes                                 $  3,600  $  1,600            $      0     $   38,600      $    728
  Profit                                $      0  $      0  $      0  $      0     $        0      $      0
                                               -         -         -         -              -             -
Total Deductions                        $ 10,292  $ 11,995  $ 10,499  $  6,363     $1,099,400      $ 20,743

Sub-Total Cash Flow/Qtr                 $247,020  $247,890  $251,985  $152,703     $1,570,597      $ 29,634
                                                                                   ------------------------

Internal Rate of Return

                                  EXHIBIT VI

                     [TAX IDENTIFICATION MAP APPEARS HERE]

                                  EXHIBIT VII

             [PRINCE WILLIAM COUNTY LOCATIONAL MAPS APPEARS HERE]

             [PRINCE WILLIAM COUNTY LOCATIONAL MAPS APPEARS HERE]